[Execution Version]

EXHIBIT 10.1

CREDIT AGREEMENT

among

HALLADOR ENERGY COMPANY,
as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

TEXAS CAPITAL BANK,
as Administrative Agent and Swingline Lender

and

TEXAS CAPITAL BANK

and

OLD NATIONAL BANK,

as L/C Issuers

TCBI SECURITIES, INC.

and

OLD NATIONAL BANK,
as Joint Lead Arrangers and Joint Bookrunners

Dated as of March 5, 2026

TABLE OF CONTENTS

Page

ARTICLE 1. DEFINITIONS1

Section 1.1 Definitions1

Section 1.2 Accounting Matters.49

Section 1.3 ERISA Matters50

Section 1.4 Letter of Credit Amounts50

Section 1.5 Other Definitional Provisions50

Section 1.6 Interpretative Provision50

Section 1.7 Times of Day51

Section 1.8 Other Loan Documents51

Section 1.9 Divisions51

Section 1.10 Rates51

Section 1.11 Rounding51

ARTICLE 2. THE COMMITMENTS AND CREDIT EXTENSIONS52

Section 2.1 The Loans52

Section 2.2 Letters of Credit54

Section 2.3 Fees65

Section 2.4 Payments Generally; Administrative Agent’s Clawback66

Section 2.5 Evidence of Debt67

Section 2.6 Cash Collateral68

Section 2.7 Interest; Payment Terms69

Section 2.8 Voluntary Termination or Reduction of Revolving Credit Commitments; Prepayments71

Section 2.9 Swingline Loans.75

Section 2.10 Uncommitted Increase in Revolving Credit Commitments76

Section 2.11 Incremental Term Loans79

Section 2.12 MIRE Event82

ARTICLE 3. TAXES, YIELD PROTECTION AND INDEMNITY83

Section 3.1 Increased Costs83

Section 3.2 Illegality84

Section 3.3 Changed Circumstances; Benchmark Replacement85

Section 3.4 Taxes87

Section 3.5 Compensation for Losses91

Section 3.6 Mitigation of Obligations; Replacement of Lenders92

Section 3.7 Survival93

i

ARTICLE 4. CONDITIONS PRECEDENT93

Section 4.1 Initial Extension of Credit93

Section 4.2 All Extensions of Credit97

Section 4.3 Additional Conditions to Delayed Draw Term Loan Borrowing98

ARTICLE 5. REPRESENTATIONS AND WARRANTIES99

Section 5.1 Entity Existence99

Section 5.2 Financial Statements; Etc99

Section 5.3 Action; No Breach100

Section 5.4 Operation of Business100

Section 5.5 Litigation and Judgments100

Section 5.6 Rights in Properties; Liens100

Section 5.7 Enforceability100

Section 5.8 Approvals100

Section 5.9 Taxes101

Section 5.10 Use of Proceeds; Margin Securities101

Section 5.11 ERISA; Benefit Plan Matters101

Section 5.12 Disclosure102

Section 5.13 Subsidiaries102

Section 5.14 Agreements; No Default102

Section 5.15 Compliance with Laws102

Section 5.16 Regulated Entities103

Section 5.17 Environmental Matters103

Section 5.18 Anti-Corruption Laws; Sanctions; Etc104

Section 5.19 PATRIOT Act104

Section 5.20 Insurance104

Section 5.21 Solvency104

Section 5.22 Security Documents105

Section 5.23 Labor Matters105

Section 5.24 Material Agreements105

Section 5.25 Affiliate Transactions105

Section 5.26 Qualified ECP Guarantor105

Section 5.27 Coal Act; Black Lung Act105

Section 5.28 Bonding Capacity106

Section 5.29 Permit Blockage106

Section 5.30 Mining Property; Required Mining Permits106

Section 5.31 Material Real Property..106

ARTICLE 6. AFFIRMATIVE COVENANTS106

Section 6.1 Reporting Requirements106

Section 6.2 Maintenance of Existence; Conduct of Business110

Section 6.3 Maintenance of Properties110

Section 6.4 Taxes and Claims111

Section 6.5 Insurance111

Section 6.6 Inspection Rights112

Section 6.7 Keeping Books and Records112

Section 6.8 Compliance with Laws112

Section 6.9 Compliance with Agreements112

Section 6.10 Further Assurances112

Section 6.11 ERISA112

Section 6.12 Account Control Agreements112

Section 6.13 Additional Guarantors113

Section 6.14 Sanctions; Anti-Corruption Laws114

Section 6.15 Post-Closing Covenant114

Section 6.16 Material Real Property114

ARTICLE 7. NEGATIVE COVENANTS115

Section 7.1 Debt115

Section 7.2 Limitation on Liens117

Section 7.3 Mergers, Etc119

Section 7.4 Restricted Payments120

Section 7.5 Loans and Investments120

Section 7.6 Limitation on Issuance of Equity122

Section 7.7 Transactions With Affiliates122

Section 7.8 Disposition of Assets123

Section 7.9 Sale and Leaseback124

Section 7.10 Nature of Business124

Section 7.11 Environmental Protection124

Section 7.12 Accounting124

Section 7.13 Burdensome Agreements125

Section 7.14 Subsidiaries125

Section 7.15 Amendments of Certain Documents125

Section 7.16 Hedge Agreements125

Section 7.17 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws125

Section 7.18 Prepayment of Debt126

ARTICLE 8. FINANCIAL COVENANTS126

Section 8.1 Total Leverage Ratio126

Section 8.2 Senior Secured Leverage Ratio127

Section 8.3 Minimum Liquidity.127

Section 8.4 Fixed Charge Coverage Ratio127

ARTICLE 9. DEFAULT127

Section 9.1 Events of Default127

Section 9.2 Remedies Upon Default130

Section 9.3 Application of Funds130

Section 9.4 Right to Cure131

Section 9.5 Performance by Administrative Agent132

ARTICLE 10. AGENCY132

Section 10.1 Appointment and Authority132

Section 10.2 Rights as a Lender133

Section 10.3 Exculpatory Provisions133

Section 10.4 Reliance by Administrative Agent135

Section 10.5 Delegation of Duties135

Section 10.6 Resignation of Administrative Agent136

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders137

Section 10.8 Administrative Agent May File Proofs of Claim138

Section 10.9 Collateral and Guaranty Matters139

Section 10.10 Bank Product Agreements140

Section 10.11 Certain ERISA Matters140

Section 10.12 Credit Bidding142

Section 10.13 No Other Duties, Etc143

Section 10.14 Flood Laws143

Section 10.15 Erroneous Payments143

ARTICLE 11. MISCELLANEOUS146

Section 11.1 Expenses146

Section 11.2 INDEMNIFICATION147

Section 11.3 Limitation of Liability148

Section 11.4 No Duty148

Section 11.5 Lenders Not Fiduciary149

Section 11.6 Equitable Relief149

Section 11.7 No Waiver; Cumulative Remedies150

Section 11.8 Successors and Assigns150

Section 11.9 Survival156

Section 11.10 Amendment156

Section 11.11 Notices158

Section 11.12 Governing Law; Venue; Service of Process160

Section 11.13 Counterparts161

Section 11.14 Severability162

Section 11.15 Headings162

Section 11.16 Construction162

Section 11.17 Independence of Covenants162

Section 11.18 WAIVER OF JURY TRIAL162

Section 11.19 Interest Rate Limitation; Ceiling Election162

Section 11.20 PATRIOT Act Notice163

Section 11.21 Defaulting Lenders163

Section 11.22 Sharing of Payments by Lenders166

Section 11.23 Payments Set Aside167

Section 11.24 Setoff167

Section 11.25 Confidentiality168

Section 11.26 Electronic Execution of Assignments and Certain Other Documents169

Section 11.27 Acknowledgement and Consent to Bail-In of Affected Financial Institutions170

Section 11.28 Keepwell170

Section 11.29 Acknowledgement Regarding Any Supported QFCs171

Section 11.30 NOTICE OF FINAL AGREEMENT171

v

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

2.1	Commitments	2.1
5.1	Foreign Qualifications	5.1
5.5	Litigation and Judgments	5.5
5.13	Subsidiaries	5.13
5.24	Material Agreements	5.24
5.25	Affiliate Transactions	5.25
5.31	Material Real Property	5.31
6.15	Post-Closing Matters	6.15
7.1	Existing Debt	7.1
7.2	Existing Liens	7.2
7.5	Existing Investments	7.5
7.8	Dispositions to ERAS SPVs	7.8
7.13	Burdensome Agreements	7.13
11.11	Notices	11.11

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Assignment and Assumption	1.1
B	Compliance Certificate	1.1
C	Revolving Credit Borrowing Request	1.1
D	Revolving Credit Note	1.1
E	Term Loan Borrowing Request	1.1
F	Term Loan Note	1.1
G	Tax Forms	3.4(g)

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 5, 2026, is among HALLADOR ENERGY COMPANY, a Colorado corporation (“Borrower”), the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), TEXAS CAPITAL BANK, as Administrative Agent, Swingline Lender and L/C Issuer, and each other L/C Issuer from time to time party hereto.

RECITALS

Borrower has requested that the Lenders extend credit to Borrower as described in this Agreement.  The Lenders are willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS
Section 1.1Definitions.  As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Document made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 or in the provision, section or recital referred to below:

“Acceptable PPA” means any power purchase agreement entered into by Hallador Power Company after the Closing Date and prior to the DDTL Expiration Date with a counterparty (any such counterparty, a “PPA Counterparty”), which, either on its own or collectively with one or more additional power purchase agreements, contains a minimum term and other terms and scope reasonably acceptable to the Administrative Agent in its reasonable discretion and confirmed or denied as such in writing by the Administrative Agent (such written confirmation or denial not to be unreasonably withheld or delayed) to Borrower; provided, that for the avoidance of doubt, (i) neither the Citadel ISDA nor the Trafigura ISDA shall constitute an Acceptable PPA and (ii) no agreement shall be deemed to be an Acceptable PPA until confirmed in writing by the Administrative Agent.

“Acceptable PPA Date” means the first date on which (i) an Acceptable PPA has been entered into and is in full force and effect, which in the case of an Acceptable PPA comprising multiple power purchase agreements shall be the date on which the last of such power purchase agreements has been entered into and all such power purchase agreements are in full force and effect, (ii) the Administrative Agent has received a certificate of Borrower executed by a Responsible Officer certifying and attaching a true and complete copy of such power purchase agreement(s) entered into after the Closing Date between Hallador Power and a PPA Counterparty that is or are in full force and effect as of such date and (iii) Borrower has received written notice from the Administrative Agent confirming that such power purchase agreement(s) is or are an Acceptable PPA.

LEGAL_US_W # 185362605.2

“Account” means an account, as defined in the UCC.

“Account Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, which grants Administrative Agent “control” (within the meaning of Section 8-106 or Section 9-104 of the UCC, as applicable, in the applicable jurisdiction) over any Deposit Account, Securities Account or Commodity Account maintained by any Loan Party, in each case, among Administrative Agent, the applicable Loan Party and the applicable financial institution at which such Deposit Account, Securities Account or Commodity Account is maintained.

“Acquisition” means the acquisition by any Person of (a) all of the Equity Interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a business unit or line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one (1) transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by any Loan Party or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, Property (excluding Equity Interests of a Loan Party) or services given, plus (b) the amount of any Debt assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by a Loan Party or any of its Subsidiaries.

“Administrative Agent” means Texas Capital Bank, in its capacity as administrative agent under any of the Loan Documents, until the appointment of a successor administrative agent pursuant to the terms of this Agreement and, thereafter, shall mean such successor administrative agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one (1) or more intermediaries, Controls or is Controlled by, or is under common Control with, such Person; (b) that directly or indirectly beneficially owns or holds 10% or more of any class of voting Equity Interests of such Person; or (c) 10% or more of the voting Equity Interests of which is directly or indirectly beneficially owned or held by such Person.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached hereto.

“All-In Yield” means, as to any Debt, the effective all-in yield applicable thereto as reasonably determined by the Administrative Agent in consultation with the Borrower in a manner consistent with generally accepted financial practices, taking into account: (a) interest rate margins, (b) original issue discount (“OID”) and upfront or similar fees (which shall be deemed to

CREDIT AGREEMENT – Page 2

constitute like amounts of OID) payable by the Borrower or any of its Subsidiaries or Affiliates to the lenders under, or holders of, such Debt in the initial primary syndication thereof (with OID and upfront fees being equated to interest based on assumed four-year life to maturity (or, if less, the stated weighted average life to maturity at the time of its incurrence of the applicable Debt)), and (c) any interest rate floor, but excluding (i) any arrangement, commitment, structuring, agency or underwriting fees that are not paid to or shared with all relevant lenders generally in connection with the commitment or syndication of such Debt, (ii) any ticking, unused line or similar fees or (iii) any other fee that is not paid directly by the Borrower generally to all relevant lenders ratably in the primary syndication of such Debt; provided that (A) to the extent that any interest rate specified for such Debt that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is less than such floor, the amount of such difference will be deemed added to the interest rate margin applicable to such Debt for purposes of calculating the All-In Yield and (B) to the extent that any interest rate specified for such Debt that is subject to a floor (in each case, without giving effect to any such floor on the date on which the All-In Yield is being calculated) is equal to or greater than such floor, the floor will be disregarded in calculating the All-In Yield.

“Anti-Corruption Laws” means all state or federal Laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or any of their Affiliates from time to time concerning or relating to bribery or corruption, including the FCPA and the Bank Secrecy Act, and other similar anti-corruption legislation in other jurisdictions.

“Anti-Terrorism Laws” has the meaning set forth in Section 5.19.

“Applicable Margin” means the applicable percentages per annum set forth below, based upon the Total Leverage Ratio, as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.1(c):

Pricing Level	Total Leverage Ratio	Base Rate Loans	Term SOFR Loans and Letter of Credit Fees	Commitment Fee
1	< 1.00:1.00	2.25%	3.25%	0.50%
2	>1.00:1.00 but < 1.75:1.00	2.50%	3.50%	0.50%
3	>1.75:1.00	2.75%	3.75%	0.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.1(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin from the Closing Date through the date a Compliance Certificate is delivered pursuant to Section 6.1(c) in respect of the first full fiscal quarter of Borrower ending after the Closing Date shall be determined based upon Pricing Level 2.

CREDIT AGREEMENT – Page 3

If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower, Administrative Agent, or the Required Lenders determine that (i) the Total Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Leverage Ratio would have resulted in higher pricing for such period, Borrower shall (A) promptly (but in no event more than two (2) Business Days following such determination) deliver to Administrative Agent a corrected Compliance Certificate as of the applicable date and (B) retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders and/or L/C Issuer, as the case may be, promptly on (but in no event more than two (2) Business Days following) demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent, any Lender or L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of Administrative Agent, any Lender or L/C Issuer, as the case may be, including the rights available under Article 2 or under Article 9.  Borrower’s obligations under this paragraph shall survive the termination of the Commitments and Payment in Full.

“Applicable Percentage” means (a) in respect of the Delayed Draw Term Loan Facility, with respect to any Delayed Draw Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Delayed Draw Term Loan Commitments represented by such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment at such time (or, at any time after the Delayed Draw Term Loan Funding Date, the Outstanding Amount of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loans at such time), (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Credit Commitments represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time and (c) in respect of any Incremental Term Loan Facility, with respect to any Incremental Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Incremental Term Loan Commitments represented by such Incremental Term Loan Lender’s Incremental Term Loan Commitment at such time (or, at any time after the applicable Incremental Commitment Effective Date, the Outstanding Amount of such Incremental Term Loan Lender’s Incremental Term Loans at such time); provided that if the Revolving Credit Commitments have been terminated pursuant to the terms hereof, then the Applicable Percentage of each Revolving Credit Lender shall be determined based upon the Applicable Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Applicable Rate” means (a) in the case of a Base Rate Loan, the Base Rate plus the Applicable Margin; and (b) in the case of a Term SOFR Loan, Term SOFR plus the Applicable Margin.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

CREDIT AGREEMENT – Page 4

“Arranger” means, collectively, TCBI Securities, Inc. and Old National Bank, in each case, in its capacity as joint lead arranger and joint book runner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Authorized Party” has the meaning set forth in Section 11.11(d)(iii).

“Auto-Extension Letter of Credit” means a Letter of Credit that has automatic extension provisions.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(b)(iv).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Agreements” means those certain agreements entered into from time to time between any Loan Party or any of its Subsidiaries and a Bank Product Provider in connection with any of the Bank Products, including without limitation, Hedge Agreements.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Loan Party or any of its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Loan Party or such Subsidiary is obligated to reimburse to any Bank Product Provider as a result of such Bank Product Provider purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to any Loan Party or such Subsidiaries pursuant to the Bank Product Agreements.  For the avoidance of doubt, the Bank Product Obligations arising under any Hedge Agreement shall be determined by the Hedge Termination Value thereof.

CREDIT AGREEMENT – Page 5

“Bank Product Provider” means (i) with respect to Bank Products of the types described in clause (a), clause (b) and clause (c) of the definition thereof, any Person that is a party to a Bank Product Agreement in respect of any such Bank Products with, or provides any such Bank Products to, any Loan Party that entered into such Bank Product Agreement or provided such Bank Product before or while such Person was a Lender or an Affiliate of a Lender and (ii) any Person that is a party to a Hedge Agreement with any Loan Party that entered into such Hedge Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not, solely in the case of this clause (ii), such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be.

“Bank Products” means any service provided to, facility extended to, or transaction entered into with, any Loan Party by any Bank Product Provider consisting of (a) Deposit Accounts, (b) cash management services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements maintained with any Bank Product Provider, (c) debit cards, stored value cards, and credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)) and debit card and credit card processing services or (d) Hedge Agreements.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) the Prime Rate for such day; (b) the sum of the Federal Funds Rate for such day plus one half of one percent (0.50%); and (c) the Term SOFR plus one percent (1.00%); provided, however, if the Base Rate as determined pursuant to the foregoing shall be less than one percent (1.00%), such rate shall be deemed to be one percent (1.00%) for purposes of this Agreement. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Loans comprising such Borrowing.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate.

“Base Rate Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(b)(i).

CREDIT AGREEMENT – Page 6

“Benchmark Rate Borrowing” means, as to any Borrowing, the Benchmark Rate Loans comprising such Borrowing.

“Benchmark Rate Loan” means a Loan bearing interest based on the then existing Benchmark (initially, Term SOFR).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, if any, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

CREDIT AGREEMENT – Page 7

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(b).

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“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan” means any (a) “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Black Lung Act” means, collectively, the Black Lung Benefits Revenue Act of 1977, as amended and the Black Lung Benefits Reform Act of 1977, as amended.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

“Borrower Materials” has the meaning set forth in Section 11.11(e).

“Borrowing” means (a) a Revolving Credit Borrowing or a Term Loan Borrowing, as the context may require or (b) a borrowing of Swingline Loans pursuant to Section 2.9.

“Borrowing Request” means a Revolving Credit Borrowing Request or a Term Loan Borrowing Request, as applicable.

“Business Day” means for all purposes, a weekday, Monday through Friday, except a legal holiday or a day on which banking institutions in Dallas, Texas are authorized or required by Law to be closed; provided that, in addition to the foregoing, in relation to Loans referencing Term SOFR and any interest rate settings, fundings, disbursements, settlements, payments, or any other dealings of, any Loans referencing Term SOFR, any such day shall only be a “Business Day” if such day is also a U.S. Government Securities Business Day.  Unless otherwise provided, the term “days” when used herein means calendar days.

“Capital Expenditure” means, with respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real Property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

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“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of one or more of L/C Issuer or the Revolving Credit Lenders, as collateral for L/C Obligations or obligations of the Revolving Credit Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means assets described in clauses (b), (c), (d), (e) and (f) of Section 7.5.

“Casualty Event” means any Event of Damage or Condemnation.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body

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on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Citadel” means Citadel Energy Marketing LLC and its successors and assigns.

“Citadel ISDA” means that certain ISDA 1992 Master Agreement dated as of June 27, 2024, among Citadel, Borrower and Hallador Power Company, together with any and all confirmations and transactions thereunder and exhibits, annexes, and schedules thereto, in each case, as in effect on the Closing Date and as may be modified in accordance with the terms of this Agreement, and any and all confirmations and transactions thereunder, and any and all exhibits, annexes, and schedules thereto, in each case, entered into after the Closing Date in accordance with the terms of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Swingline Loans or Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 11.10.

“Coal Act” means the Coal Industry Retiree Health Benefits Act of 1992, as amended.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property of Borrower and the other Loan Parties in which Liens are granted and/or purported to be granted pursuant to the Security Documents to secure the Obligations or any part thereof.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter or similar acknowledgment of any lessor, warehouseman, processor or other Person in form and substance reasonably satisfactory to Administrative Agent.

“Collateral Assignment” means the Collateral Assignment of Contract Rights, dated as of the Closing Date, by the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to Administrative Agent.

“Commitment” means a Term Loan Commitment, Incremental Term Loan Commitment or a Revolving Credit Commitment, as the context may require.

“Commitment Fee” has the meaning set forth in Section 2.3(c).

“Commodity Account” shall have the meaning set forth in Article 9 of the UCC.

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“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender, or L/C Issuer by means of electronic communications pursuant to Section 11.11(d), including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit B, or in any other form agreed to by Borrower and Administrative Agent, prepared by and certified by a Responsible Officer of Borrower.

“Condemnation” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any material portion of the Property of the Loan Parties on a consolidated basis by any Governmental Authority having jurisdiction.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any Benchmark Replacement, as applicable, any technical, administrative or operational changes (including changes to the definitions of “Base Rate”, “Business Day”, “Interest Period” (or any similar or analogous definition), “U.S. Government Securities Business Day”, or the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership or certificate of formation, as applicable, and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 11.29.

“Credit Extension” means each of (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Support Event” means the occurrence of any event or condition that requires the Borrower or its Restricted Subsidiaries to provide a pari passu or senior Lien on any of their Property (or any other Lien not permitted under Section 7.2) to (a) Citadel as credit support for the obligations of the Borrower or any of its Subsidiaries under the Citadel ISDA or (b) Trafigura as credit support for the obligations of the Borrower or any of its Subsidiaries under the Trafigura ISDA.

“Cure Amount” has the meaning set forth in Section 9.4.

“Cure Right” has the meaning set forth in Section 9.4.

“DDTL Expiration Date” means December 31, 2026.

“Debt” means, of any Person as of any date of determination (without duplication):  (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable and accrued expenses of such Person arising in the ordinary course of business that are not past due by more than one hundred twenty (120) days unless being contested in good faith by appropriate proceedings diligently conducted and reserves for the payment of which are maintained in accordance with GAAP; (d) all Capitalized Lease Obligations of such Person; (e) all Debt of others Guaranteed by such Person; (f) all Debt secured by a Lien existing on Property owned by such Person (the amount of such indebtedness being deemed to be the lesser of the fair market value of such Property or the principal amount of such Debt), whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to Accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases”; (k) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (l) all liabilities of such Person in respect of unfunded vested benefits under any Plan; (m) all net Hedge Obligations of such Person, valued at the Hedge Termination Value thereof; and (n) all obligations of such Person in respect of Disqualified Equity Interests or

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forward sale or purchase agreements; provided that obligations of such Person under any Prepaid Forward Power Sales Contract, including, without limitation, the Citadel ISDA and the Trafigura ISDA, shall not constitute Debt, to the extent such obligations would not otherwise constitute Debt pursuant to this definition.

For all purposes, the Debt of any Person shall include the portion of the Debt of any partnership or joint venture that is recourse to such Person, whether expressly or by operation of law, (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.

“Debtor Relief Laws” means the Bankruptcy Code, or any other applicable Law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar Laws affecting the rights of creditors.

“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin applicable to a Base Rate Loan plus (iii) two percent (2%) per annum; provided, however, that with respect to a Benchmark Rate Loan, the Default Interest Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus two percent (2%) per annum; provided, however, in no event shall the Default Interest Rate exceed the Maximum Rate.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 11.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to Administrative Agent, L/C Issuer, Swingline Lender or any Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified Borrower, Administrative Agent, Swingline Lender or L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had

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appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 11.21(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Delayed Draw Term Loan” means an advance made by any Delayed Draw Term Loan Lender to the Borrower under Section 2.1(b)(i).

“Delayed Draw Term Loan Availability Period” means the period commencing on the date after the Closing Date and ending on the earlier of (a) the DDTL Expiration Date and (b) the first date on which the Delayed Draw Term Loan Commitments have been terminated and/or reduced to $0.

“Delayed Draw Term Loan Commitment” means with respect to each Delayed Draw Term Loan Lender, the commitment of such Delayed Draw Term Loan Lender to make a Delayed Draw Term Loan on the Delayed Draw Term Loan Funding Date pursuant to Section 2.1(b)(i) in the amount of such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment set forth on Schedule 2.1 or in an Assignment and Assumption.

“Delayed Draw Term Loan Facility” means the delayed draw term loan facility comprised of the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans, if any, made pursuant to Section 2.1(b)(i).

“Delayed Draw Term Loan Funding Date” means the date during the Delayed Draw Term Loan Availability Period on which Delayed Draw Term Loans are made in a single draw in an amount up to the Delayed Draw Term Loan Commitments and all the conditions precedent in Section 4.2 and Section 4.3 are satisfied or waived in accordance with Section 11.10.

“Delayed Draw Term Loan Lenders” means the Persons listed on Schedule 2.1 holding a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans and any other Person that shall have become party hereto holding a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto holding a Delayed Draw Term Loan Commitment or Delayed Draw Term Loans pursuant to an Assignment and Assumption.

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

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“Disposition” means any sale, lease, sub-lease, license, transfer, assignment, conveyance, release, loss or other disposition, or the entry into any contract the performance of which would result in any of the foregoing, of any interest in Property, or of any interest in a Subsidiary that owns Property, in any transaction or event or series of transactions or events (including pursuant to a division), and “Dispose” has the correlative meaning thereto.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Loan Party or any Subsidiary of a Loan Party or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Loan Party or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means, on any date, any Person designated by Borrower as a “Disqualified Institution” by written notice delivered to Administrative Agent on or prior to the Closing Date; provided that “Disqualified Institutions” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Administrative Agent from time to time.

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any political subdivision of the U.S.

“DQ List” has the meaning set forth in Section 11.8(g).

“EBITDA” means, for Borrower for any Test Period, an amount, determined on a consolidated basis for Borrower and its Restricted Subsidiaries, equal to (a) Net Income plus (b) without duplication, the sum of the following to the extent deducted in the calculation of Net Income: (i) interest expense; (ii) income Taxes; (iii) depreciation; (iv) depletion; (v) amortization; (vi) unusual and non-recurring losses determined in accordance with GAAP; (vii) other non-recurring expenses reducing such Net Income which do not represent a cash item in such Test Period or any future period; (viii) losses on the sale of assets (other than inventory in the ordinary course of business) or resulting from the termination of hedging transactions; and (ix) reasonable cash transaction costs and expenses incurred in connection with the Transactions and the administration (including in connection with any waiver, amendment, supplementation or other

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modification of the Loan Documents) of the Loans in an amount not to exceed 15% of EBITDA (prior to giving effect to such add-back) in the aggregate during any Test Period, minus (c) without duplication, the sum of the following to the extent included in the calculation of Net Income:  (i) income Tax credits; (ii) extraordinary gains determined in accordance with GAAP; (iii) gains on the sale of assets (other than inventory in the ordinary course of business) or resulting from the termination of hedging transactions; (iv) all non-cash items increasing Net Income, excluding non-cash items under any Prepaid Forward Power Sales Contract; and (v) any cash payments made during such period in respect of non-cash charges described in clause (b)(vii) taken in a prior period.  For purposes of calculating EBITDA for any Test Period, if during such Test Period any Loan Party shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition, as the case may be, occurred on the first day of such Test Period; provided that all such pro forma calculations shall be reasonably satisfactory to the Administrative Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.8(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.8(b)(iii)).

“Environmental Laws” means any and all federal, state, and local Laws, regulations, judicial decisions, orders, decrees, rules, permits, licenses, and other governmental restrictions and requirements pertaining to human health and safety with respect to exposure to Hazardous Materials, or protection of the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Emergency Planning and

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Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq., the Endangered Species Act, 16 U.S.C. §1531 et seq., the National Environmental Policy Act, 42 U.S.C. §4321 et seq., the Rivers and Harbors Appropriation Act of 1899, 33 U.S.C. §407, all similar state statutes and local ordinances, and all regulations promulgated under any of those statutes, and all applicable administrative and judicial actions pursuant to such legislation, all as amended from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any Governmental Authority or other Person, arising under Environmental Law or the Release or threatened Release of a Hazardous Material into the environment, resulting from the actions of such Person.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERAS Application” means the application Hallador Power Company submitted on November 3, 2025 to MISO’s Expedited Resource Addition Study (ERAS) program, and which was accepted for review by MISO on or about December 22, 2025, seeking MISO’s approval to obtain an interconnection that would allow Borrower to, directly or indirectly, add the ERAS Facility to the Merom Generating Station, as such application is modified or amended from time to time.

“ERAS Facility” means the natural gas-fired generation facility with aggregate nameplate capacity of up to 515 MW that Hallador Power Company is seeking approval from MISO to construct and develop in Indiana at the Merom Generating Station pursuant to the ERAS Application.

“ERAS SPV” means one or more special purpose vehicles to be formed after the Closing Date to directly own and operate the ERAS Facility; provided that each such ERAS SPV shall be (a) a Domestic Subsidiary, (b) directly or indirectly Wholly-Owned by Borrower and (c) promptly (and in any event within five (5) Business Days) of its formation, designated in writing by the Borrower to the Administrative Agent as an “ERAS SPV” under and as defined in this Agreement.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is a member of the same controlled group (within the meaning of Section 414(b) of the Code) as a Loan Party, is under common control (within the meaning of Section 414(c) of the Code) with a Loan Party, or is otherwise considered a single employer with a Loan Party pursuant to Section 414(m) or (o) of the Code, for purposes of the provisions relating to Section 412 of the Code or Section 303 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) the incurrence by any Loan Party or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA), or a cessation of operations of any such Person with respect to a Plan, which is treated as a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, or the receipt of a notification by, or on behalf of, the plan sponsor that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Title IV of ERISA), (d) the filing of a notice of intent to terminate a Plan, or the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e)the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (f)  any event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (g) the imposition or incurrence of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (h) the failure of any Loan Party or ERISA Affiliate to meet any requirement or obligation under the Pension Funding Rules, or the filing by any such Person of an application for the waiver of the minimum funding standards under the Pension Funding Rules, with respect to any Plan or Multiemployer Plan, or (i) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA or Section 430 of the Code, or a Multiemployer Plan is determined to be in “endangered status” or “critical status” under Section 305 of ERISA or Section 432 of the Code.

“Erroneous Payment” has the meaning set forth in Section 10.15(a).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 10.15(d).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 10.15(d).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 10.15(d).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 10.15(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Damage” means any event of damage, destruction or casualty (other than a Condemnation) to a material portion of the Property of the Loan Parties on a consolidated basis.

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“Event of Default” has the meaning set forth in Section 9.1.

“Excluded  Account” means any Deposit Account (i) which is used solely for making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation in the ordinary course of business or pursuant to applicable legal requirements, (ii) which is used solely for paying or remitting taxes, including sales taxes, (iii) which is used solely as a zero-balance disbursement account through which disbursements are made and settled on a daily basis with no uninvested balance remaining overnight, (iv) which is subject to a Lien pursuant to Section 7.2(n) or (o) or (v) the aggregate average daily balance in which (in each case determined for the most recently completed calendar month) does not at any time exceed $250,000; provided that the average daily balance in all Deposit Accounts referred to in this clause (v) shall not exceed $2,500,000.

“Excluded Collateral” means:

(a)assets that the Administrative Agent reasonably determines the cost or burden of obtaining a security interest in such assets are excessive in relation to the value afforded thereby;
(b)any lease, license, contract, property rights, equipment, joint venture interests, or agreement to which a Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of such Loan Party therein or (ii) a breach or termination pursuant to the terms of, or a default under, or requires any consent not obtained under, any such lease, license, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, provided however that, in the case of either the foregoing clause (i) or (ii), such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in the foregoing clause (i) or (ii);
(c)any equipment that is subject to a purchase money lien or capital lease (solely to the extent that such lien or interest secures purchase money debt or capital leases permitted under the Loan Documents) if the terms of the applicable contract or lease agreement prohibits the grant of a security interest over the applicable equipment (or if the grant of such security interest breaches, violates or gives rise to any right of termination or invalidity of the underlying contract or lease agreement);
(d)the outstanding Equity Interests of any Excluded Subsidiary;
(e)all assets owned by any Excluded Subsidiary;
(f)any interests in any oil and gas leases; and

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(g)the Equity Interests of Phoenix 500 and Phoenix 820 to the extent that (i) a pledge thereof to secure the Obligations is prohibited by contractual requirements existing on the Closing Date (other than customary non-assignment provisions which are ineffective under the UCC or other applicable Law), (ii) such contractual requirements prohibit such a pledge without the consent of a third party, unless such consent has been obtained, and (iii) such contractual requirements are in effect; provided however that, the grant of a security interest in such Equity Interests shall attach immediately at such time as such third party consent has been obtained or such contractual requirement is no longer in effect.

Notwithstanding anything to the contrary set forth herein, in no event shall any direct or indirect right, title or interest in the Merom Generating Station, any mining complexes or surface mines (including, without limitation, the mining complexes Oaktown 1 and 2 underground mines, Prosperity surface mine, Freelandville surface mine and Carlisle wash plant), any coal leases that constitute Material Real Property, any Material Intellectual Property or any Acceptable PPA constitute Excluded Collateral.

“Excluded Subsidiaries” means (a) Hallador Sands, (b) Hourglass Sands, LLC, a Delaware limited liability company, (c) Sunrise Energy, LLC, an Indiana limited liability company, (d) Oaktown Gas, LLC, an Indiana limited liability company, (e) any ERAS SPV and (f) any Subsidiary of an Excluded Subsidiary, and “Excluded Subsidiary” means any one of the Excluded Subsidiaries. Notwithstanding anything to the contrary set forth herein, no Excluded Subsidiary shall (i) have any direct or indirect right, title or interest in the Merom Generating Station, any mining complexes or surface mines (including, without limitation, the mining complexes Oaktown 1 and 2 underground mines, Prosperity surface mine, Freelandville surface mine and Carlisle wash plant), or any coal leases, (ii) be a party to, or have any direct or indirect rights or interests in, an Acceptable PPA or any Material Intellectual Property or (iii) guaranty or otherwise provide credit support with respect to any Junior Debt.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any  thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Party and any and all Guarantees of such Loan Party’s Swap Obligations by Borrower or any other Loan Party) at the time the Guarantee of such Loan Party, or a grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one (1) swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having

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its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.6(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.4(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of August 2, 2023, among Borrower, the guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as Administrative Agent (as defined therein), as in effect immediately prior to giving effect to the Transactions on the Closing Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business consisting of proceeds of Casualty Events, proceeds of insurance and condemnation awards (and payments in lieu thereof).

“Facility” means the Delayed Draw Term Loan Facility, an Incremental Term Loan Facility or the Revolving Credit Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided, however, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Fee Letter” means that certain fee letter agreement dated January 7, 2026, among Borrower, TCBI Securities, Inc., Old National Bank and Texas Capital Bank, that certain fee letter agreement dated January 7, 2026, among Borrower, TCBI Securities, Inc. and Texas Capital Bank and any other fee letter among Borrower, Administrative Agent and/or Arranger concerning fees to be paid by Borrower in connection with this Agreement, including any amendments, restatements, supplements or modifications thereof.  By its execution of this Agreement, each Lender acknowledges and agrees that Administrative Agent, Arranger and/or Texas Capital Bank may elect to treat as confidential and not share with Lenders any Fee Letters executed from time to time in connection with this Agreement.

“Financial Covenants” means the covenants set forth in Article 8.

“Fitch” means Fitch, Inc., and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the most recently completed Test Period minus (i) Maintenance Capital Expenditures for such period and (ii) Restricted Payments (excluding any Restricted Payments made from a Subsidiary to a Loan Party) for such period to (b) Fixed Charges for the most recently completed Test Period.

“Fixed Charges” means, for any period the sum of the Borrower and its Restricted Subsidiaries’ (a) cash interest expense paid or payable during such period, (b) cash income taxes due and payable during such period and (c) scheduled principal payments on Debt or Capitalized Lease Obligations, in each case, for such period determined on a consolidated basis in accordance with GAAP, and calculated on a pro forma basis.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001 et seq.), (d) the Flood Insurance Reform Act of 2004 and (e) the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now or hereafter in effect or any successor statute thereto and including any regulations promulgated thereunder.

“Floor” means a rate of interest equal to 0%.

“Foreign Lender” means if Borrower is a U.S. Person, a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Revolving Credit Lender that is a Defaulting Lender, with respect to L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of the L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Account” has the meaning set forth in Section 4.1 and after the Closing Date shall refer to any Deposit Account designated by the Borrower to the Administrative Agent in

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writing as the “Funding Account”; provided that, from and after the date that is 90 days after the Closing Date (or such later date as Administrative Agent may agree in its sole discretion),] the “Funding Account” must at all times be a Deposit Account maintained with the Administrative Agent and subject to an Account Control Agreement.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Authority” means the government of the United States of America or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, tribal body or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) any unsecured guaranty of obligations under any Prepaid Forward Power Sales Contract, including, without limitation, the Citadel ISDA nor the Trafigura ISDA, to the extent such obligations would not otherwise constitute Debt.  The terms “Guarantee” and “Guaranteed” used as a verb have a corresponding meaning.

“Guarantors” means, collectively, each Restricted Subsidiary and each other Person who from time to time Guarantees all or any part of the Obligations under the Loan Documents, including with respect to Obligations of the Loan Parties (other than Borrower), Borrower, and “Guarantor” means any one of the Guarantors. As of the Closing Date, the Guarantors are: Edwardsport Construction Company, LLC, Gibson County Logistics, LLC, Oaktown Fuels Mine No. 1, LLC, Oaktown Fuels Mine No. 2, LLC, Prosperity Mine, LLC, SFI Coal Sales, LLC, Sunrise Coal, LLC, Sunrise Land Holdings, LLC, Sunrise Administrative Services, LLC, Sycamore Coal, Inc., Hallador Power Company, Hallador Renewables, LLC, HR Beam One, LLC, Phoenix 820, LLC and Phoenix 500, LLC.

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“Guaranty Agreement” means that certain Guaranty Agreement dated as of the Closing Date by the Guarantors from time to time party thereto in favor of Administrative Agent, for the benefit of the applicable Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent.

“Hallador Power Company” means Hallador Power Company, LLC, a Delaware limited liability company.

“Hallador Sands” means Hallador Sands, LLC, a Delaware limited liability company.

“Hazardous Material” means any substance, product, waste, pollutant, chemical, contaminant, constituent, or other material that is or becomes listed or regulated under any Environmental Law, including, without limitation, any petroleum and petroleum byproducts, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas), polychlorinated biphenyls, lead and lead-based paint, radon, radioactive materials, flammables and explosives, and mold.  “Hazardous Material” shall include, without limitation, any hazardous or toxic substance, material or waste or any chemical, element, compound or mixture which is: (i) asbestos and asbestos-containing materials; (ii) designated as a “pollutant” or “toxic pollutant” pursuant to the Federal Water Pollution Control Act, 33 U.S.C. § 1362; (iii) defined as a “solid waste” or “hazardous waste” pursuant to the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6903; (iv) defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601; (v) “hazardous materials” listed in the United States Department of Transportation Table at 49 CFR 172.101 or by the Environmental Protection Agency as hazardous substances at 40 CFR part 302; ((vi) “contaminant” as defined in the Safe Drinking Water Act, 42 U.S.C. § 300f; (vii) “extremely hazardous substances” as defined in the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11049; and (viii) “oil” as defined in the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701.

“Hedge Obligations” means, at any time with respect to any Person, all indebtedness, liabilities, and obligations of such Person under or in connection with any Hedge Agreement, whether actual or contingent, due or to become due and existing or arising from time to time.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and settlement amounts, early termination amounts or termination value(s) determined in accordance therewith, such settlement amounts, early termination amounts or termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more commercially reasonable mid-market or other readily available quotations provided by any dealer which is a party to such Hedge Agreement or any other recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Hedging Agreement” or “Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options,

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bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and annexes, a “Master Agreement”), (c) any and all Master Agreements and any and all related confirmations and (d) any other agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act; provided that no Prepaid Forward Power Sales Contract, including, without limitation, the Citadel ISDA and the Trafigura ISDA, shall constitute a Hedging Agreement or Hedge Agreement.

“Historical Financial Statements” has the meaning set forth in Section 4.1.

“Honor Date” has the meaning set forth in Section 2.2(c)(i).

“Increase Effective Date” has the meaning set forth in Section 2.10(c).

“Incremental Commitment Effective Date” has the meaning set forth in Section 2.11(c).

“Incremental Term Loan” means a loan under an Incremental Term Loan Facility.

“Incremental Term Loan Amendment” has the meaning set forth in Section 2.11(f).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.11(a).

“Incremental Term Loan Facility” means any facility consisting of Incremental Term Loan Commitments and all Borrowings thereunder.

“Incremental Term Loan Lender” has the meaning set forth in Section 2.11(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.2.

“Indemnity Agreement” means the Indemnity Agreement, dated as of the Closing Date, by the Loan Parties party thereto to the Administrative Agent for the benefit of the Secured Parties, relating to possible environmental liabilities associated with any of the owned or leased real property of the Loan Parties or their Subsidiaries, in form and substance reasonably satisfactory to Administrative Agent.

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“Information” has the meaning set forth in Section 11.25.

“Intellectual Property” means the following: (a) copyrights, mask works (including integrated circuit designs) and rights in works of authorship, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and all inventions, discoveries and designs claimed or described therein, (d) trade secrets, and other confidential information, including ideas, designs, concepts, compilations of information, databases and rights in data, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) all other intellectual property or industrial property.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, by the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to Administrative Agent.

“Interest Period” means with respect to any Term SOFR Loan, the period commencing on the date such Loan becomes a Term SOFR Loan (whether by the making of a Loan or its continuation or conversion) and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case subject to the availability to each Lender of Term SOFR for such period), as Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period pertaining to a Term SOFR Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) and not thereafter reinstated pursuant to such Section shall be available for specification in any Borrowing Request or notice of continuation or conversion thereof.

“Interest Rate” means the rate equal to the lesser of (a) the Maximum Rate and (b) the Applicable Rate.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by L/C Issuer and Borrower (or any Subsidiary) or in favor of L/C Issuer and relating to such Letter of Credit.

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“Junior Debt” means, with respect to the Borrower and its Restricted Subsidiaries, any (a) Debt that is, or is required to be, contractually subordinated to the Obligations (including any Subordinated Debt incurred pursuant to Section 7.1(m))) or that is secured by Liens that are junior to the Liens securing the Obligations, (b) unsecured Debt for borrowed money (including any Debt incurred pursuant to Section 7.1(o)), and (c) Debt in respect of Disqualified Equity Interests.

“Junior Debt Documents” means any indenture or other loan agreement governing any Junior Debt, all guarantees thereof and all other agreements, documents or instruments executed and delivered by Borrower or any Restricted Subsidiary in connection with, or pursuant to, the incurrence or issuance of Junior Debt.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Revolving Credit Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means any of (a) Texas Capital Bank and (b) Old National Bank, in each case, in their respective capacities as an issuer of Letters of Credit hereunder, and their successors in such capacity. References herein and in the other Loan Documents to L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Labor Contract” has the meaning assigned to such term in Section 5.23.

“Labor Matters Event” means (i) any strike, work stoppage, slowdown, lockout, or other material labor action, pending (or, to the knowledge of any Loan Party or any Subsidiary, threatened) against or involving any Loan Party or any Subsidiary, (ii) a petition for certification or election of any labor representative is existing or pending with respect to any employee of any Loan Party or any Subsidiary, (iii) the incurrence of any liability or obligation by any Loan Party or any Subsidiary thereof under the Worker Adjustment and Retraining Notification Act of 1988, as amended, (iv) the occurrence of any non-compliance under the Fair Labor Standards Act of 1938, as amended, or any other similar applicable Law by any Loan Party or any Subsidiary relating to hours worked by, and payments made to, employees, working conditions and workplace

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safety, immigration and work authorization, or otherwise relating to the employment of labor, or (v) any complaint, unfair labor practice charge, grievance, arbitration, unfair employment practices charge, or any other claim against any Loan Party or any Subsidiary thereof with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any Subsidiary.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” and “Lenders” have the meanings set forth in the introductory paragraph hereto, and shall include L/C Issuer and the Swingline Lender, and their respective successors and assigns permitted hereunder, as the context may require.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Lessor Consents” means all lessor consents allowing for, among other things, a Lien to be obtained upon any lease of any Loan Party of the Material Real Property, from the lessors of such lease, as required by the Administrative Agent, in its sole discretion, in form and substance acceptable to the Administrative Agent.

“Letter of Credit” means any commercial or standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by L/C Issuer.

“Letter of Credit Commitment” means, at any time, an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate Revolving Credit Commitments at such time.  The Letter of Credit Commitment is part of, and not in addition to, the Revolving Credit Commitments.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date for the Revolving Credit Facility.

“Letter of Credit Fee” has the meaning set forth in Section 2.3(b).

“Lien” means, as to any Property of any Person, (a)  any lien, mortgage, security interest, Tax lien, pledge, charge, hypothecation, collateral assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise, affecting such Property and (b) the signing or filing of a financing statement which names the Person as

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debtor or the signing of any security agreement or the signing of any document authorizing a secured party to file any financing statement which names such Person as debtor.

“Liquidity” means, as of any date of determination, the sum of (a) Revolving Credit Availability and (b) the aggregate amount of Unrestricted Cash of the Borrower and its Restricted Subsidiaries deposited with the Administrative Agent and/or in a Deposit Account or Securities Account of the Borrower and/or a Restricted Subsidiary, which shall, after the post-closing period set forth in Section 6.12, be subject to an Account Control Agreement.

“Loan” means an extension of credit by a Lender to Borrower under Article 2 in the form of a Revolving Credit Loan, Swingline Loan or a Term Loan.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Security Documents, the Notes, the Issuer Documents, each Fee Letter, and all other promissory notes, security agreements, intercreditor agreements, mortgages, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, certificates and agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents; provided that the term “Loan Documents” shall not include any Bank Product Agreement.

“Loan Party” means Borrower and each Guarantor.

“Maintenance Capital Expenditures” means Capital Expenditures for the maintenance, repair, restoration or other preservation of existing property or assets.

“Material Acquisition” means any acquisition or series of related acquisitions that involves the payment of consideration by the Borrower and the Restricted Subsidiaries in excess of $15,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the results of operations, business or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under any Loan Document, (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document or (d) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Agreement” means any contract or agreement of the Borrower or any Restricted Subsidiary (a) involving a monetary liability of or payable to any such Person in an aggregate amount in excess of $25,000,000 in any twelve-month period, (b) governing any Material Debt or pursuant to which any Material Debt was incurred, or (c) the failure to renew, the breach, non-performance, or cancellation of which would reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $15,000,000.

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“Material Disposition” means any Disposition of Property or series of related Dispositions of Property that involves the payment of consideration to the Borrower and the Restricted Subsidiaries in excess of $15,000,000.

“Material Intellectual Property” means any Intellectual Property owned or licensed by a Loan Party that is material (as reasonably determined by the Administrative Agent in consultation with the Borrower) to the businesses of the Loan Parties, taken as a whole.

“Material Real Property” means (i) all of the Loan Parties’ coal leases in Knox County, Indiana, (ii) the Loan Parties’ coal leases outside of Knox County, Indiana covering at least 90% of the coal reserves covered by all such leases, if any, (iii) all of the Loan Parties’ interests in fee-owned real property, the Merom Generating Station and all material leased property on which physical assets associated with a Loan Party’s mine complex (such as portals, buildings, stockpiles, coal preparation plants) are located.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, March 5, 2029, or such earlier date on which the Revolving Credit Commitment of each Revolving Credit Lender terminates as provided in this Agreement, (b) with respect to the Delayed Draw Term Loan Facility, March 5, 2029 and (c) with respect to any Incremental Term Loan Facility, the date set forth as such in the applicable Incremental Term Loan Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lenders in accordance with applicable New York Law or other applicable state Law (or applicable United States federal Law to the extent that such Law permits Lenders to charge, contract for, receive or reserve a greater amount of interest than under New York Law or other applicable state Law).  The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable Law.  Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Merom Generating Station” means all interests in real property, both owned and leased, and the licenses, easements, right of ways, water rights, and other interests of each Loan Party associated with that certain 1,080 MW coal fired power generating station, consisting of two steam turbine generators, located in Indiana and owned and operated by Hallador Power Company.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the time that a Defaulting Lender exists, an amount equal to 102% of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.6(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by Administrative Agent and L/C Issuer in their sole discretion.

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“MIRE Event” means the increase, extension or renewal of any Commitments or Loans (but excluding (x) any continuation or conversion of Borrowings or (y) the making of any Credit Extension) at any time that the Obligations may be secured by one or more Mortgages.

“MISO” means Midcontinent Independent System Operator, Inc., a Delaware non-stock, nonprofit corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally-recognized rating agency.

“Mortgages” means, collectively, the mortgages or deeds of trust now or hereafter encumbering the Loan Parties’ rights, title and interests in, as applicable, parcels of owned and leased real property and other real property incidental to the ownership or operation thereof, in each case, as described therein in favor of Administrative Agent, for the benefit of the Secured Parties as security for the Obligations, in form and substance satisfactory to Administrative Agent.

“Multiemployer Plan” means any employee benefit plan of the type defined as such and described in Section 3(37) and 4001(a)(3) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make contributions by or there is, or reasonably expected to be, any liability, contingent or otherwise, with respect to a Loan Party or any ERISA Affiliate.

“Net Cash Proceeds” means:

(a)with respect to any Disposition by any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents) and any reserves for adjustment in respect of the price relating to an Disposition, established in accordance with GAAP, (B) the reasonable out-of-pocket expenses incurred by the applicable Loan Party in connection with such transaction including legal, accounting, investment banking and other professional fees directly related thereto and (C) income taxes paid or reasonably estimated to be payable within two years of the date of the relevant Disposition as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax sharing arrangement); provided that, if (1) reserves established pursuant to subclause (A) exceed the actual purchase price adjustment required to be paid in connection with such transactions, or (2) the amount of any estimated income taxes pursuant to subclause (C) exceeds the amount of income taxes actually required to be paid in cash in respect of such Disposition, in each case, the aggregate amount of such excess shall constitute Net Cash Proceeds;
(b)with respect to any (i) Specified Equity Contribution, (ii) the incurrence or issuance of any Debt other than Debt permitted to be incurred or issued pursuant to Section 7.1 by the Borrower or any Restricted Subsidiary and (iii) cash proceeds received by the

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Loan Parties in respect of any Prepaid Forward Power Sales Contract, the excess of (A) the sum of the cash and Cash Equivalents received in connection with such transaction over (B) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred and paid by the applicable Loan Party to non-Affiliates in connection therewith; and
(c)with respect to any Casualty Event, an amount equal to:  (a) any cash payments or proceeds received by Borrower or any Restricted Subsidiary (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (ii) as a result of the taking of any assets of any Loan Party by any Person pursuant to a Condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b)  (i) any actual and reasonable costs incurred by such Loan Party in connection with the adjustment or settlement of any claims of such Loan Party in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (b)(i) of this definition to the extent paid or payable to non-Affiliates, including income or gains taxes payable by such Loan Party as a result of any gain recognized in connection therewith during the tax period the cash payments or proceeds are received.

“Net Income” means, for Borrower for any Test Period, the net income (or loss) of Borrower and its Restricted Subsidiaries on a consolidated basis as determined in accordance with GAAP; provided that Net Income shall exclude (a) the net income (or loss) of any Person (other than a Loan Party) during such Test Period to the extent that the declaration or payment of dividends or similar distributions by such Person of its net income is not permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its Constituent Documents or any agreement, instrument or Law applicable to such Person or its equityholders during such Test Period, except that such Person’s equity in any net loss of any such Subsidiary for such Test Period shall be included in determining Net Income, (b) any net income (or loss) for such Test Period of any other Person if such other Person is not a Restricted Subsidiary, except that Borrower’s equity in the net income of any such Person for such Test Period shall be included in Net Income up to the aggregate amount of cash actually distributed by such Person during such Test Period to Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to Borrower as described in clause (a) of this proviso), (c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales or other dispositions, in each case other than in the ordinary course of business, (d) any net after-tax extraordinary gains or losses and (e) the cumulative effect of a change in accounting principles.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 11.10 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning set forth in Section 2.2(b)(iii).

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“Notes” means, collectively, the Revolving Credit Notes and the Term Loan Notes, and “Note” means any one of the Notes.

“Notice Period” has the meaning set forth in Section 2.12.

“Oaktown Gas” means Oaktown Gas, LLC, an Indiana limited liability company.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and each other Loan Party to Administrative Agent, L/C Issuer, the Swingline Lender each Lender and each other Secured Party now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, arising under or pursuant to this Agreement, any Bank Product Agreements or the other Loan Documents, and all interest accruing thereon (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding), and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof and Erroneous Payment Subrogation Rights; provided that, as to any Loan Party, the “Obligations” shall exclude any Excluded Swap Obligations of such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans, Swingline Loans and the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans, Swingline Loans and Term Loans, as the case may be, occurring on such date, and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Owned Real Estate Support Documents” means, with respect to any Material Real Property which is owned by any Loan Party in fee simple, such mortgagee title insurance policies (in amounts and with endorsements reasonably acceptable to Administrative Agent), surveys,

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environmental assessment reports, environmental questionnaires, evidence of flood insurance, if required, and other mortgage-related documents as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and L/C Obligations, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Administrative Agent of a cash deposit, or at the discretion of Administrative Agent a backup standby letter of credit satisfactory to Administrative Agent and L/C Issuer, in an amount equal to 102% of the outstanding L/C Obligations as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees owing under the Loan Documents, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations (other than contingent obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of all Bank Product Agreements with all amounts then due and payable thereunder having been paid in full in cash or entering into other arrangements satisfactory to the Secured Parties counterparty thereto.

“Participant” means any Person (other than (a) a natural Person, (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, (c) a Defaulting Lender, or (d) Borrower or any of Borrower’s Affiliates or Subsidiaries or any other Loan Party) to which a participation is sold by any Lender in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).

“Participant Register” means a register in the United States on which each Lender that sells a participation enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“Payment Date” means (a) in respect of each Base Rate Loan (including each Swingline Loan), the first day of each and every calendar quarter during the term of this Agreement, upon prepayment of such Loan and the Maturity Date, and (b) in respect of each Term SOFR Loan, the last day of each Interest Period applicable to such Term SOFR Loan (or the day that is three (3) months after the first day of such Interest Period if such Interest Period has a length of more than three (3) months), upon prepayment of such Loan and the Maturity Date.

“Payment Recipient” has the meaning assigned to it in Section 10.15(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

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“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304, 305, and 306 of ERISA.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)no Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;
(b)both before and after giving effect to such Acquisition and the Loans (if any) requested to be made in connection therewith, all of the representations and warranties of Borrower and each other applicable Loan Party contained in Article 5 and in the other Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct in all respects on and as of the date of such Acquisition, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Acquisition, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of this clause (b), the representations and warranties contained in (A) Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), respectively and (B) Section 5.31 shall be deemed to refer to most recent Schedule 5.31 furnished pursuant to the terms hereof;
(c)such Acquisition is not a hostile or contested acquisition;
(d)the business acquired in connection with such Acquisition is (i) located in the United States, (ii) organized under applicable United States and state laws, and (iii) not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Closing Date and any business activities that are substantially similar, related, or incidental thereto;
(e)the aggregate Acquisition Consideration (including the maximum potential total amount of all deferred payment obligations (including earn-outs other than, for purposes of clarification, contingent obligations that have yet to become an actual and matured liability)) for all such Acquisitions during the term of this Agreement shall not exceed $50,000,000;
(f)the business, division or Person acquired shall not have a negative EBITDA after giving effect to reasonable pro forma adjustments which are approved by Administrative Agent;

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(g)as soon as available, but not less than ten (10) Business Days prior to such Acquisition (or such shorter time period as Administrative Agent may agree in its sole discretion), the Borrower has provided the Administrative Agent (i) notice of such Acquisition and (ii) a copy of all business and financial information reasonably requested by the Administrative Agent, including any quality of earnings report received by the Borrower (if any);
(h)other than in the case of a merger or consolidation that complies with clause (k) below, if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a Wholly-Owned Domestic Subsidiary of the Borrower substantially concurrently with the consummation of such Acquisition and become a Loan Party pursuant to the terms of this Agreement;
(i)if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Loan Party shall acquire such assets;
(j)if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;
(k)if such Acquisition involves a merger or a consolidation involving any Restricted Subsidiary, such Restricted Subsidiary shall be the surviving entity;
(l)no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;
(m)immediately after giving pro forma effect to such Acquisition, Liquidity shall be at least $30,000,000;
(n)all actions required to be taken with respect to any newly acquired or formed Subsidiary of a Loan Party and/or the assets acquired in connection with such Acquisition, as applicable, required under Sections 6.12(b) and 6.13 shall have been taken or shall be taken within the time period prescribed in such Sections;
(o)the Borrower shall have furnished to Administrative Agent at least five (5) Business Days (or such shorter period of time as may be agreed by the Administrative Agent in its sole discretion) prior to the date on which any such Acquisition is to be consummated, (i) a current draft of the applicable material acquisition documents and (ii) a certificate of a Responsible Officer of the Borrower, in form and substance reasonably satisfactory to Administrative Agent, certifying that all requirements set forth in this definition with respect to such Acquisition will be satisfied on or prior to the date of such Acquisition;
(p)the Borrower shall have delivered to the Administrative Agent the final executed material documentation relating to such Acquisition within four (4) Business Days following the consummation thereof; provided that such documentation may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the

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Borrower's website; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website (including the SEC's EDGAR website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, further, that the Borrower shall notify the Administrative Agent of the posting of any such documents;
(q)in connection with an Acquisition of the Equity Interests of any Person, all Liens on property of such Person (other than Permitted Liens, including Liens pursuant to Section 7.2(h)) shall be terminated, and in connection with an Acquisition of the assets of any Person, all Liens on such assets (other than Permitted Liens) shall be terminated; and
(r)at the time of and immediately after giving effect to such Acquisition, the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available (in each case calculated on a pro forma basis after giving effect to such Acquisition and any Borrowings made in connection therewith).

“Permitted Liens” means those Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Phoenix 500” means Phoenix 500, LLC, a Delaware limited liability company.

“Phoenix 820” means Phoenix 820, LLC, a Delaware limited liability company.

“Plan” means any employee pension benefit plan or other employee benefit plan within the meaning of Section 3(2) or Section 3(3) of ERISA, other than a Multiemployer Plan,  that is (a) established, sponsored, contributed to or maintained by, or for which there is an obligation to make contributions by or there is, or could reasonably expected to be any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“PPA Counterparty” has the meaning set forth in the definition of Acceptable PPA.

“Prepaid Forward Power Sales Contract” means any forward sale or purchase agreement that includes a prepayment in consideration of the delivery of electricity prior to the delivery of such electricity, including, without limitation, the Citadel ISDA and the Trafigura ISDA.

“Prepayment Notice” has the meaning set forth in Section 2.8(b)(ii).

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“Prime Rate” means the rate of interest published by The Wall Street Journal, from time to time, as the “U.S. Prime Rate”.

“Principal Office” means the principal office of Administrative Agent, presently located at the address set forth on Schedule 11.11.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person, including Equity Interests and contract rights.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 11.11(e).

“Purchase Money Debt” means Debt, the proceeds of which are used to finance the acquisition, lease, completion of construction, repair of, replacement, improvement to or installation of any Property; provided, however, that such Debt is incurred no later than ninety (90) days after such acquisition, leasing, completion, construction, repairment, replacement, improvement or installation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 11.29.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act or any regulation promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means Administrative Agent, L/C Issuer, the Swingline Lender or any Lender, as applicable.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt.  “Redeem” has the correlative meaning thereto.

“Register” means a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time.

“Reinvestment Notice” means a written notice executed by a Responsible Officer certifying that no Default or Event of Default has occurred and is continuing and that the applicable

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Loan Party intends and expects to use all or such portion specified in such notice of the Extraordinary Receipts in respect of such Event of Damage to repair or restore its Property.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, leaching, or migration of Hazardous Materials into the environment.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or any successor thereto.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided that, if one (1) Lender holds more than 50% but less than 100% of the Total Credit Exposures at such time, subject to the last sentence of Section 11.10, the Required Lenders shall be at least two Lenders.  The Total Credit Exposure of all Lenders held or deemed held by any Defaulting Lender shall be disregarded for purposes of making a determination of the Required Lenders at any time.

“Required Mining Permits” means all permits, licenses, authorizations, plans, approvals and bonds necessary under the Environmental Laws for the Loan Parties to continue to conduct coal mining and related operations on, in or under the plane of the surface of the Material Real Property, substantially in the manner as such operations are currently conducted and as may be necessary for such Loan Party to conduct coal mining and related operations on, in or under the Material Real Property as described in any plan of operation.

“Required Revolving Credit Lenders” means, at any time, Revolving Credit Lenders holding more than 50% of the sum of (a) the Revolving Credit Exposure of all Revolving Credit Lenders (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) at such time and (b) the aggregate unused Revolving Credit Commitments at such time; provided that, if one (1) Revolving Credit Lender holds more than 50% but less than 100% of the sum of the Revolving Credit Exposure and the unused Revolving Credit Commitments at such time, subject to the last sentence of Section 11.10, the Required Revolving Credit Lenders shall be at least two (2) Revolving Credit Lenders.  The unused Revolving Credit Commitment of, and the portion of the Revolving Credit Exposure of all

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Revolving Credit Lenders held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Credit Lenders at any time.

“Required Term Loan Lenders” means, as of any date of determination, with respect to any Term Loan Facility, Term Loan Lenders holding more than 50% of the sum of (a) the Outstanding Amount of outstanding Term Loans under such Term Loan Facility and (b) the aggregate unused Term Loan Commitments under such Term Loan Facility of all Term Loan Lenders at such time; provided that, if one (1) Term Loan Lender holds more than 50% but less than 100% of the sum of (i) the Outstanding Amount of outstanding Term Loans under such Term Loan Facility and (ii) the aggregate unused Term Loan Commitments under such Term Loan Facility of all Term Loan Lenders at such time at such time, subject to the last sentence of Section 11.10, the Required Term Loan Lenders shall be at least two (2) Term Loan Lenders. The Term Loan Commitment and the Outstanding Amount of Term Loans of all Term Loan Lenders held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of the Required Term Loan Lenders at any time.

“Requirement of Law” means, with respect to any Person, any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning set forth in Section 10.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party (or the chief executive officer, president, chief financial officer, or treasurer of the general partner or managing member of a Loan Party, as applicable); solely for purposes of the delivery of incumbency certificates pursuant to Section 4.1, the secretary or assistant secretary of a Loan Party (or the secretary or any assistant secretary of the general partner or managing member of a Loan Party, as applicable) or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means, collectively, (a) any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of Borrower or any Restricted Subsidiary and (b) any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof).

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“Restricted Subsidiaries” means all Subsidiaries of the Borrower other than the Excluded Subsidiaries, and “Restricted Subsidiary” means any one of the Restricted Subsidiaries.

“Revolving Credit Availability” means, as of any date, the difference between (a) the aggregate amount of the Revolving Credit Commitments that are then available to be drawn of the Revolving Credit Lenders on such date less (b) the total Revolving Credit Exposure of the Revolving Credit Lenders on such date.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.1(a).

“Revolving Credit Borrowing Request” means a writing, substantially in the form of Exhibit C, properly completed and signed by Borrower, requesting a Revolving Credit Borrowing.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to Borrower pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations and Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate Outstanding Amount of its Revolving Credit Loans, its Swingline Exposure and such Revolving Credit Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means the revolving credit facility provided for and governed by this Agreement.

“Revolving Credit Lender” means, (a) at any time prior to the termination of the Revolving Credit Commitments, any Lender that has a Revolving Credit Commitment at such time, and (b) at any time after the termination of the Revolving Credit Commitments, any Lender that has Revolving Credit Exposure at such time.

“Revolving Credit Loan” has the meaning set forth in Section 2.1(a).

“Revolving Credit Note” means a promissory note made by Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form of Exhibit D.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“S&P” means S&P Global Ratings, a S&P Global Inc. business and any successor thereto that is a nationally-recognized rating agency.

“Sanctioned Country” means, at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date,

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the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea, Zaporizhzhia and Kherson Regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or Controlled by any such Person or Persons, in each case, to the extent dealings are prohibited or restricted with such Person under Sanctions or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.

“Sanctions” means economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority in which (a) any Loan Party or any of their Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Credit Extensions will be used, or (c) from which repayment of the Obligations will be derived.

“SEC” means the U.S. Securities and Exchange Commission, or any successor agency.

“Secured Parties” means the collective reference to Administrative Agent, each Lender, L/C Issuer, each Bank Product Provider, and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Securities Account” shall have the meaning set forth in Article 8 of the UCC.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by the Loan Parties to the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to Administrative Agent.

“Security Documents” means each and every Mortgage, Collateral Access Agreement, Collateral Assignment, Security Agreement, Indemnity Agreement, security agreement, pledge agreement, mortgage, deed of trust, Account Control Agreement or other collateral security agreement required by or delivered to Administrative Agent from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) all Debt of Borrower and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, as of such date, that is secured by Lien on any Collateral or any other property of the Borrower and its Restricted Subsidiaries, but excluding (i) any secured Junior Debt of the type set forth in clause (a) of the definition thereof and (ii) any contingent obligations in respect of Debt under clause (k) of the definition of “Debt” to (b) EBITDA of Borrower and its Restricted

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Subsidiaries, on a consolidated basis in accordance with GAAP, for the most recently ended Test Period.

“Settlement” has the meaning set forth in Section 2.9(c).

“Settlement Date” has the meaning set forth in Section 2.9(c).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature, that, as of such date, such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and that, as of such date, such Person does not have unreasonably small capital with which to carry on its business.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person acting in good faith.

“Specified Equity Contribution” means any cash contribution to the common equity of Borrower and/or any purchase of or investment in an Equity Interest of Borrower (other than Disqualified Equity Interests), in each case that are designated by the Borrower in writing to the Administrative Agent as a “Specified Equity Contribution” substantially contemporaneously with the receipt of such contribution.

“Specified Extraordinary Receipts” has the meaning set forth in Section 2.8(d)(i).

“Subordinated Debt” of a person means any Debt incurred by such Person that is subordinated to the Obligations (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Administrative Agent entered into among Administrative Agent, the applicable creditor and such Person), in a manner reasonably satisfactory to Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified,

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all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Supported QFC” has the meaning set forth in Section 11.29.

“Swap Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means Texas Capital Bank in its capacity as a lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the L/C Issuer shall be deemed to be required of the Swingline Lender and any consent given by Texas Capital Bank in its capacity as Administrative Agent or L/C Issuer shall be deemed given by Texas Capital Bank in its capacity as Swingline Lender.

“Swingline Loan” has the meaning set forth in Section 2.9(a).

“Swingline Sublimit” means, at any time, an amount equal to the lesser of (a) $10,000,000 and (b) the aggregate Revolving Credit Commitments at such time. The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Tax Return” means any return (including any information report), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of any Tax.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Delayed Draw Term Loan and/or an Incremental Term Loan, as the context may require.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans made by each of the Term Loan Lenders pursuant to Section 2.1(b).

“Term Loan Borrowing Request” means a writing, substantially in the form of Exhibit E, properly completed and signed by Borrower, requesting a Term Loan Borrowing.

“Term Loan Commitment” means a Delayed Draw Term Loan Commitment and/or an Incremental Term Loan Commitment, as the context may require.

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“Term Loan Facility” means the Delayed Draw Term Loan Facility and/or an Incremental Term Loan Facility, as the context may require.

“Term Loan Lender” means any Lender that has a Term Loan Commitment and/or that holds a Term Loan.

“Term Loan Note” means a promissory note of Borrower payable to the order of a Term Loan Lender evidencing the Term Loan made by such Term Loan Lender, in substantially the form of Exhibit F.

“Term SOFR” means:

(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, a “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, a “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

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“Term SOFR Borrowing” means, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” means a Loan bearing interest based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, at any time, the four (4) consecutive fiscal quarters of Borrower then last ended (in each case taken as one (1) accounting period).

“Texas Capital Bank” means Texas Capital Bank and its successors and assigns.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and Outstanding Amount of the Term Loans of such Lender at such time.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) all Debt (other than contingent obligations in respect of Debt under clause (k) of the definition of “Debt”) of Borrower and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, as of such date to (b) EBITDA of Borrower and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, for the most recently ended Test Period.

“Trade Date” has the meaning set forth in Section 11.8(g).

“Trafigura ISDA” means that certain ISDA 2002 Master Agreement dated as of October 31, 2024, among Trafigura Trading LLC and Hallador Power Company, together with any and all confirmations and transactions thereunder and exhibits, annexes, and schedules thereto, in each case, as in effect on the Closing Date and as may be modified in accordance with the terms of this Agreement, and any and all confirmations and transactions thereunder, and any and all exhibits, annexes, and schedules thereto, in each case, entered into after the Closing Date in accordance with the terms of this Agreement.

“Transactions” means, collectively, the execution, delivery and performance by each Loan Parties of each Loan Document to which it is a party, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the payment of all fees and expenses payable in connection with the foregoing.

“Type” means, with respect to a Loan, refers to whether such Loan is a Base Rate Loan or a Term SOFR Loan, and, with respect to a Borrowing, refers to whether such Borrowing is a Base Rate Borrowing or a Term SOFR Borrowing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or the Uniform Commercial Code of any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

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“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unreimbursed Amount” has the meaning set forth in Section 2.2(c)(i).

“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts of the Loan Parties reflected on the consolidated balance sheet of Borrower and its Subsidiaries, excluding cash and Cash Equivalents that are “restricted” on such consolidated balance sheet but including the aggregate amount of cash and Cash Equivalents that are restricted solely due to being held in an account subject to an Account Control Agreement in favor of the Administrative Agent.

“U.S.” or “United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.29.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.4(g)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or Controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares

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required by applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means each of the Loan Parties and Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Accounting Matters.
(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements described in Section 5.2, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements described in Section 5.2 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

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Section 1.3ERISA Matters.  If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable Law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or the Required Lenders may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.
Section 1.4Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.5Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.  Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time.  Words denoting gender shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; specific enumeration shall not exclude the general but shall be construed as cumulative; the word “or” is not exclusive; the word “including” (in its various forms) means “including, without limitation”; in the computation of periods of time, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”; and all references to money refer to the legal currency of the United States of America.
Section 1.6Interpretative Provision.  For purposes of Section 9.1, a breach of a Financial Covenant shall be deemed to have occurred as of any date of determination thereof by Borrower, the Required Lenders or as of the last date of any specified measurement period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent. Unless otherwise expressly stated, if a Person may not take an action under this Agreement, then it may not take that action indirectly, or take any action assisting or supporting any other Person in taking that action directly or indirectly.

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Section 1.7Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).
Section 1.8Other Loan Documents.  The other Loan Documents, including the Security Documents, contain representations, warranties, covenants, defaults and other provisions that are in addition to and not limited by, or a limitation of, similar provisions of this Agreement.  Such provisions in such other Loan Documents may be different or more expansive than similar provisions of this Agreement and neither such differences nor such more expansive provisions shall be construed as a conflict.
Section 1.9Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s Laws):  (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
Section 1.10Rates.  The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including the selection of such rate and any related spread or other adjustment or whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.11Rounding.  Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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ARTICLE 2.
THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.1The Loans.
(a)Revolving Credit Borrowings.  Subject to the terms and conditions of this Agreement, each Revolving Credit Lender severally agrees to make one or more revolving credit loans (each such loan, a “Revolving Credit Loan”) to Borrower from time to time from the Closing Date until the Maturity Date for the Revolving Credit Facility in an aggregate principal amount for such Revolving Credit Lender at any time outstanding up to but not exceeding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow Revolving Credit Loans hereunder.
(b)Term Loan Borrowing.  (i) Subject to the terms and conditions of this Agreement, during the Delayed Draw Term Loan Availability Period, each Delayed Draw Term Loan Lender severally agrees to make a single Delayed Draw Term Loan to Borrower in an amount up to such Delayed Draw Term Loan Lender’s Delayed Draw Term Loan Commitment on the Delayed Draw Term Loan Funding Date.  The Delayed Draw Term Loan Commitment of each Delayed Draw Term Loan Lender shall automatically terminate immediately on the earlier of (x) the occurrence of the Delayed Draw Term Loan Borrowing and (y) the DDTL Expiration Date. The Borrower may not borrow, repay, and reborrow the Delayed Draw Term Loans. For the avoidance of doubt, there shall be no more than one (1) Borrowing of the Delayed Draw Term Loan over the life of this Agreement. (ii) Subject to the terms and conditions set forth herein and in the applicable Incremental Term Loan Amendment with respect to the applicable Incremental Term Loan Facility, each Incremental Term Loan Lender under the applicable Incremental Term Loan Facility severally agrees to make an Incremental Term Loan to the Borrower on such applicable Incremental Commitment Effective Date in an aggregate principal amount equal to such Incremental Term Loan Lender’s Incremental Term Loan Commitment under such Incremental Term Loan Facility. The Borrower may not borrow, repay, and reborrow the Term Loans.
(c)Borrowing Procedure.  Each Borrowing, each conversion of a Borrowing from one Type to the other, and each continuation of a Term SOFR Borrowing shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone or in a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower, delivered via email.  Each such notice (other than a notice to request a Swingline Loan, which is covered by Section 2.9) must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) U.S. Government Securities Business Days prior to the requested date of any Term SOFR Borrowing and (ii) on the requested date of any Base Rate Borrowing; provided that the notice referred to in subclause (i) above may be delivered no later than 11:00 a.m. one (1) Business Day prior to the Closing Date in the case of any Borrowings to be made on the Closing Date.  Each telephonic notice by Borrower pursuant to this Section 2.1(c) must be confirmed promptly

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by delivery to Administrative Agent of a written Borrowing Request, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of a Term SOFR Borrowing shall be in a principal amount of $1,000,000 or a whole multiple of $200,000 in excess thereof.  Except as provided in Section 2.2(c), each Borrowing of or conversion to a Base Rate Borrowing shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof; provided that a Base Rate Borrowing may be in an amount equal to the Revolving Credit Availability immediately prior to such Borrowing. Each Borrowing of a Swingline Loan shall be a Base Rate Borrowing and shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof. Each Borrowing Request (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Borrowings from one Type to the other, or a continuation of Borrowings, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Borrowings to be borrowed, converted or continued, (iv) the Type of Borrowings to be borrowed or to which existing Borrowings are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Borrowing in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Borrowings shall be made as, or converted to, Base Rate Borrowings.  Any such automatic conversion to Base Rate Borrowings shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Borrowings.  If Borrower requests a Borrowing of, conversion to, or continuation of a Term SOFR Borrowing in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(d)Funding.  Following receipt of a Borrowing Request, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Borrowings, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Borrowings as described in Section 2.1(c).  In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Principal Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing Request; provided that Swingline Loans shall be made as provided in Section 2.9.  Upon satisfaction of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the Funding Account with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by Borrower, there are L/C Borrowings or Swingline Loans outstanding, then the proceeds of such Borrowing, first, shall be applied ratably to the payment in full of any such Swingline Loans and L/C Borrowings, and second, shall be made available to Borrower as provided above.
(e)Continuations and Conversions.  Except as otherwise provided herein, a Term SOFR Borrowing may be continued or converted only on the last day of an Interest

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Period for such Term SOFR Borrowing.  During the existence of a Default, (i) no Loans may be requested as, converted to or continued as Term SOFR Borrowings without the consent of the Required Lenders and (ii) unless repaid, each Term SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto. This Section 2.1(e) shall not apply to Borrowings consisting of Swingline Loans, which may not be converted or continued.
(f)Notifications.  Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Term SOFR Borrowings upon determination of such interest rate.
(g)Interest Periods.  After giving effect to all Borrowings, all conversions of Borrowings from one Type to the other, and all continuations of Borrowings as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Term SOFR Borrowings.
Section 2.2Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.2, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or another Loan Party and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders, (x) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Commitment. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the period from the Closing Date until the Letter of Credit Expiration Date, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
(ii)L/C Issuer shall not issue any Letter of Credit, if:

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(A)subject to Section 2.2(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or
(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all Revolving Credit Lenders have approved such expiry date.
(iii)L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain L/C Issuer from issuing the Letter of Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;
(B)the issuance of the Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by Administrative Agent and L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;
(D)the Letter of Credit is to be denominated in a currency other than Dollars;
(E)any Revolving Credit Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Revolving Credit Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 11.21(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(F)the conditions set forth in Section 4.2 are not satisfied; or

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(G)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iv)L/C Issuer shall not amend any Letter of Credit if L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article 10 with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 10 included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application may be sent by email, by United States mail, by overnight courier, by electronic transmission using the system provided by L/C Issuer, by personal delivery or by any other means acceptable to L/C Issuer.  Such Letter of Credit Application must be received by L/C Issuer and Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as Administrative Agent and L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to L/C Issuer (A) the Letter of Credit to be amended;

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(B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as L/C Issuer may require.  Additionally, Borrower shall furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.
(ii)Promptly after receipt of any Letter of Credit Application, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof.  Unless L/C Issuer has received written notice from any Revolving Credit Lender, Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)If Borrower so requests in any applicable Letter of Credit Application, L/C Issuer may, in its sole discretion, agree to issue an Auto-Extension Letter of Credit; provided that any such Auto-Extension Letter of Credit must permit L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by L/C Issuer, Borrower shall not be required to make a specific request to L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that L/C Issuer shall not permit any such extension (and the terms of the Auto-Extension Letter of Credit may permit L/C Issuer to refuse to extend such Letter of Credit) if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.2(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from Administrative

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Agent, any Revolving Credit Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.
(c)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, L/C Issuer shall notify Borrower and Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse L/C Issuer through Administrative Agent in an amount equal to the amount of such drawing; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.9 that such payment be financed with a Revolving Credit Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Loan or Swingline Loan, as applicable.  If Borrower fails to so reimburse L/C Issuer by such time, Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Percentage thereof.  In such event, Borrower shall be deemed to have requested a Revolving Credit Borrowing to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, subject to the amount of the Revolving Credit Availability and the conditions set forth in Section 4.2 (other than the delivery of a Revolving Credit Borrowing Request).  Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.2(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Revolving Credit Lender shall upon any notice requesting a Revolving Credit Loan pursuant to Section 2.2(c)(i) make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Principal Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.2(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan (or, if the conditions set forth in Section 4.2 are not satisfied, an L/C Borrowing as further described in clause (iii) below) to Borrower in such amount.  Administrative Agent shall remit the funds so received to L/C Issuer.

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(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing or Swingline Loan because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Interest Rate.  In such event, each Revolving Credit Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.2.
(iv)Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.2(c) to reimburse L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of L/C Issuer.
(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.2(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans (but not its obligation to fund its Applicable Percentage of L/C Advances) pursuant to this Section 2.2(c) is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower of a Revolving Credit Borrowing Request).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Revolving Credit Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(c) by the time specified in Section 2.2(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer shall be entitled to recover from such Revolving Credit Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing.  If such Revolving Credit

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Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of L/C Issuer submitted to any Revolving Credit Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.2(c), if Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by Administrative Agent.
(ii)If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.2(c)(i) is required to be returned under any of the circumstances described in Section 11.23 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Revolving Credit Lender shall pay to Administrative Agent for the account of L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Revolving Credit Lenders under this clause (ii) shall survive the Payment in Full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

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(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by L/C Issuer of any requirement that exists for L/C Issuer’s protection and not the protection of Borrower or any waiver by L/C Issuer which does not in fact materially prejudice Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the UCP or the ISP, as applicable;
(vii)any payment by L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly (but in no event later than two (2) Business Days of Borrower’s receipt of such Letter of Credit or such amendment, as applicable) notify L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Revolving Credit Lender and Borrower agree that, in paying any drawing under a Letter of Credit, L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall

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be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Revolving Credit Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct on the part of such Person as found in a final and non-appealable decision of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of, and none of L/C Issuer, Administrative Agent, or any Lender or any of their respective Related Parties shall have any liability for, the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.2(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were directly caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit as found in a final and non-appealable decision of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP and UCP; Limitation of Liability.  Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.  Notwithstanding the foregoing, L/C Issuer shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower shall not be impaired by, any action or inaction of L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit or other Issuer Document chooses such Law or practice.

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(h)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit issued by it, at a rate separately agreed between Borrower and the applicable L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between Borrower and the applicable L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 0.25% per annum, computed on the daily amount available to be drawn under such Letter of Credit and payable on a quarterly basis in arrears; provided that in no event shall such fronting fee be less than $750 during any fiscal year.  Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  In addition, Borrower shall pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(i)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(j)Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of L/C Issuer against such Restricted Subsidiary, Borrower (i) shall be obligated to reimburse L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of the Restricted Subsidiaries.
(k)Reporting of Letter of Credit Information.  At any time that there is a L/C Issuer that is not also the financial institution acting as Administrative Agent, then (i) on each date that a Letter of Credit is amended, terminated or otherwise expires, (ii) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (iii) upon the request of the Administrative Agent, each L/C Issuer (or, in the case of clauses (i), (ii) and (iii) of this Section, the applicable L/C Issuer) shall deliver to the

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Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, cash collateral, or termination in respect of Letters of Credit issued by such L/C Issuer) with respect to each Letter of Credit issued by such L/C Issuer that is outstanding hereunder.  No failure on the part of any L/C Issuer to provide such information pursuant to this Section 2.2(k) shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.
(l)Replacement of L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, such replaced L/C Issuer and such successor L/C Issuer (which successor shall in all cases be a Revolving Credit Lender other than a Defaulting Lender).  The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of any L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.2(h).  From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.  After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(m)Resignation of L/C Issuer
(i)Any L/C Issuer may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Revolving Credit Lenders and the Borrower.  After the resignation of an L/C Issuer hereunder, the resigning L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.
(ii)Any resigning L/C Issuer shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Revolving Credit Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c). Without limiting the foregoing, upon the resignation of a Revolving Credit Lender as an L/C Issuer hereunder, the Borrower may, or at the request of such resigned L/C Issuer the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other L/C Issuers to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned L/C Issuer and outstanding at the

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time of such resignation, or make other arrangements satisfactory to the resigned L/C Issuer to effectively cause another L/C Issuer to assume the obligations of the resigned L/C Issuer with respect to any such Letters of Credit. Upon the appointment by Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Revolving Credit Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning L/C Issuer, (ii) the resigning L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning L/C Issuer to effectively assume the obligations of resigning L/C Issuer with respect to such Letters of Credit and (iv) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require.
Section 2.3Fees.
(a)Fees.  Borrower agrees to pay to Administrative Agent and Arranger, for the account of Administrative Agent, Arranger and each Lender, as applicable, fees, in the amounts and on the dates set forth in the Fee Letter.
(b)Letter of Credit Fees.  Borrower shall pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 11.22, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to 1% per annum times the daily amount available to be drawn under such Letter of Credit, and (ii) for each standby Letter of Credit equal to the Applicable Margin for Term SOFR Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4.  Letter of Credit Fees for a commercial Letter of Credit shall computed on a quarterly basis and be payable in advance on the date of issuance thereof and on the first Business Day of each April, July, October and January thereafter so long as such Letter of Credit remains outstanding.  Letter of Credit Fees for each standby Letter of Credit shall be (i) due and payable in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance or renewal of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Margin for Term SOFR Loans during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin for Term SOFR Loans separately for each period during such quarter that such Applicable Margin for Term SOFR Loans was in effect. Notwithstanding anything to the contrary contained herein while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Interest Rate.
(c)Commitment Fees.  Borrower agrees to pay to Administrative Agent for the account of each Revolving Credit Lender in accordance, subject to Section 11.21, with

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its Applicable Percentage a commitment fee (“Commitment Fees”) on the daily average unused amount of the Revolving Credit Commitment of such Revolving Credit Lender for the period from and including the date of this Agreement to and including the Maturity Date for the Revolving Credit Facility (including at any time during which one or more of the conditions in Article 4 is not met), at a rate equal to the applicable amount set forth for Commitment Fees in the definition of Applicable Margin.  For the purpose of calculating the Commitment Fees hereunder, the Revolving Credit Commitment of each Revolving Credit Lender shall be deemed utilized by the amount of all outstanding Revolving Credit Loans and L/C Obligations owing to such Revolving Credit Lender whether directly or by participation (but not by the amount of such Revolving Credit Lender’s participation in outstanding Swingline Loans).  Accrued Commitment Fees shall be payable quarterly in arrears on the first Business Day after the end of each March, June, September and December during the term of this Agreement and on the Maturity Date for the Revolving Credit Facility.
Section 2.4Payments Generally; Administrative Agent’s Clawback.
(a)General.  All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent for the account of Administrative Agent, Swingline Lender or L/C Issuer or the pro rata accounts of the applicable Lenders, as applicable, at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all Taxes at the time and in the manner provided herein.  Payments by check or draft shall not constitute payment in immediately available funds until the required amount is actually received by Administrative Agent in full.  Payments in immediately available funds received by Administrative Agent in the place designated for payment on a Business Day prior to 11:00 a.m. at such place of payment shall be credited prior to the close of business on the Business Day received, while payments received by Administrative Agent on a day other than a Business Day or after 11:00 a.m. on a Business Day shall not be credited until the next succeeding Business Day.  If any payment of principal or interest required under the Loan Documents shall become due and payable on a day other than a Business Day, then such payment shall be made on the next succeeding Business Day.  Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.  Borrower hereby irrevocably authorizes Administrative Agent to, upon notice to Borrower, charge any account of Borrower maintained with Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.
(b)Funding by Lenders; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from a Lender that such Lender will not make available to Administrative Agent such Lender’s share of a Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and

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including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Borrowing.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.
(c)Payments by Borrower; Presumption by Administrative Agent.  Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of L/C Issuer, the Swingline Lender or the applicable Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to L/C Issuer, the Swingline Lender or the applicable Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of L/C Issuer, the Swingline Lender and the applicable Lenders, as applicable, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to L/C Issuer, the Swingline Lender or such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.5Evidence of Debt.
(a)The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business; provided that such Lender or Administrative Agent may, in addition, request that such Loans be evidenced by the Notes.  The Credit Extensions made by L/C Issuer shall be evidenced by one or more accounts or records maintained by L/C Issuer and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent, L/C Issuer, the Swingline Lender and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made to Borrower and, with respect to Letters of Credit issued for the account of a Subsidiary, such Subsidiary and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by L/C Issuer, the Swingline Lender or any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

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(b)In addition to the accounts and records referred to in subsection (a) above, each Revolving Credit Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.
Section 2.6Cash Collateral.
(a)Certain Credit Support Events.  If (i) L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) Borrower shall be required to provide Cash Collateral pursuant to Section 2.8(c) or Section 9.2, or (iv) there shall exist a Revolving Credit Lender that is a Defaulting Lender, Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by Administrative Agent or L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 11.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).
(b)Grant of Security Interest.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, L/C Issuer and Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral and each Deposit Account in which such Cash Collateral is deposited, and all other Property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing (including all interest accruing thereon, if any), all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.6(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent or L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, interest bearing Deposit Accounts at Texas Capital Bank.  Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.6 or Sections 2.2, 2.8(c), 9.2 or 11.21 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation)

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and other obligations for which the Cash Collateral was so provided, prior to any other application of such Property as may otherwise be provided for herein.
(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto, including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.8(b)(vii)) or (ii) the determination by Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.7Interest; Payment Terms.
(a)Revolving Credit Loans; Swingline Loans – Payment of Principal.
(i)Revolving Credit Loans.  The then Outstanding Amount of the Revolving Credit Loans shall be due and payable on the Maturity Date for the Revolving Credit Facility.  The unpaid principal balance of the Revolving Credit Loans at any time shall be the total amount advanced hereunder by Revolving Credit Lenders less the amount of principal payments made thereon by or for Borrower, which balance may be endorsed on the Revolving Credit Notes from time to time by Revolving Credit Lenders or otherwise noted in Revolving Credit Lenders’ and/or Administrative Agent’s records, which notations shall be, absent manifest error, conclusive evidence of the amounts owing hereunder from time to time.
(ii)Swingline Loans.  Swingline Loans shall be due and payable as set forth in Section 2.9 and otherwise the then Outstanding Amount of the Swingline Loans shall be due and payable on the Maturity Date for the Revolving Credit Facility.
(b)Term Loan – Payment of Principal.
(i)If the Delayed Draw Term Loan Funding Date occurs, the principal balance of the Delayed Draw Term Loans shall be due and payable (i) in equal quarterly installments, each in the amount of 2.5% of the original principal amount of such Delayed Draw Term Loans, on the last day of each calendar quarter during the term hereof, commencing on the last day of the first full calendar quarter following the Delayed Draw Term Loan Funding Date, and (ii) in one final installment on the Maturity Date for the Delayed Draw Term Loan Facility in the amount of the then Outstanding Amount of the Delayed Draw Term Loans and all accrued but unpaid interest thereon.

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(ii)The principal balance of Incremental Term Loans outstanding under an Incremental Term Loan Facility shall be due and payable on the dates specified in the applicable Incremental Term Loan Amendment with respect to such Incremental Term Loan Facility.
(c)Interest Rates.  Subject to Section 2.7(d) below and Section 11.19, the unpaid principal amount of each Loan shall bear interest at the applicable Interest Rate.
(d)Default Interest Rate.  For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the Loans, and at all times after the maturity of the Loans (whether by acceleration or otherwise), and in addition to all other rights and remedies of Administrative Agent or Lenders hereunder, then immediately and automatically and without any further action (A) interest shall accrue on the Outstanding Amount of the Loans at the Default Interest Rate and (B) interest shall accrue on all other outstanding Obligations at the Default Interest Rate, and, in each case, such accrued interest shall be immediately due and payable. All such interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law. Borrower acknowledges that it would be extremely difficult or impracticable to determine Administrative Agent’s or Lenders’ actual damages resulting from any late payment or Event of Default, and such accrued interest are reasonable estimates of those damages and do not constitute a penalty.
(e)Interest Payments. Accrued but unpaid interest on each Loan shall be payable in arrears on each Payment Date and on the applicable Maturity Date; provided that (A) interest accruing at the Default Interest Rate pursuant to Section 2.7(d) shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on any such Loan shall be payable on the effective date of such conversion.
(f)Computation Period.  Interest on the Loans and all other amounts payable by Borrower hereunder on a per annum basis shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate or to the extent such Loan bears interest based upon the Base Rate, in which case interest shall be calculated on the basis of a 365-day year or 366-day year, as the case may be.  In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to the close of business on the Business Day received.  Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(g)Unconditional Payment.  Borrower is and shall be obligated to pay all principal, interest and any and all other amounts which become payable under any of the Loan Documents absolutely and unconditionally and without any abatement,

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postponement, diminution or deduction whatsoever and without any reduction for counterclaim or setoff whatsoever.  If at any time any payment received by Administrative Agent hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any Debtor Relief Law, then the obligation to make such payment shall survive any cancellation or satisfaction of the Obligations under the Loan Documents and shall not be discharged or satisfied with any prior payment thereof or cancellation of such Obligations, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.
(h)Partial or Incomplete Payments.  Subject to Section 9.3, if at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, Swingline Loans, L/C Borrowings, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal of the Loans (including Swingline Loans) and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal or L/C Borrowings, as applicable, then due to such parties.  Remittances in payment of any part of the Obligations under the Loan Documents other than in the required amount in immediately available funds at the place where such Obligations are payable shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by Administrative Agent in full in accordance herewith and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practice of the collecting bank or banks.  Acceptance by Administrative Agent of any payment in an amount less than the full amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default.
(i)Term SOFR Conforming Changes.  In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.8Voluntary Termination or Reduction of Revolving Credit Commitments; Prepayments.
(a)Voluntary Termination or Reduction of Revolving Credit Commitments.  Borrower may, upon written notice to Administrative Agent, terminate the Revolving Credit Commitments, or from time to time permanently reduce the Revolving Credit Commitments; provided that (i) any such notice shall be received by Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of

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$5,000,000 or any whole multiple of $1,000,000 in excess thereof,  (iii) Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the aggregate amount of the Revolving Credit Commitments of the Revolving Credit Lenders, and (iv) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Commitment and/or the Swingline Sublimit, as applicable, exceeds the amount of the aggregate Revolving Credit Commitments, such sublimit(s) shall be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify the Revolving Credit Lenders of any such notice of termination or reduction of the Revolving Credit Commitments. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each notice delivered by Borrower pursuant to this Section 2.8(a) shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Revolving Credit Commitments shall be paid on the effective date of such termination.
(b)Voluntary Prepayments.
(i)Borrower shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.8(b)(ii) below and, if applicable, payment of any break funding expenses pursuant to Section 3.5.
(ii)Each notice of prepayment (a “Prepayment Notice”) shall be in writing, or may be given by telephone if promptly confirmed in writing (including by email if acceptable to the Administrative Agent), and must be received by the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m. three U.S. Government Securities Business Days before the date of prepayment, (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m. one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 p.m. (noon) on the date of prepayment. Each Prepayment Notice shall specify (x) the prepayment date and (y) the principal amount of each Borrowing or portion thereof to be prepaid.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each Prepayment Notice shall be irrevocable; provided that, if a Prepayment Notice is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.8(a), then such Prepayment Notice may be revoked if such notice of termination of the Revolving Credit Commitments is revoked in accordance with Section 2.8(a).

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(iii)Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.1(c).
(iv)All prepayments of Term Loans under this Section 2.8(b) shall be applied to the remaining scheduled amortization payments of the Term Loans (A) with respect to such payments due in the four quarters immediately following the proposed optional prepayment, in direct order of maturity and (B) with respect to any payments due after such four quarter period (including the payment due on the Maturity Date), pro rata.
(c)Mandatory Prepayment of Revolving Credit Facility.  If at any time the Revolving Credit Exposure of the Revolving Credit Lenders exceeds the Revolving Credit Commitments of all Revolving Credit Lenders then in effect, then Borrower shall promptly (but in no event later than one (1) Business Day of such occurrence) prepay the entire amount of such excess to Administrative Agent, to prepay Revolving Credit Loans in accordance with the Revolving Credit Lenders’ respective Applicable Percentages, and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.  Each prepayment required by this Section 2.8(c) shall be applied, first, to any Base Rate Borrowings then outstanding, and, second, to any Term SOFR Borrowings then outstanding, and if more than one (1) Term SOFR Borrowing is then outstanding, to such Term SOFR Borrowings in such order as Borrower may direct, or if Borrower fails to so direct, as Administrative Agent shall elect.
(d)Mandatory Prepayments of Loans.
(i)In the event and on each occasion that any Net Cash Proceeds in respect of any Disposition (other than any Disposition permitted by Sections 7.8(a) through (j) and Section 7.8(l) through (n)) or any Extraordinary Receipts in respect of any Casualty Event are received by or on behalf of, or paid to or for the account of, any Loan Party, to the extent that such Net Cash Proceeds in respect of any such Disposition and any such Extraordinary Receipts in respect of a Casualty Event exceed $12,500,000 in the aggregate in any calendar year, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds and such Extraordinary Receipts within three (3) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (vi) below); provided, however, that with respect to Extraordinary Receipts which do not exceed $25,000,000 in the aggregate in any calendar year (the “Specified Extraordinary Receipts”) in respect of an Event of Damage received by or on behalf of, or paid to or for the account of, any Loan Party, if the Borrower shall have delivered a Reinvestment Notice within sixty (60) days following the applicable Event of Damage setting forth (1) evidence in form and substance reasonably satisfactory to the Administrative Agent of the insurance claim made in respect of such Event of Damage, (2) a projected budget and timeline for the replacement or repair of the Property in respect of which the Specified Extraordinary Receipts were paid, (3) updated projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements for

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the first year following the occurrence of such Event of Damage, (4) a report prepared by management of the Borrower specifying in reasonable detail: (x) such Event of Damage, (y) the status of the insurance claim with respect to such Event of Damage and (z) the nature of the investment (which shall comply with Section 7.5) expected to be made with such Specified Extraordinary Receipts and (5) that completion of such replacement and repair is technologically and economically feasible prior to the earlier of (i) 180 days from the applicable Loan Parties’ receipt of such Specified Extraordinary Receipts and (ii) the Maturity Date, with such determination made by an independent engineer selected by the Borrower and reasonably acceptable to the Administrative Agent, then at the election of Borrower, if (A) no Default or Event of Default has occurred and is continuing and (B) such Specified Extraordinary Receipts are held in a Deposit Account of a Loan Party subject to an Account Control Agreement, such Specified Extraordinary Receipts may be reinvested as specified to the Administrative Agent within 180 days after the receipt thereof (or if committed to be reinvested pursuant to a legally binding agreement for such purpose, on or before the earlier of (1) 90 days after such 180 day period and (2) the Maturity Date); provided, further, however, that (A) any Specified Extraordinary Receipts not so applied within such 180-day period or 270-day period, as applicable, shall be immediately applied to the prepayment of the Loans as set forth in clause (vi) below and (B) any Extraordinary Receipts in respect of an Event of Damage in excess of the Specified Extraordinary Receipts  shall be immediately applied to the prepayment of the Loans as set forth in clause (vi) below.
(ii)Upon the receipt by any Loan Party of any cash proceeds of a Specified Equity Contribution pursuant to Section 9.4, Borrower shall prepay an aggregate principal amount of Loans as set forth in Section 2.8(d)(vi) equal to all Net Cash Proceeds received therefrom within two (2) Business Days of receipt thereof by any such Loan Party.
(iii)Concurrently with the incurrence or issuance by any Loan Party of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to Section 7.1), Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the Net Cash Proceeds thereof, which prepayment shall be applied as set forth in clause (vi) below.
(iv)Upon receipt by any Loan Party of any cash proceeds in respect of any Prepaid Forward Power Sales Contract, if immediately after giving effect to the receipt of such proceeds, either: (A) Borrower is not in pro forma compliance with each of the Financial Covenants, in each case, for the Test Period most recently ended for which financial statements are available or (B) an Event of Default exists, the Net Cash Proceeds in respect thereof shall be applied as set forth in clause (vi) below.
(v)Upon the occurrence of any event triggering the prepayment requirement under any of clauses (i) through (iv) above, the Borrower shall deliver

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written notice thereof to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders.
(vi)Each prepayment of the Loans under this Section 2.8(d) shall be applied as follows:  first, ratably to the remaining scheduled amortization payments of the Term Loans on a pro rata basis and second, to the extent of any excess, to repay the Revolving Credit Loans and Swingline Loans, without a corresponding reduction in the Revolving Credit Commitments.
Section 2.9Swingline Loans.
(a)The Administrative Agent, the Swingline Lender and the Revolving Credit Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower requests a Base Rate Borrowing, the Swingline Lender may elect to have the terms of this Section 2.9(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Credit Lenders and in the amount requested, same day funds to the Borrower on the date of the applicable Borrowing to the Funding Account (each such Loan made solely by the Swingline Lender pursuant to this Section 2.9(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.9(c).  Each Swingline Loan shall be subject to all the terms and conditions applicable to other Base Rate Loans funded by the Revolving Credit Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. The aggregate amount of Swingline Loans outstanding at any time shall not exceed the Swingline Sublimit.  The Swingline Lender shall not make any Swingline Loan if the amount of the requested Swingline Loan would result in the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. All Swingline Loans shall be Base Rate Loans.
(b)Upon the making of a Swingline Loan (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan), each Revolving Credit Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan in proportion to its Applicable Percentage.  The Swingline Lender or the Administrative Agent may, at any time, require the Revolving Credit Lenders to fund their participations in Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire and fund participations in Swingline Loans pursuant to this paragraph is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. From and after the date, if any, on which any Revolving Credit Lender is required to fund its participation in any Swingline Loan purchased (or deemed purchased) hereunder, the Administrative Agent shall promptly distribute to such Revolving Credit Lender, such Revolving Credit Lender’s

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Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan.
(c)The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Credit Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Credit Lenders of such requested Settlement by telephone or e-mail no later than 12:00 (noon) on the date of such requested Settlement (the “Settlement Date”).  Each Revolving Credit Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Credit Lender’s Applicable Percentage of the outstanding principal amount of the applicable Swingline Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m. on such Settlement Date.  Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.2 have then been satisfied.  Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Credit Loans of such Revolving Credit Lenders, respectively.  If any such amount is not transferred to the Administrative Agent by any Revolving Credit Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender on demand such amount, together with interest thereon, as specified in Section 2.7.
(d)The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such replacement of the Swingline Lender.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.7(a).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(e)The Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Credit Lenders, in which case, the Swingline Lender may be replaced in accordance with Section 2.9(d) above.
Section 2.10Uncommitted Increase in Revolving Credit Commitments.

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(a)Request for Increase.  So long as no Event of Default has occurred and is continuing or would result therefrom, upon notice to Administrative Agent (which shall promptly notify the Lenders), Borrower may from time to time, request an increase in the aggregate Revolving Credit Commitments (a “Revolving Facility Increase”) by an amount for all requests for Revolving Facility Increases under this Section 2.10 and all requests for Incremental Term Loan Commitments under Section 2.11 not exceeding $25,000,000 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 (or such lesser amount as may be agreed to by the Administrative Agent in its sole discretion), (ii) Borrower may make a maximum of three (3) such requests and (iii) no Lender shall be required or otherwise obligated to provide any portion of such Revolving Facility Increase.  To achieve the full amount of a requested Revolving Facility Increase, and subject to the approval of Administrative Agent, Swingline Lender and L/C Issuer (which approvals shall not be unreasonably withheld), Borrower may (I) request that one or more Lenders increase their Revolving Credit Commitment, (II) invite all Lenders to increase their respective Revolving Credit Commitment, and/or (III) invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance satisfactory to Administrative Agent and its counsel.
(b)Notification by Administrative Agent; Additional Revolving Credit Lenders.  In the event the Borrower invites all Revolving Credit Lenders to increase their respective Revolving Credit Commitment, then at the time of sending such notice, Borrower (in consultation with Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Credit Lenders).  Each Revolving Credit Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.  Administrative Agent shall notify Borrower and each Lender of the Revolving Credit Lenders’ responses to each request made hereunder.
(c)Effective Date and Allocations.  If the Revolving Credit Commitments are increased in accordance with this Section, Administrative Agent and Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  In connection with any Revolving Facility Increase, the Revolving Credit Commitments of the Lenders and the holding of Term Loans shall be reallocated such that after giving effect to such reallocation, each Lender shall hold Revolving Credit Commitments and Term Loans on a proportionate pro rata basis consistent with the requirement for pro rata assignments set forth in Section 11.8(b)(ii); provided that no such reallocation may, immediately after giving effect thereto, increase the aggregate amount of the outstanding Term Loans and Revolving Credit Commitments of any Lender without such Lender’s consent; provided that, subject to the above, such reallocation may increase the outstanding Revolving Credit Commitment of a Lender without such Lender’s consent.  Administrative Agent shall promptly notify Borrower and the Lenders of the details of the final allocation of such increase, the reallocation described in the immediately preceding sentence and the Increase Effective Date.

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(d)Conditions to Effectiveness of Revolving Facility Increase.  The effectiveness of such Revolving Facility Increase shall be subject to the following conditions precedent:
(i)at the time of and immediately after giving effect to all Commitments to be added in connection with such Revolving Facility Increase, the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available; provided that for purposes of calculating such pro forma compliance, all Commitments to be added in connection with such Revolving Facility Increase shall be deemed to be fully-drawn;
(ii)no Event of Default and no Credit Support Event shall exist at the time of and immediately after giving effect to such Revolving Facility Increase;
(iii)an Acceptable PPA shall be in full force and effect at the time of and immediately after giving effect to such Revolving Facility Increase; and
(iv)Borrower shall deliver to Administrative Agent:

a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party, in each case in form and substance satisfactory to Administrative Agent, (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Facility Increase, (B) certifying that, before and after giving effect to such Revolving Facility Increase, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, and (C)  certifying that the statements contained in Section 2.10(d)(i)-(iii) are true and correct on and as of the Increase Effective Date.

(e) Pro Rata Treatment; Etc.  On the Increase Effective Date, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Credit Commitment shall make available to Administrative Agent such amounts in immediately available funds as Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s

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portion of the outstanding Revolving Credit Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Credit Loans, and Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Credit Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of Administrative Agent, in order to effect such reallocation and (ii)  the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Credit Loans as of the date of any increase (or addition) in the Revolving Credit Commitments (with such reborrowing to consist of the Types of Revolving Credit Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.1(b)).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term SOFR Loan, shall be subject to the provisions of Section 3.5 if the deemed payment occurs other than on the last day of the related Interest Periods.  Within a reasonable time after the effective date of any increase or addition, Administrative Agent shall, and is hereby authorized and directed to, revise Schedule 2.1 to reflect such increase or addition and shall distribute such revised Schedule 2.1 to each of the Lenders and the Borrower, whereupon such revised Schedule 2.1 shall replace the old Schedule 2.1 and become part of this Agreement.
(f)Conflicting Provisions.  This Section shall supersede any provisions in Section 11.10 or 11.22 to the contrary.
Section 2.11Incremental Term Loans.
(a)Request for an Incremental Term Loan Facility.  The Borrower may, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders), request (i) prior to the Delayed Draw Term Loan Funding Date, an increase in the Delayed Draw Term Loan Commitments, (ii) one or more new commitments of the same Class as any outstanding Term Loans and (iii) the establishment of one or more new term loan commitments (each of the foregoing clause (i), clause (ii) and clause (iii), an “Incremental Term Loan Commitment”) pursuant to an Incremental Term Loan Facility, by an amount for all requests for Incremental Term Loan Commitments under this Section 2.11 and all requests for Revolving Facility Increases under Section 2.10 not exceeding $25,000,000 in the aggregate; provided that (A) any such request for an Incremental Term Loan Facility shall be in a minimum amount of $5,000,000 (or such lesser amount as may be agreed to by the Administrative Agent in its sole discretion) and (B) the Borrower shall make no more than a total of three (3) requests in the aggregate for an Incremental Term Loan Facility under this Section.
(b)Incremental Term Loan Lenders.  An Incremental Term Loan Commitment may be provided by any existing Lender or other Person that is an Eligible Assignee (each such existing Lender or other Person that agrees to provide an Incremental Term Loan Commitment, an “Incremental Term Loan Lender”); provided that each Incremental Term Loan Lender shall be subject to the consent (not to be unreasonably withheld or delayed) of the Administrative Agent.  Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to provide an Incremental Term

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Loan Commitment pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.
(c)Effectiveness of Incremental Term Loan Commitments.
(i)The Administrative Agent and the Borrower shall determine the effective date for an Incremental Term Loan Facility pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such Incremental Term Loan Commitments among the Persons providing such Incremental Term Loan Facility; provided that such date shall be a Business Day at least ten (10) Business Days after delivery of the request for such Incremental Term Loan Facility (unless otherwise approved by the Administrative Agent) and at least thirty (30) days prior to the applicable Maturity Date then in effect.  In connection with the establishment of any Incremental Term Loan Facility, the Revolving Credit Commitments of the Lenders and the holding of Term Loans shall be reallocated such that after giving effect to such reallocation, each Lender shall hold Revolving Credit Commitments and Term Loans (after giving effect to the funding of Incremental Term Loans under such Incremental Term Loan Facility) on a proportionate pro rata basis consistent with the requirement for pro rata assignments set forth in Section 11.8(b)(ii); provided that no such reallocation may, immediately after giving effect thereto, increase the aggregate amount of the outstanding Term Loans and Revolving Credit Commitments of any Lender without such Lender’s consent; provided, however, that, subject to the above, such reallocation may increase the outstanding Revolving Credit Commitment of a Lender without such Lender’s consent.  The Administrative Agent shall promptly notify the Lenders of the details of the final allocation of such Incremental Term Loan Facility, the reallocation described in the immediately preceding sentence and the applicable Incremental Commitment Effective Date.
(ii)Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Term Loan Commitment shall be a Term Loan Commitment (and a separate facility hereunder) and Schedule 2.1 shall be updated accordingly to reflect such Incremental Term Loan Commitment, each Incremental Term Loan Lender providing such Incremental Term Loan Commitment shall be, and have all the rights of, a Lender and a Term Loan Lender, and the Credit Extensions made by it in respect of such Incremental Term Loan Commitment shall be Term Loans and Loans for all purposes of this Agreement.
(d)Terms of Incremental Term Loan Commitments.  The terms of any Incremental Term Loan Commitments and Incremental Term Loans (which shall be set forth in the relevant Incremental Term Loan Amendment) shall be determined by the Borrower and the applicable Incremental Term Loan Lenders; provided that:
(i)the maturity of any such Incremental Term Loans shall not be earlier than the latest scheduled maturity date of the Loans and Commitments in effect as of the Incremental Commitment Effective Date and the Weighted Average Life to

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Maturity of any such Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of such latest maturing Term Loans;
(ii)the All-In Yield and pricing grid, if applicable, for such Incremental Term Loans shall be determined by the Administrative Agent, the applicable Incremental Term Loan Lenders and the Borrower on the applicable Incremental Commitment Effective Date; provided that if the All-In Yield in respect of any Incremental Term Loan exceeds the All-In Yield for the Delayed Draw Term Loans, then the Applicable Margin for the Delayed Draw Term Loans shall be increased so that the All-In Yield in respect of the Delayed Draw Term Loans is equal to the All-In Yield for the Incremental Term Loans;
(iii)any mandatory prepayment (other than scheduled amortization payments) of each Incremental Term Loan shall be made on a pro rata basis with all then existing Term Loans, except that the Borrower and the Incremental Term Loan Lenders in respect of such Incremental Term Loan may, in their sole discretion, elect to receive any prepayments on a less than pro rata basis (but not on a greater than pro rata basis); and
(iv)except as provided above, all other terms and conditions applicable to any Incremental Term Loans shall be consistent with the terms and conditions applicable to the Delayed Draw Term Loans or otherwise reasonably satisfactory to the Administrative Agent and the Borrower (provided that such other terms and conditions, taken as a whole, shall not be more favorable to the Lenders under any Incremental Term Loans than such other terms and conditions, taken as a whole, under the Delayed Draw Term Loans).
(e)Conditions to Effectiveness of Incremental Term Loan Facility.  The effectiveness of any such Incremental Term Loan Facility shall be subject to the following conditions precedent:
(i)at the time of and immediately after giving effect to all Incremental Term Loan Commitments under such Incremental Term Loan Facility, the Borrower shall be in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available; provided that for purposes of calculating such pro forma compliance, all Incremental Term Loan Commitments under such Incremental Term Loan Facility shall be deemed to be fully-drawn;
(ii)no Event of Default and no Credit Support Event shall exist at the time of and immediately after giving effect to such Incremental Term Loan Facility and the making of Incremental Term Loans thereunder; and
(iii)an Acceptable PPA shall be in full force and effect at the time of and immediately after giving effect to such Incremental Term Loan Facility and the making of Incremental Term Loans thereunder.

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(iv)Borrower shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Incremental Commitment Effective Date signed by a Responsible Officer of such Loan Party, in each case in form and substance satisfactory to Administrative Agent, (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan Facility, (B) certifying that, before and after giving pro forma effect to such Incremental Term Loan Facility and the making of Incremental Term Loans thereunder, the representations and warranties contained in Article 5 and the other Loan Documents are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the Incremental Commitment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date, and except that for purposes of this Section 2.11, the representations and warranties contained in Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.1, and (C) certifying that  the statements contained in Section 2.11(e)(i)-(iii) are true and correct on and as of the Incremental Commitment Effective Date.
(f)Incremental Term Loan Amendments.  Each establishment of Incremental Term Loan Commitments pursuant to this Section 2.11 shall be effected pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Guarantors, the Administrative Agent and the applicable Incremental Term Loan Lenders, which Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.11.
(g)Conflicting Provisions.  This Section shall supersede any provisions in Section 11.10 or 11.22 to the contrary.
Section 2.12MIRE Event.  Notwithstanding anything to the contrary herein, if the Obligations are secured by any real Property located in a “special flood hazard area”, after the Closing Date no MIRE Event may be closed until the date that is fifteen (15) days (in each case, the “Notice Period”) after Administrative Agent has delivered to the Lenders the following documents in respect of such real Property: (i) a completed flood hazard determination from a third-party vendor; (ii) if such real Property is located in a “special flood hazard area”, (A) a notification to the Borrower of that fact and (if applicable) notification to the Borrower that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower of such notice; and (iii) if required by applicable Flood Insurance Regulations, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if Administrative Agent shall have received confirmation from each Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction.

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ARTICLE 3.

TAXES, YIELD PROTECTION AND INDEMNITY
Section 3.1Increased Costs.
(a)Increased Costs Generally.  If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or L/C Issuer (except any reserve requirement reflected in Term SOFR);
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital or Liquidity Requirements.  If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by such Lender or the Letters of Credit issued by L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will

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compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement.  A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in Sections 3.1(a) or (b) and delivered to Borrower, shall be conclusive absent manifest error.  Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 3.1 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9)-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.2Illegality.  If any Lender determines that any Law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, on notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) Borrower shall, if necessary to avoid such illegality, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR.  Upon any such

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prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.3Changed Circumstances; Benchmark Replacement.
(a)Changed Circumstances. Subject to clause (b) below, if prior to the commencement of any Interest Period for any Benchmark Rate Borrowing,
(i)Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) in connection with any request for a Benchmark Rate Loan or a conversion to or continuation thereof or otherwise, that for any reason adequate and reasonable means do not exist for determining the applicable Benchmark for any requested Interest Period with respect to a proposed Benchmark Rate Loan or in connection with an existing or proposed Base Rate Borrowing (provided that no Benchmark Transition Event shall have occurred at such time); or
(ii)Administrative Agent is advised by the Required Lenders that the applicable Benchmark for any requested Interest Period with respect to a proposed Benchmark Rate Loan will not adequately and fairly reflect the cost to such Lenders of funding or maintaining their Benchmark Rate Loans included in such Borrowing for such Interest Period, then Administrative Agent will promptly so notify Borrower and each Lender.  Thereafter, (x) the obligation of Lenders to make or maintain Benchmark Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Benchmark rate component of the Base Rate, the utilization of the Benchmark rate component in determining the Base Rate shall be suspended, in each case until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Benchmark Rate Borrowings or, failing that, will be deemed to have converted such request into a request for a Base Rate Borrowing in the amount specified therein.

(b)Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in

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accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement, (C) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (iv) below and (D) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (i) above either (1) is subsequently displayed on a screen or

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information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a Benchmark Rate Borrowing of, conversion to or continuation of Benchmark Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 3.4Taxes.
(a)Defined Terms.  For purposes of this Section, the term “applicable Law” includes FATCA.
(b)Payment Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses

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arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by Lenders.  Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.4(e).
(f)Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.4, such Loan Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.4(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or

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submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

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(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

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(h)Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.4 (including by the payment of additional amounts pursuant to this Section 3.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.4 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.4(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.4(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.4(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.4(h) shall not be construed to require any indemnified party to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival.  Each party’s obligations under this Section 3.4 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.5Compensation for Losses.  Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by Borrower (for a reason other than the failure of such Lender to lend any Loan other than a Base Rate Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by Borrower (regardless of whether such notice may be revoked by Borrower under the terms of this Agreement and is revoked in accordance herewith); or
(c)any assignment of a Loan other than a Base Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.6(b);

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the

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deposits from which such funds were obtained. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error.  Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.6Mitigation of Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.1, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.1 or Section 3.4, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders.  If any Lender requests compensation under Section 3.1, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.6(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.1 or Section 3.4) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.8;
(ii)such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, Swingline Loans, L/C Advances and funded participations in Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

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(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Law; and
(v)in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 3.6 may be effected pursuant to an Assignment and Assumption executed by Borrower, Administrative Agent and the assignee (and if a Revolving Credit Commitment is being assigned, the L/C Issuer and Swingline Lender) and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

Notwithstanding anything in this Section 3.6 to the contrary, (i) any Lender that acts as L/C Issuer may not be replaced hereunder at any time it has any Letters of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to L/C Issuer) have been made with respect to such outstanding Letters of Credit and (ii) the Lender that acts as Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 10.6.

Section 3.7Survival.  All of the obligations under this Article 3 shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of Administrative Agent.
ARTICLE 4.

CONDITIONS PRECEDENT
Section 4.1Initial Extension of Credit.  The obligation of the Lenders and L/C Issuer to make the initial Credit Extension hereunder is subject to the condition precedent that Administrative Agent shall have received all of the following, each dated (unless otherwise indicated or otherwise specified by Administrative Agent) the Closing Date, in form and substance satisfactory to Administrative Agent:

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(a)Credit Agreement.  Counterparts of this Agreement executed by each party hereto;
(b)Secretary’s Certificate; Resolutions; Incumbency; Constituent Documents.  A certificate of each of Borrower and each other Loan Party, dated the Closing Date and executed by a Responsible Officer of such Person, which shall (i) certify the resolutions of the board of directors (or other governing body) of each of Borrower and each other Loan Party, which authorize the execution, delivery, and performance by such Person of the Loan Documents to which such Person is or is to be a party, (ii) certify the names of the individuals or other Persons authorized to sign the Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons, and (iii) (A) attach the Constituent Documents and all amendments thereto for each Loan Party, with the formation documents included in the Constituent Documents being certified as of a date reasonably acceptable to Administrative Agent by the appropriate government officials of the state of incorporation or organization of each Loan Party and (B) contain a certification of a Responsible Officer of such Person that all such Constituent Documents are complete and correct;
(c)Certificate Regarding Consents, Licenses and Approvals.  A certificate of a Responsible Officer of Borrower on behalf of itself and the other Loan Parties either (i) attaching copies of all consents, licenses and approvals, including, without limitation, all Lessor Consents, required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;
(d)Closing Certificate.  A certificate signed by a Responsible Officer of Borrower certifying that (i) the conditions specified in Sections 4.2(b), (c), (d) and (e) have been satisfied and (ii) that no Material Adverse Effect and no event, condition or contingency that would reasonably be expected to have a Material Adverse Effect has occurred since December 31, 2024;
(e)Solvency Certificate.  A solvency certificate signed by the chief financial officer of Borrower (or another Responsible Officer of Borrower acceptable to Administrative Agent);
(f)Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of each Loan Party as to the existence and good standing of such Loan Party.  Each certificate or other evidence required by this clause (f) shall be dated within ten (10) days prior to the Closing Date;
(g)Notes.  The Notes executed by Borrower in favor of each Lender requesting Notes;
(h)Security Documents.  The Security Documents executed by Borrower and the other Loan Parties;

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(i)Guaranty Agreement.   The Guaranty Agreement executed by the Loan Parties;
(j)Pledged Equity Interests; Stock Powers; Pledged Notes.  (i) The certificates representing any Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to Administrative Agent pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;
(k)Financing Statements, etc.  Each document (including any UCC financing statements reflecting the Loan Parties, as debtors, and Administrative Agent, as secured party) required by the Security Documents or under applicable Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens that have priority over the Liens in favor of the Administrative Agent under applicable Law), each of which shall, if applicable be in proper form for filing, registration or recordation;
(l)Insurance Matters.  Copies of insurance certificates describing all insurance policies required by Section 6.5, together with endorsements providing that Administrative Agent is lender’s loss payable with respect to each insurance policy covering Collateral and additional insured with respect to each insurance policy covering liabilities;
(m)Lien Searches.  The results of UCC, Tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Loan Party in the appropriate filing offices, such search to be as of a date no more than thirty (30) days prior to the Closing Date, and reflecting no Liens against any of the intended Collateral other than Liens being released or assigned to Administrative Agent on or prior to the Closing Date and Permitted Liens;
(n)Opinions of Counsel.  A favorable opinion of Morgan, Lewis & Bockius LLP, legal counsel to Borrower and each other Loan Party, addressed to Administrative Agent, the Lenders and L/C Issuer and dated the Closing Date, in form and substance satisfactory to Administrative Agent, with respect to such matters as Administrative Agent may reasonably request, and a favorable opinion of (i) Krieg DeVault LLP, Indiana and Illinois local counsel to the Loan Parties and (ii) Jones & Keller, Colorado local counsel to the Loan Parties, in each case, addressed to Administrative Agent, the Lenders and L/C Issuer and dated the Closing Date, in form and substance satisfactory to Administrative Agent, with respect to as to such matters as Administrative Agent may reasonably request;
(o)Attorneys’ Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent invoiced, shall have been paid in full by Borrower;

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(p)Legal Due Diligence.  Administrative Agent and its counsel shall have completed all customary and confirmatory legal, tax, environmental and ERISA due diligence concerning each element of the Transactions (including a review of Material Agreements), and the Borrower and its Subsidiaries, the results of which shall be satisfactory to Administrative Agent in its reasonable discretion;
(q)Material Agreements.  True and correct copies of all Material Agreements described on Schedule 5.24;
(r)Environmental Reports.  Such environmental reports regarding the Material Real Property as Administrative Agent may reasonably request and Administrative Agent shall be reasonably satisfied with the environmental condition of the Material Real Property;
(s)KYC Information; Beneficial Ownership Information.  Borrower and each of the other Loan Parties shall have provided to Administrative Agent and the Lenders at least five (5) Business Days prior to the Closing Date (i) the documentation and other information requested by Administrative Agent as it deems necessary in order to comply with requirements of any Anti-Corruption Laws and Anti-Terrorism Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations and (ii) to the extent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;
(t)Closing Fees.  Evidence that (i) all fees required to be paid to Administrative Agent and the Arranger on or before the Closing Date have been paid, and (ii) all fees required to be paid to the Lenders on or before the Closing Date have been paid;
(u)Funding Account.  A notice setting forth the Deposit Account of the Borrower (the “Funding Account”) to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowing requested or authorized pursuant to this Agreement;
(v)Financial Statements.  (A) the audited consolidated balance sheets of the Borrower and its Subsidiaries and related consolidated statements of income, shareholder’s equity and cash flows for the fiscal years ended December 31, 2022, December 31, 2023 and December 31, 2024 and (B) unaudited consolidated balance sheet of the Borrower and its Subsidiaries and related consolidated statements of income and cash flows for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 (collectively, the “Historical Financial Statements”);
(w)Financial Projections.  Pro forma consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, which shall be in form reasonably acceptable to Administrative

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Agent and not be materially inconsistent with any financial information or projections previously delivered to Administrative Agent;
(x)Junior Capital. Evidence reasonably satisfactory to the Administrative Agent that the Borrower shall have received gross cash proceeds during the period after January 7, 2026 and on or prior to the Closing Date from issuances of its common equity and/or from proceeds of Junior Debt (provided that the incurrence of such Debt is otherwise permitted under this Agreement) in an aggregate amount of not less than $40,000,000;
(y)Payoff of Existing Indebtedness; Release of Liens.  Evidence that all commitments under the Existing Credit Agreement have been or concurrently with the Closing Date are being terminated, all outstanding amounts thereunder are being paid, satisfied and discharged in full and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released pursuant to payoff and release documents satisfactory to Administrative Agent;
(z)Owned Real Estate Support Documents.  With respect to each Material Real Property that is owned in fee simple by any Loan Party: (i) a Mortgage and evidence of the proper recordation of such Mortgage (or the delivery of any such Mortgage to the applicable title insurance company for recordation, on or immediately after the Closing Date) in the appropriate filing office, and (ii) the Owned Real Estate Support Documents with respect to such Material Real Property; and
(aa)Additional Documentation.  Such additional approvals, opinions, or documents as Administrative Agent or its legal counsel may reasonably request.

For purposes of determining compliance with the conditions set forth in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or be acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2All Extensions of Credit.  The obligation of the Lenders (including L/C Issuer) to make any Credit Extension hereunder (including the initial Credit Extension) is subject to the following additional conditions precedent:
(a)Request for Credit Extension.  Administrative Agent shall have received in accordance with this Agreement, as the case may be, a Revolving Credit Borrowing Request, Term Loan Borrowing Request, or Letter of Credit Application, as applicable, pursuant to Administrative Agent’s requirements and executed by a Responsible Officer of Borrower;
(b)No Default.  No Default and no Credit Support Event shall have occurred and be continuing, or would result from or after giving effect to such Credit Extension;
(c)Representations and Warranties.  All of the representations and warranties of Borrower and each other applicable Loan Party contained in Article 5 and in

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the other Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct in all respects on and as of the date of such Borrowing, and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Borrowing, in each case with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or in the case of such representations and warranties that contain a materiality qualification, in all respects) as of such earlier date, and except that for purposes of this Section 4.2, (A) the representations and warranties contained in Section 5.2 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1(a) and (b), respectively, and (B) the representations and warranties contained in Section 5.31 shall be deemed to refer to most recent Schedule 5.31 furnished pursuant to the terms hereof; and
(d)Availability.  With respect to any request for a Credit Extension under the Revolving Credit Commitments, after giving effect to the Credit Extension so requested, the total Revolving Credit Exposure of the Revolving Credit Lenders shall not exceed the aggregate Revolving Credit Commitments of the Revolving Credit Lenders in effect as of the date of such Credit Extension; and
(e)Financial Covenants. After giving effect to the Credit Extension so requested, Borrower shall be in pro forma compliance with the Financial Covenants (and provide reasonably detailed calculations demonstrating such pro forma compliance).

Each Credit Extension hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 4.2 have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.3Additional Conditions to Delayed Draw Term Loan Borrowing.  In addition to Section 4.2, the obligation of the Delayed Draw Term Loan Lenders to make the Delayed Draw Term Loan hereunder is subject to the following additional conditions precedent:
(a)Closing Date. The Closing Date shall have occurred;
(b)Prior to DDTL Expiration Date. The DDTL Expiration Date shall not have occurred;
(c)Single Draw. The Delayed Draw Term Loan shall be made only in a single draw up to the full amount of the Delayed Draw Term Loan Commitment;
(d)Use of Proceeds. Borrower and its Restricted Subsidiaries shall be in compliance with Section 5.10 of this Agreement after giving effect to the funding of the Delayed Draw Term Loans and the use of proceeds thereof;
(e)Acceptable PPA. An Acceptable PPA shall be in full force and effect before and after giving effect to such Delayed Draw Term Loan Facility and the making of the Delayed Draw Term Loan thereunder; and

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(f)Responsible Officer Certificate. Administrative Agent shall have received a certificate of Borrower dated as of the Delayed Draw Term Loan Funding Date signed by a Responsible Officer, in form and substance satisfactory to Administrative Agent, certifying to and attaching a true and correct copy of an Acceptable PPA which shall be in full force and effect before and after giving effect to the Delayed Draw Term Loan Facility and the making of the Delayed Draw Term Loan thereunder.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

To induce Administrative Agent, L/C Issuer and the Lenders to enter into this Agreement, and to make Credit Extensions hereunder, Borrower represents and warrants to Administrative Agent, L/C Issuer and the Lenders that:

Section 5.1Entity Existence.  Each Loan Party (a) is a corporation, partnership or limited liability company duly incorporated or organized, as the case may be, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own or lease its assets and carry on its business as now being or as proposed to be conducted; and (c) is duly qualified and in good standing in each jurisdiction listed on Schedule 5.1 and in all other jurisdictions where the assets owned or leased by it or in which the nature of its business or both makes such qualification necessary, except where such failure would not have a Material Adverse Effect.  Each Loan Party has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.
Section 5.2Financial Statements; Etc.  The Historical Financial Statements are available to the Administrative Agent pursuant to the public filings with the SEC, as required under the Securities Exchange Act of 1934.  The Historical Financial Statements are true, correct and complete in all material respects, have been prepared in accordance with GAAP, subject (in the case of the interim statements) to normal year-end audit adjustments and fairly and accurately present the financial condition of Borrower and its Restricted Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither Borrower nor any of its Restricted Subsidiaries has any liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Financial Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of Borrower or its Restricted Subsidiaries which may cause a Material Adverse Effect.  Since December 31, 2024, no Material Adverse Effect and no circumstance which would reasonably be expected to have a Material Adverse Effect has occurred. All projections delivered by Borrower to Administrative Agent and the Lenders have been prepared in good faith, with care and diligence and using assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Administrative Agent and the Lenders and all such assumptions are disclosed in the projections.  Other than the Debt listed on Schedule 7.1 and Debt otherwise permitted by Section 7.1, Borrower and each Restricted Subsidiary have no Debt. As of the Closing Date, Borrower and each Restricted Subsidiary have no Junior Debt.

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Section 5.3Action; No Breach.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, (i) the Constituent Documents of such Person (if such Person is not a natural Person), or (ii) any applicable Law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (b) constitute a default under any Material Agreement, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person (other than Liens granted under the Loan Documents), or result in a Credit Support Event.
Section 5.4Operation of Business.  As of the Closing Date, no Loan Party owns any Material Intellectual Property. As of the Closing Date, each of the Loan Parties owns or possesses all material licenses, registrations, permits, consents, authorizations, franchises and rights necessary to own and operate its properties and to conduct its business as now conducted and as presently proposed to be conducted, without known possible, alleged or actual infringement upon the rights of any other Person.
Section 5.5Litigation and Judgments.  There are no actions, suits, investigations, or proceedings before or by any Governmental Authority or arbitrator pending, or to the knowledge of any Loan Party after a reasonable investigation, threatened against or affecting any Loan Party or against any of their Properties that could, if adversely determined, reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.  There are no outstanding judgments against any Loan Party.  Since the date hereof, there has been no adverse change in the status of any matter set forth on Schedule 5.5 that would reasonably be expected to increase materially the likelihood of a Material Adverse Effect resulting therefrom.
Section 5.6Rights in Properties; Liens.  Each Loan Party has good and indefeasible title to or valid leasehold interests in its respective Material Real Property, including such Property reflected in the financial statements described in Section 5.2, and none of the Properties of any Loan Party is subject to any Lien, except Permitted Liens.
Section 5.7Enforceability.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and the other Loan Documents to which any Loan Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by Debtor Relief Laws and general principles of equity.
Section 5.8Approvals.  No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by any Loan Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof other than (a) the recording and filing of the Security Documents and financing statements in connection therewith and (b) those third party authorizations, approvals or consents which, if not made or obtained, do not have an adverse effect on the enforceability of the Loan Documents and could not reasonably be expected to have a Material Adverse Effect.

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Section 5.9Taxes.  Each of the Loan Parties has filed on a timely basis all material federal, state, local and other Tax Returns required to have been filed.  Each such Tax Return is true, correct and complete in all material respects.  Each of the Loan Parties has paid all of its respective material liabilities for Taxes, assessments, governmental charges, and other levies that are due and payable (whether or not shown on any Tax Return), other than (a) Taxes, if any, the payment of which is being contested in good faith and by appropriate proceedings diligently conducted and reserves for the payment of which are being maintained in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.  No Loan Party knows of any pending investigation of any Loan Party by any taxing authority or of any pending but unassessed material Tax liability of any Loan Party.  No Loan Party has given waivers or extensions  of any statute of limitations relating to the payment of Taxes of a Loan Party or for which any Loan Party may be liable, which such waiver or extension remains outstanding.
Section 5.10Use of Proceeds; Margin Securities.  The proceeds of the Revolving Credit Borrowings shall be used by the Loan Parties for (i) ongoing working capital and general corporate purposes and (ii) to provide a portion of the refinancing of the obligations of the Loan Parties under the Existing Credit Agreement and any fees and expenses incurred in connection therewith.  The proceeds of the Term Loans will be used by the Loan Parties for ongoing working capital and general corporate purposes. Neither Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  None of the Loan Parties holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any such Loan Party are or will be represented by margin stock.  No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger or Administrative Agent) of any Anti-Terrorism Laws, Anti-Corruption Laws or any Sanctions.
Section 5.11ERISA; Benefit Plan Matters. Each Loan Party and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 or 430 of the Code has been made with respect to any Plan.  There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan or Multiemployer Plan. No non-exempt Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Multiemployer Plan has occurred or could reasonably be expected to occur, except as could not reasonably be expected to have a Material Adverse Effect.  No ERISA Event that, individually or in the aggregate with all other ERISA Events, could reasonably be expected to have a Material Adverse Effect, has occurred or could reasonably be expected to occur. No Loan Party or ERISA Affiliate has incurred, or could reasonably be expected to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that could reasonably be expected to have a Material Adverse Effect.  No Loan Party

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or ERISA Affiliate has incurred, or could reasonably be expected to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, could result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.  No Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.  No Loan Party is an entity deemed to hold the assets of a Benefit Plan, and, assuming the assets used by each Lender to make a Loan otherwise satisfy such Lender’s obligations under this Agreement and are not subject to ERISA, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt Prohibited Transaction.  No Loan Party or ERISA Affiliate has received notice pursuant to Section 4242(a)(1)(B) of ERISA that a Multiemployer Plan is in reorganization and that additional contributions are due to the Multiemployer Plan pursuant to Section 4243 of ERISA.

Section 5.12Disclosure.  No statement, information, report, representation, or warranty made by Borrower or any other Loan Party in this Agreement, in any other Loan Document or furnished to Administrative Agent or any Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.  There is no fact known to any Loan Party which would reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to Administrative Agent and each Lender or otherwise disclosed in the Borrower’s Form 10-K annual report or Form 10-Q quarterly report most recently filed with the SEC. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
Section 5.13Subsidiaries.  As of the Closing Date, no Loan Party has any Subsidiaries other than those listed on Schedule 5.13 (and, if subsequent to the Closing Date, such additional Subsidiaries as have been formed or acquired in compliance with Section 6.13) and Schedule 5.13 sets forth the jurisdiction of incorporation or organization of each Subsidiary and the percentage of the applicable Loan Party’s ownership interest in such Subsidiary.  All of the outstanding capital stock or other Equity Interests of each Subsidiary described on Schedule 5.13 have been validly issued, are fully paid, and are nonassessable.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock or similar options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Restricted Subsidiary, except as created by the Loan Documents.  As of the Closing Date, neither Phoenix 500 nor Phoenix 820 owns any Material Real Property.
Section 5.14Agreements; No Default.  No Loan Party is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in (a) any Material Agreement or (b) any judgment, decree or order to which any Loan Party or any Restricted Subsidiary thereof is a party or by which any Loan Party or any Restricted Subsidiary thereof or any of their respective properties may be bound.  No Default has occurred and is continuing.
Section 5.15Compliance with Laws.  No Loan Party is in violation in any material respect of any Law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

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Section 5.16Regulated Entities.  No Loan Party is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.  No Loan Party is an Affected Financial Institution.
Section 5.17Environmental Matters.  Except to the extent that a Material Adverse Effect would not, individually or in the aggregate, reasonably be expected to arise as a result:
(a)Each Loan Party is in compliance with all Environmental Laws.  No Loan Party is aware of, nor has any Loan Party received notice of, any past, present, or future conditions, events, activities, practices, or incidents that prevents or would reasonably be expected to prevent the compliance or continued compliance of each Loan Party with all Environmental Laws;
(b)Each Loan Party has obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws for conducting its business as now conducted, and all such permits are in effect and each Loan Party is in compliance with all of the terms and conditions of such permits;
(c)No Hazardous Materials have been used, generated, stored, transported, disposed of on, or Released by each Loan Party from, any of the Material Real Property in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Laws.  The use which each Loan Party makes of the Material Real Property does not and would not be reasonably expected to result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of the Material Real Property in violation of, or in a manner that gives or would be reasonably expected to give rise to liability under any applicable Environmental Laws;
(d)No Loan Party is subject to any outstanding or threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) any failure to comply with Environmental Laws, (ii) any Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;
(e)There has been no Release of Hazardous Materials at, in, on or under the currently or previously owned or leased Material Real Properties that would reasonably be expected to give rise to any Environmental Liabilities of a Loan Party;
(f)No Loan Party is a hazardous waste treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and its implementing regulations or any comparable provision of state Law.  Each Loan Party is in compliance with all applicable financial responsibility requirements of all Environmental Laws;
(g)No Loan Party has failed to file any notice required under applicable Environmental Law reporting a Release; and

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(h)No Lien arising under any Environmental Law has attached to any Material Real Property or revenues of any Loan Party and none of the Loan Parties have knowledge of any facts that would support such a lien to be imposed.
Section 5.18Anti-Corruption Laws; Sanctions; Etc.
(a)No Loan Party or Subsidiary of any Loan Party or, to the knowledge of any Loan Party, any director, officer, employee, agent, or Affiliate of a Loan Party or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned 50 percent or more, individually or in the aggregate, directly or indirectly, or Controlled by any person that:  (i) is a Sanctioned Person or is currently the subject or target of any Sanctions, or (ii) is located, organized or resident, or has assets, in a Sanctioned Country.
(b)The Loan Parties, their Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Loan Parties, agents, are in compliance with all applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Law.  Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable Anti-Corruption Laws.
Section 5.19PATRIOT Act.  The Loan Parties and each of their Affiliates are in material compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the PATRIOT Act, and (c) all other federal or state Laws relating to “know your customer” (collectively, the “Anti-Terrorism Laws”).
Section 5.20Insurance.  The Properties of each Loan Party are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried in conformity with prudent industry practice by companies engaged in similar businesses and owning similar Properties in the same general geographic  areas in which the Loan Parties operate. Each Loan Party has taken all actions reasonably necessary under the Flood Insurance Regulations and/or requested by the Administrative Agent to assist in ensuring that each Lender is in compliance with the Flood Insurance Regulations applicable to the Collateral, including, but not limited to, providing the Administrative Agent with the address and/or GPS coordinates of each structure located upon any real property that will be subject to a Mortgage in favor of the Administrative Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

Section 5.21Solvency.  As of the Closing Date, after giving effect to the Transactions on the Closing Date, each of Borrower and each other Loan Party is Solvent and has not entered into any transaction with the intent to hinder, delay or defraud a creditor. After giving effect to the Transactions and each Credit Extension made hereunder, Borrower is Solvent, and the Loan Parties on a consolidated basis are Solvent and have not entered into any transaction with the intent to hinder, delay or defraud a creditor.

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Section 5.22Security Documents.  The provisions of the Security Documents are effective to create in favor of Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties party thereto in the Collateral.  Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens in Collateral.
Section 5.23Labor Matters.  Each of the Loan Parties is in compliance with all employment agreements, employment contracts, collective bargaining agreements and other agreements among any such Loan Party and its employees (collectively, “Labor Contracts”) and all applicable Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Effect.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of such Loan Parties which in any case, individually or in the aggregate, would reasonably expected to constitute a Material Adverse Effect.  No Labor Matters Event has occurred or is reasonably expected to occur.
Section 5.24Material Agreements.  Schedule 5.24 sets forth a complete and correct list of all Material Agreements of Borrower and each Restricted Subsidiary in effect as of the Closing Date and on the date of each update thereof required hereunder. Neither Borrower nor any Restricted Subsidiary (nor, to any Loan Party’s knowledge, any other party thereto) is in breach of or in default under any Material Agreement in any material respect.
Section 5.25Affiliate Transactions.  Except as set forth on Schedule 5.25, as of the Closing Date, there are no existing or proposed agreements, arrangements, understandings or transactions between any Loan Party and any of the officers, members, managers, directors, stockholders, parents, holders of other Equity Interests, employees or Affiliates of any Loan Party or any members of their respective immediate families that are on terms no less favorable to such Loan Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Loan Party.
Section 5.26Qualified ECP Guarantor.  Each Loan Party is a Qualified ECP Guarantor.
Section 5.27Coal Act; Black Lung Act.  To the extent applicable, the Loan Parties and their “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and none of the Loan Parties or their respective related persons has any liability under the Coal Act except with respect to premiums or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Effect.  The Loan Parties are in compliance in all material respects with the Black Lung Act, and none of the Loan Parties has any liability under the Black Lung Act except with respect to premiums, contributions or other payments required thereunder which have been paid when due and except to the extent that the liability thereunder would not reasonably be expected to result in a Material Adverse Effect.

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Section 5.28Bonding Capacity.  After giving effect to the transactions contemplated by the Loan Documents, Borrower has a sufficient mine bonding capacity to conduct its operations as projected in accordance with the financial projections of Borrower and its Restricted Subsidiaries provided to the Administrative Agent.
Section 5.29Permit Blockage.  No Loan Party has been barred for a period in excess of fourteen (14) consecutive days from receiving surface mining or underground mining permits pursuant to the permit block provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§ 1201 et seq., and the regulations promulgated thereto, or any corresponding state laws or regulations.

Section 5.30Mining Property; Required Mining Permits.  The Loan Parties own or have an interest in all Real Property (whether owned or leased) and all Required Mining Permits necessary for the mining operations and related operations and activities of the Loan Parties as currently conducted.
Section 5.31Material Real Property.  Schedule 5.31 sets forth the Material Real Property of the Loan Parties as of the Closing Date and on the date of each update thereof required hereunder.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Commitment hereunder:

Section 6.1Reporting Requirements.  Borrower will furnish, or cause to be furnished, to Administrative Agent (with copies for each Lender upon Administrative Agent’s request):
(a)Annual Financial Statements.  As soon as available, and in any event not later than the earlier to occur of (i) ninety (90) days after the last day of each fiscal year of Borrower and (ii) fifteen (15) days after the date by which Borrower is required to file its annual report on form 10-K with the SEC, beginning with the fiscal year ended December 31, 2025, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing consolidated balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by Grant Thornton LLP or other independent certified public accountants of recognized standing reasonably acceptable to Administrative Agent, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications (including any “going concern” or like qualification or exception other than with respect to, or resulting from, the occurrence of an upcoming maturity date of any current Debt) or limitations on scope. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial

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statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents;
(b)Quarterly Financial Statements.  As soon as available, and in any event not later than the earlier to occur of (i) forty-five (45) days after the last day of each of the first three (3) fiscal quarters of each fiscal year of Borrower and (ii) five (5) days after the date by which Borrower is required to file its quarterly report on form 10-Q with the SEC, beginning with the fiscal quarter ending March 31, 2026, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing consolidated balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail and fairly and accurately presenting the financial condition and results of operations of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)Compliance Certificate. Concurrently with the delivery of each of the financial statements referred to in Sections 6.1(a) and 6.1(b), a Compliance Certificate (i) stating that to the best of the knowledge of the Responsible Officer executing same, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, (ii) showing in reasonable detail the calculations demonstrating compliance with the covenants set forth in Article 8, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements most recently delivered pursuant to Section 6.1(a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (iv) containing such other certifications set forth therein.  For any financial statements delivered electronically by a Responsible Officer in satisfaction of the reporting requirements set forth in clause (a) or (b) preceding that are not accompanied by the required Compliance Certificate, that Responsible Officer shall nevertheless be deemed to have certified the factual matters described in this clause (c) with respect to such financial statements; however, such deemed certification shall not excuse or be construed as a waiver of Borrower’s obligation to deliver the required Compliance Certificate;
(d)ERAS SPV. Promptly (but in no event later than five (5) Business Days) after (i) the formation of any ERAS SPV, a written notice of the formation of such ERAS SPV and (ii) any investments in, or Dispositions to, any ERAS SPV, a written notice specifying, as applicable, the Property subject to Disposition or, in the case of cash and Cash Equivalents, the amount thereof.
(e)Projections.  Concurrently with the delivery of each of the financial statements referred to in Section 6.1(a), commencing with the financial statements delivered pursuant to Section 6.1(a) for the fiscal year ending December 31, 2026, projections for Borrower and its Subsidiaries for the following fiscal year, such projections

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to be prepared in accordance with GAAP and to include an operating and capital budget and a projected income statement, statement of cash flows and balance sheet;
(f)Notice of Litigation.  Promptly (but in no event later than five (5) days) after (i) the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any of its Restricted Subsidiaries which (i) relate to the Collateral or (ii), if determined adversely to such Loan Party, would reasonably be expected to (A) result in liabilities of such Loan Party in excess of $10,000,000 or (B) have a Material Adverse Effect;
(g)Notice of Default.  As soon as possible and in any event within five (5) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that the applicable Loan Party has taken and proposes to take with respect thereto;
(h)ERISA Reports.  Promptly (but in no event later than five (5) Business Days) after receiving notice of any Reportable Event with respect to any Loan Party or ERISA Affiliate or becoming aware of any occurrence of a non-exempt Prohibited Transaction, a certificate of the chief financial officer of Borrower setting forth the details as to such Reportable Event or a non-exempt Prohibited Transaction, and the action that the applicable Loan Party proposes to take with respect thereto;
(i)Updates to Security Document Schedules.  Concurrently with the delivery of the Compliance Certificate delivered in connection with the annual financial statements pursuant to Section 6.1(a), updates to all Schedules to the Security Documents to the extent that information contained in such Schedules has become inaccurate or incomplete since delivery thereof and such Schedules are required to be updated from time to time pursuant to the terms of the applicable Security Document;
(j)Insurance.  Concurrently with the delivery of the Compliance Certificate delivered in connection with the annual financial statements pursuant to Section 6.1(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party containing such additional information as Administrative Agent, or any Lender through Administrative Agent, may reasonably specify. Within ten (10) Business Days after any material change in insurance coverage by Borrower or any other Loan Party from that previously disclosed to Administrative Agent, a report describing such change;
(k)Notice of Material Adverse Effect and Change in Beneficial Owners.  As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of (i) any event or circumstance that would reasonably be expected to have a Material Adverse Effect and (ii) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification;
(l)Material Agreements or Material Debt. Promptly, and in any event within five (5) Business Days, after (i) any Material Agreement of Borrower or any of its

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Restricted Subsidiaries is terminated or amended in a manner that is materially adverse to the interests of the Lenders, (ii) any new Material Agreement is entered into or (iii) any officer of Borrower or any of its Restricted Subsidiaries obtains knowledge of any condition or event that constitutes a default or an event of default under any Material Agreement or Material Debt, a certificate of a Responsible Officer of the Borrower specifying the nature and period of existence of such condition or event and, as applicable, including copies of such material amendments, agreements or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Agreement, provided, no such prohibition on delivery shall be effective if it were bargained for by Borrower or a Restricted Subsidiary with the intent of avoiding compliance with this Section 6.1(l)) and, in the case of clause (iii), within an additional thirty (30) days after delivery of the initial notice, an explanation of any actions being taken or proposed to be taken by such Loan Party with respect to such claimed default or event of default;
(m)Environmental Matters. Prompt written notice, and in any event within five (5) Business Days, of any action, investigation or written inquiry by any Governmental Authority or any written demand or lawsuit by any Person against Borrower or its Restricted Subsidiaries or their Material Real Properties, in each case, in connection with any actual or alleged violation of Environmental Laws if Borrower could reasonably anticipate that such action (whether individually or in the aggregate) will result in liability in excess of $25,000,000, which is not fully covered by insurance, subject to normal deductible;
(n)Notice of Certain Changes.  Promptly, (i) notice of any material change in the business conducted by Borrower or any of its Restricted Subsidiaries, and (ii) copies of any amendment, restatement, supplement or other modification to any of the Constituent Documents of Borrower or any of its Restricted Subsidiaries that is adverse to the interests of the Lenders;
(o)Real Property, Fee or Leasehold.  Within ninety (90) days of the delivery of the Compliance Certificate delivered in connection with the annual financial statements pursuant to Section 6.1(a), an update to Schedule 5.31 that lists and describes (including the street address, county or other relevant jurisdiction, state, record owner) all Material Real Property acquired by any Loan Party during such fiscal year, and in the case of Material Real Property that lists and describes (including lessor, lessee, county of other relevant jurisdiction, state, instrument number of related memorandum of lease) all Material Real Property leased by any Loan Party during such fiscal year;
(p)Proxy Statements etc. As soon as available, one (1) copy of each financial statement, report, notice or proxy statement sent by Borrower or any of its Subsidiaries to its stockholders generally and one (1) copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the SEC;
(q)SEC Investigations.  Promptly after receipt thereof by Borrower or any of its Restricted Subsidiaries, copies of each notice or other correspondence received from the

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SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any of its Restricted Subsidiaries;
(r)Mandatory Prepayment Events.  Promptly, and in any event within the applicable time period for the making of the applicable mandatory prepayment, a report describing in reasonable detail the (A) occurrence of any Disposition or Casualty Event for which Borrower is required to make a mandatory prepayment pursuant to Section 2.8(d)(i), (B) occurrence of the issuance by any Loan Party of any of its stock or other Equity Interests for which Borrower is required to make a mandatory prepayment pursuant to Section 2.8(d)(ii), (C) occurrence of the incurrence or issuance by any Loan Party of any Debt for which Borrower is required to make a mandatory prepayment pursuant to Section 2.8(d)(iii), or (D) receipt by any Loan Party of any cash proceeds in respect of any Prepaid Forward Power Sales Contract, in each case together with the amount of the corresponding mandatory prepayment required to be made pursuant to Section 2.8(d)(i), (ii), (iii), or (iv), as applicable.
(s)General Information.  Promptly, such other information concerning Borrower or any of its Restricted Subsidiaries as Administrative Agent, or any Lender through Administrative Agent, may from time to time reasonably request, including, without limitation, any certification or other evidence Administrative Agent requests in order for it to (i) comply with any applicable federal or state Laws or regulations (including, but not limited to, information about the ownership and management of Borrower or any other Loan Party), (ii) confirm compliance by Borrower or any other Loan Party with all Anti-Terrorism Laws, and (iii) confirm that neither Borrower nor any other Loan Party (nor any Person owning any interest of any nature whatsoever in Borrower or any other Loan Party) is a Sanctioned Person.

Documents required to be delivered pursuant to Section 6.1(a), Section 6.1(b) or Section 6.1(p) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website (including the SEC’s EDGAR website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent of the posting of any such documents.

Section 6.2Maintenance of Existence; Conduct of Business.  Borrower shall, and shall cause each Restricted Subsidiary to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business, except to the extent a failure to so preserve and maintain could not reasonably be expected to have a Material Adverse Effect.
Section 6.3Maintenance of Properties.  Borrower shall, and shall cause each Restricted Subsidiary to, maintain, keep, and preserve all of its Properties (tangible and intangible)

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necessary or useful in the proper conduct of its business in good working order and condition (ordinary wear and tear excepted).

Section 6.4Taxes and Claims.  Borrower shall, and shall cause each Restricted Subsidiary to, pay or discharge at or before maturity or before becoming delinquent (a) all material Taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all material lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any Restricted Subsidiary shall be required to pay or discharge any Tax, levy, assessment, governmental charge or claim which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established so long as the failure to make payment pending any contest could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any Property of Borrower or any of its Restricted Subsidiaries in violation of Section 7.2.
Section 6.5Insurance.
(a)Borrower shall, and shall cause each Restricted Subsidiary to, maintain insurance with financially sound and reputable insurance companies satisfactory to Administrative Agent in such amounts and covering such risks as is customarily maintained in conformity with prudent industry practice by companies engaged in similar businesses and owning similar Properties in the same general areas in which the Loan Parties operate, provided that in any event the Borrower will maintain and cause each of its Restricted Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance, with coverage amounts and deductibles reasonably satisfactory to Administrative Agent.  Each insurance policy covering Collateral shall name Administrative Agent as lender’s loss payable and each insurance policy covering liabilities shall name Administrative Agent as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without thirty (30) days’ prior written notice to Administrative Agent.  Borrower shall, and shall cause each Restricted Subsidiary to, execute and deliver to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by such Loan Party.
(b)If at any time any Building or Manufactured (Mobile) Home (as defined in applicable Flood Insurance Regulations) is included in the Collateral and is or has become located in an area designated as a “special flood hazard area” under applicable Flood Insurance Regulations, Borrower shall, and shall cause each Restricted Subsidiary to, (i) provide Administrative Agent with a description of such Building or Manufactured (Mobile) Home, including the address and legal description thereof and such other information as may be requested by Administrative Agent to obtain a flood determination or otherwise satisfy its obligations under applicable Flood Insurance Regulations, (ii) obtain flood insurance in such amounts as required by applicable Flood Insurance Regulations and (iii) provide evidence in form and substance satisfactory to Administrative Agent of such flood insurance to Administrative Agent.

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Section 6.6Inspection Rights.  At any reasonable time and from time to time, upon reasonable notice, Borrower shall, and shall cause each Restricted Subsidiary to, permit representatives and independent contractors of Administrative Agent and each Lender (a) to examine, inspect, review, evaluate and make physical verifications of the inventory and other Collateral in a reasonable manner, (b) to visit and inspect its Properties, (c) to examine its corporate, financial and operating books and records, and make copies thereof or abstracts therefrom and (d) to discuss its affairs, business, operations, financial condition and accounts with its directors, officers, and employees, all at the sole cost and expense of Borrower and at such reasonable times during normal business hours as mutually agreed by Administrative Agent and Borrower; provided that, other than with respect to such visits and inspections during the continuance of an Event of Default, (i) only Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.6(a) and (ii) Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year; provided, further, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the sole cost and expense of Borrower at any time during normal business hours and with reasonable advance notice.
Section 6.7Keeping Books and Records.  Borrower shall, and shall cause each Restricted Subsidiary to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.
Section 6.8Compliance with Laws.  Borrower shall, and shall cause each Subsidiary to, (a) comply in all respects with all Anti-Terrorism Laws, Anti-Corruption Laws and applicable Sanctions and (b) comply in all material respects with all other applicable Laws (including, without limitation, all Environmental Laws) and decrees of any Governmental Authority or arbitrator.
Section 6.9Compliance with Agreements.  Borrower shall, and shall cause each Restricted Subsidiary to, comply in all material respects with all Material Agreements and Required Mining Permits.
Section 6.10Further Assurances.  Borrower shall, and shall cause each Restricted Subsidiary to, execute and deliver such further agreements and instruments and take such further action as may be reasonably requested by Administrative Agent or any Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Administrative Agent in the Collateral.
Section 6.11ERISA.  Borrower shall, and shall cause each Restricted Subsidiary to, comply with all Pension Funding Rules, and all other material requirements, of ERISA, the Code, and other applicable Laws, so as not to give rise to any liability that would reasonably be expected to have a Material Adverse Effect thereunder.
Section 6.12Account Control Agreements.
(a)Within 90 days after the Closing Date (or such longer period as agreed to by the Administrative Agent in its sole discretion), Borrower shall, and shall cause each Restricted Subsidiary to, cause all Commodity Accounts, Deposit Accounts and Securities

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Accounts (in each case, excluding those accounts which are Excluded Accounts) held by the Loan Parties as of the Closing Date to be subject to an Account Control Agreement in favor of Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, which provides that Administrative Agent shall have exclusive “control” (within the meaning of Section 8-106 or Section 9-104 of the UCC, as applicable) of such account.
(b)Borrower shall, and shall cause each Restricted Subsidiary to, with respect to each Deposit Account, Securities Account and Commodity Account (in each case, excluding those accounts which are Excluded Accounts) that such Loan Party at any time opens, maintains or acquires after the Closing Date, substantially contemporaneously with the opening or acquisition of such Deposit Account, Securities Account or Commodity Account (in each case, excluding those accounts which are Excluded Accounts) and prior to depositing any funds therein or transferring any assets thereto, enter into an Account Control Agreement that is effective for the Administrative Agent to obtain “control” (within the meaning of Article 8 or Article 9 of the UCC, as applicable) and otherwise in form and substance satisfactory to the Administrative Agent, and pursuant to which the depository bank that maintains such Deposit Account, securities intermediary that maintains such Securities Account, or commodities intermediary that maintains such Commodity Account, as applicable, agrees to comply at any time with instructions from the Administrative Agent to such depository bank, securities intermediary or commodities intermediary directing the disposition of funds from time to time credited to such Deposit Account, Securities Account or Commodity Account, without further consent of such Loan Party.  Borrower shall not, and shall cause each Restricted Subsidiary to not, permit any Deposit Account excluded from the requirements of this Section 6.12 as a result of such Deposit Account constituting an Excluded Account to cease to qualify as an Excluded Account unless and until such account is subject to an Account Control Agreement.
Section 6.13Additional Guarantors.  Borrower shall notify Administrative Agent at the time that any Person becomes a Restricted Subsidiary (whether by formation, acquisition, merger or otherwise or a Subsidiary ceasing to be an Excluded Subsidiary), and promptly thereafter (and in any event within five (5) Business Days) (a) execute and deliver or cause to be executed and delivered to Administrative Agent all Security Documents, stock certificates, stock powers and other agreements and instruments as may be reasonably requested by Administrative Agent to ensure that Administrative Agent has a perfected Lien on all Equity Interests held by any Loan Party in such new Restricted Subsidiary, and (b) cause such new Restricted Subsidiary to (i) become a Guarantor by executing and delivering to Administrative Agent a joinder to the Guaranty Agreement, (ii) execute and deliver all Security Documents requested by Administrative Agent pledging to Administrative Agent for the benefit of the Secured Parties all of its Property constituting Collateral (subject to such exceptions as Administrative Agent may permit in its sole discretion) and take all actions required by Administrative Agent to grant to Administrative Agent for the benefit of Secured Parties a perfected first priority security interest in such Property, subject to Permitted Liens, including the execution and delivery of Account Control Agreements to the extent required pursuant to Section 6.12 and the filing of UCC financing statements in such jurisdictions as may be requested by Administrative Agent, (iii) within sixty (60) days of such Person becoming a Restricted Subsidiary, with respect to Material Real Property owned by such Restricted Subsidiary: (A) execute, acknowledge and deliver to Administrative Agent a Mortgage

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and (B) the Owned Real Estate Support Documents with respect to such Material Real Property; provided that, if such Material Real Property is located in a “special flood hazard area”, such Mortgage shall not be executed and delivered to Administrative Agent until the date that is thirty (30) days after Administrative Agent has delivered to the Lenders the following documents in respect of such Material Real Property:  (I) a completed flood hazard determination from a third-party vendor, (II) if such Material Real Property is located in a “special flood hazard area”, (1) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (2) evidence of receipt by the applicable Loan Parties of such notice; and (III) if required by applicable Flood Insurance Regulations, evidence of required flood insurance; and (iv) deliver to Administrative Agent such other documents and instruments as Administrative Agent may reasonably require, including appropriate favorable opinions of counsel to such Person in form, content and scope reasonably satisfactory to Administrative Agent.

Section 6.14Sanctions; Anti-Corruption Laws.  Borrower shall, and shall cause each Subsidiary to, maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable Anti-Corruption Laws.
Section 6.15Post-Closing Covenant.  Borrower shall, and shall cause each Restricted Subsidiary to, execute and deliver the documents and take each action set forth on Schedule 6.15, in each case within the applicable corresponding time limits specified on such schedule.
Section 6.16Material Real Property.
(a)In the event that any Loan Party shall acquire any Material Real Property owned in fee, Borrower shall promptly provide notice thereof to Administrative Agent and promptly thereafter (and in any event within sixty (60) days (or such longer period acceptable to Administrative Agent in its sole discretion)): (a) execute, acknowledge and deliver to Administrative Agent a Mortgage and (b) provide the Owned Real Estate Support Documents with respect to such Material Real Property and (c) provide the address and/or GPS coordinates of each structure located upon such Material Real Property; provided that, if Administrative Agent determines that such Material Real Property is located in a “special flood hazard area”, such Mortgage shall not be executed and delivered to Administrative Agent until Administrative Agent and Lenders have received the following documents in respect of such Material Real Property:  (i) a completed flood hazard determination from a third-party vendor and (ii) if such Material Real Property is located in a “special flood hazard area”, if required by applicable Flood Insurance Regulations, evidence that the applicable Loan Parties have obtained the required flood insurance.
(b)The Borrower shall review Schedule 5.31 as of December 31st of each year, commencing December 31, 2026, to ascertain whether (i) all of the Loan Parties’ coal leases in Knox County, Indiana, (ii) the Loan Parties’ coal leases outside of Knox County, Indiana covering at least 90% of the coal reserves covered by all such leases (calculated at the time of determination), and (iii) all material leased property on which physical assets associated with a Loan Party’s mine complex (such as portals, buildings, stockpiles, coal preparation plants), are subject to Mortgages after giving effect to acquisitions and

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Dispositions.  In the event that any Material Real Property as described in subclause (i), (ii), or (iii) in the foregoing sentence is not subject to a Mortgage, then the Borrower shall, and shall cause the other Loan Parties to, grant, within ninety (90) days of delivery of the of the Compliance Certificate delivered in connection with the annual financial statements pursuant to Section 6.1(a), to the Administrative Agent as security for payment or performance of the Obligations Mortgages on such leased Material Real Property.
ARTICLE 7.

NEGATIVE COVENANTS

Borrower covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Commitment hereunder:

Section 7.1Debt.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, incur, create, assume, or permit to exist any Debt, except:
(a)the Obligations;
(b)existing Debt described on Schedule 7.1 and any refinancings, refundings, renewals or extensions thereof; provided that (i) such refinancing, refunding, renewal or extension does not increase the outstanding principal amount thereof and (ii) the final stated maturity and average life to maturity of such Debt as refinanced, refunded, renewed or extended is not less than the final stated maturity or average life to maturity of the original Debt;
(c)Capitalized Lease Obligations and Purchase Money Debt; provided that the aggregate outstanding principal amount of Debt incurred pursuant to this clause (c) shall not exceed $25,000,000 at any time;
(d)Hedge Obligations existing or arising under Hedging Agreements permitted by Section 7.16;
(e)Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and performance and completion guaranties and similar obligations (including, without limitation, letters of credit posted in lieu of such bonds and obligations in an amount not to exceed $10,000,000 at any time)incurred in the ordinary course of business, including Debt in respect of bonds or other surety obligations required by Governmental Authorities in connection with the operation of the businesses of the Loan Parties;
(f)unsecured intercompany Debt owed by any Loan Party to another Loan Party; provided that such Debt shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent;
(g)Guarantees by any Loan Party of Debt of any other Loan Party not otherwise prohibited pursuant to this Section 7.1;

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(h)Debt representing deferred compensation to employees incurred in the ordinary course of business;
(i)Debt to current or former officers, directors, employees, their respective estates, spouses, or former spouses to finance the purchase or redemption of equity interests in the Borrower in aggregate amount not to exceed $5,000,000;
(j)Debt in respect of netting services, automated clearinghouse arrangements, overdraft protections, and similar arrangements, in each case in connection with deposit accounts incurred in the ordinary course;
(k)Debt consisting of the financing of insurance premiums arising in the ordinary course of business;
(l)Debt incurred in respect of warehouse receipts or similar instruments issued or created in the ordinary course of business;
(m)Subordinated Debt of Borrower or any Restricted Subsidiary and guarantees thereof by Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $150,000,000; provided that, in each case: (i) such Debt shall solely comprise Subordinated Debt, (ii) such Debt shall not provide for any amortization of principal or any scheduled prepayments of principal on any date prior to 91 days after the stated Maturity Date in effect at the time of incurrence or issuance, (iii) such Debt shall not contain a scheduled maturity date that is earlier than 91 days after the stated Maturity Date in effect at the time of incurrence or issuance, (iv) such Debt (or the documents governing such Debt) shall not contain (A) financial maintenance covenants that are more restrictive or onerous with respect to Borrower and its Restricted Subsidiaries than the financial maintenance covenants in this Agreement, (B) covenants (other than financial maintenance covenants) or events of default, taken as a whole, that are more restrictive or onerous with respect to Borrower and the Restricted Subsidiaries than the covenants (other than financial maintenance covenants) and events of default in this Agreement, (C) restrictions on the ability of Borrower or any of its Restricted Subsidiaries to guarantee the Obligation or to pledge assets as collateral security for the Obligations, (D) any mandatory prepayment or Redemption provisions which would require a mandatory prepayment or Redemption of such Debt (other than provisions requiring Redemption or offers to Redeem in connection with asset sales or a “change in control”) or (E) any prohibition on the prior repayment of any Obligations and (v) immediately after giving effect to the incurrence or issuance of such other Debt, the application of the proceeds thereof, and on the date of such incurrence or issuance of such Debt: (A) Borrower shall be in pro forma compliance with each of the Financial Covenants, in each case, for the Test Period most recently ended for which financial statements are available and (B) no Event of Default shall exist;
(n)Debt assumed in connection with a Permitted Acquisition hereunder after the Closing Date, but only to the extent that (A) such Debt existed at the time such Person became a Restricted Subsidiary or the assets subject to such Debt were acquired and (B) such Debt was not incurred in contemplation thereof; provided that, any Debt existing or assumed under this clause (n) since the Closing Date shall not exceed $10,000,000;

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(o)any unsecured Debt of Borrower or any Restricted Subsidiary and guarantees thereof by Borrower or any Restricted Subsidiary; provided that, in each case: (i) such Debt shall solely comprise unsecured Debt, (ii) such Debt shall not provide for any amortization of principal or any scheduled prepayments of principal on any date prior to 120 days after the stated Maturity Date in effect at the time of incurrence or issuance, (iii) such Debt shall not contain a scheduled maturity date that is earlier than 120 days after the stated Maturity Date in effect at the time of incurrence or issuance, (iv) such Debt (or the documents governing such Debt) shall not contain (A) financial maintenance covenants that are more restrictive or onerous with respect to Borrower and its Restricted Subsidiaries than the financial maintenance covenants in this Agreement, (B) covenants (other than financial maintenance covenants) or events of default, taken as a whole, that are more restrictive or onerous with respect to Borrower and the Restricted Subsidiaries than the covenants (other than financial maintenance covenants) and events of default in this Agreement, (C) restrictions on the ability of Borrower or any of its Restricted Subsidiaries to guarantee the Obligation or to pledge assets as collateral security for the Obligations, (D) any mandatory prepayment or Redemption provisions which would require a mandatory prepayment or Redemption of such Debt (other than provisions requiring Redemption or offers to Redeem in connection with asset sales or a “change in control”) or (E) any prohibition on the prior repayment of any Obligations and (v) immediately after giving effect to the incurrence or issuance of such other Debt, the application of the proceeds thereof, and on the date of such incurrence or issuance of such Debt: (A) Borrower shall be in pro forma compliance with each of the Financial Covenants, in each case, for the Test Period most recently ended for which financial statements are available and (B) no Event of Default shall exist; and
(p)other Debt not to exceed $25,000,000 in the aggregate at any time outstanding; provided that such Debt is (i) unsecured or (ii) secured only by Liens permitted under Section 7.2(p);

provided that, notwithstanding anything to the contrary in this Section 7.1, Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, incur, create, assume, or permit to exist any Debt that would result in a Credit Support Event.

Section 7.2Limitation on Liens.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, incur, create, assume, or permit to exist any Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired, except:
(a)existing Liens disclosed on Schedule 7.2; provided that (i) such Lien shall not apply to any other Property of a Loan Party and (ii) such Lien shall secure only those obligations which it secures on the Closing Date, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(b)Liens in favor of Administrative Agent for the benefit of the Secured Parties;
(c)encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real Property that do not (individually or in the aggregate)

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materially affect the value of the assets encumbered thereby or materially impair the ability of any Loan Party to use or operate such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use or operation;
(d)Liens for Taxes, assessments, or other governmental charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party
(e)statutory Liens of mechanics, materialmen, warehousemen, landlords, carriers or other similar statutory Liens securing obligations incurred in the ordinary course of business that are not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves in accordance with GAAP have been established and for which such contest operates to suspend the enforcement of any foreclosure or levy on any Property of any Loan Party;
(f)Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs (other than Liens imposed by ERISA) or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases, or as required by any Governmental Authority, not in excess of the aggregate amount due thereunder, made in the ordinary course of business;
(g)Liens on specific Property to secure Purchase Money Debt used to acquire, construct or improve such Property and Liens securing Capitalized Lease Obligations with respect to specific leased Property, in each case securing only Debt permitted under Section 7.1(c);
(h)Liens securing Debt permitted pursuant to Section 7.1(n); provided that, with respect to the Debt permitted pursuant to Section 7.1(n), any such Liens shall be with respect to assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of the Borrower or any of its Restricted Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition and the proceeds and products thereof and accessions thereto;
(i)Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(n);
(j)Liens securing Subordinated Debt permitted under Section 7.1(m) (so long as such Liens are subordinated to the Liens in favor of the Administrative Agent securing the Obligations pursuant to an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent);

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(k)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases, consignment of goods or other similar transactions;
(l)rights of setoff or bankers’ liens of banks or other financial institutions where the Borrower or any Restricted Subsidiary maintains deposits in the ordinary course of business and which are within the general parameters customary in the banking industry;
(m)(i) any interest or title of a lessor under any lease entered into by the Borrower or a Restricted Subsidiary and covering only the assets so leased and (ii) any leases, subleases, licenses (including licenses of intellectual property) or sublicenses granted to others in the ordinary course of business of the Borrower and its Restricted Subsidiaries which do not materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries;
(n)Liens securing obligations in respect of letters of credit permitted under Section 7.1(e), limited to cash or deposit accounts pledged to the issuer of such letters of credit as cash collateral, in an amount not to exceed 105% of the stated amount of such letters of credit;
(o)Liens on cash collateral, cash deposits and deposit accounts that, in each case, solely secure obligations of the Loan Parties under power purchase agreements (excluding obligations of any Loan Party under the Citadel ISDA or the Trafigura ISDA) not to exceed $25,000,000 in the aggregate for all such cash collateral, cash deposits and deposit accounts at any time, in each case, so long as (i) at the time of the incurrence of such Lien such obligations under the applicable power purchase agreement cannot be satisfied by the issuance of a letter of credit permitted under the Credit Agreement on or behalf of a Loan Party and (ii) at the time of, and immediately after giving effect to, such Lien, the Borrower is in compliance with Section 8.3 (in each case calculated on a pro forma basis after giving effect to such Lien and any Borrowings made in connection therewith); and
(p)other Liens on Property that is not Collateral securing Debt that is permitted under Section 7.1(p);

provided that, notwithstanding anything to the contrary in this Section 7.2, Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, incur, create, assume, or permit to exist any pari passu or senior Lien upon any of its Property, assets, or revenues, whether now owned or hereafter acquired as credit support for the obligations of the Borrower or any of its Restricted Subsidiaries under the Citadel ISDA, the Trafigura ISDA or any other Prepaid Forward Power Sales Contract.

Section 7.3Mergers, Etc.  Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, divide or liquidate, except that:
(a)any Subsidiary may merge or consolidate with a Restricted Subsidiary or the Borrower; provided that if the Borrower is a party to such merger or consolidation, the

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Borrower shall be the continuing or surviving Person, and otherwise a Loan Party shall be the continuing or surviving Person; and
(b)solely in connection with a Permitted Acquisition, (i) any Person may merge or consolidate with or into any Restricted Subsidiary provided such Restricted Subsidiary shall be the surviving entity and (ii) any Loan Party may acquire all or substantially all of the assets of any Person or all of the Equity Interests of any Person pursuant to a Permitted Acquisition.
Section 7.4Restricted Payments.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:
(a)Restricted Subsidiaries may declare and pay dividends and other Restricted Payments to Borrower and any Subsidiary of Borrower that is a Loan Party; and
(b)so long as at the time of and immediately after giving effect to any such Restricted Payment, (i) no Default or Event of Default exists or would result therefrom, (ii) the Total Leverage Ratio for the most recently ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such Restricted Payment and any Borrowings made in connection therewith) is equal to or less than 2.00 to 1.00, (iii) the Borrower is in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available (in each case calculated on a pro forma basis after giving effect to such Restricted Payment and any Borrowings made in connection therewith) and (iv) Liquidity for the most recently ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such Restricted Payment and any Borrowings made in connection therewith) is not less than $50,000,000, Borrower may, in accordance with its Constituent Documents, make Restricted Payments in cash.
Section 7.5Loans and Investments.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make, hold or maintain, any advance, loan, extension of credit, or capital contribution to or investment in, Guarantee any obligations of, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, or consummate any Acquisition, except:
(a)existing investments described on Schedule 7.5;
(b)readily marketable direct obligations of, or obligations the principal of and interest on which we are unconditionally guaranteed by, the United States of America or any agency thereof with maturities of one (1) year or less from the date of acquisition;
(c)fully insured certificates of deposit, banker’s acceptances, overnight bank deposits and time deposits with maturities of one (1) year or less from the date of acquisition issued, or guaranteed by, or placed with, and money market deposit accounts issued or offered by, either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) any Lender;

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(d)commercial paper maturing in 270 days or less of a domestic issuer if at the time of purchase such paper is rated in one (1) of the two (2) highest rating categories of S&P, Moody’s or Fitch;
(e)fully-collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in cause (b) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(f)investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (b) through (d) above;
(g)investments in Restricted Subsidiaries (other than Phoenix 500 and Phoenix 820);
(h)investments consisting of Hedge Agreements permitted under Section 7.16;
(i)advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable which are payable in cash;
(j)advances to employees for the payment of expenses in the ordinary course of business;
(k)intercompany Debt permitted under Section 7.1(f);
(l)investments (including debt obligations) acquired in connection with the settlement of delinquent accounts in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(m)investments constituting Permitted Acquisitions;
(n)investments in the ERAS SPVs not to exceed $200 million in the aggregate during the term of this Agreement so long as at the time of and immediately after giving effect to any such investment, (i) no Default exists or would result therefrom, (ii) the Borrower is in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available (in each case calculated on a pro forma basis after giving effect to such investment and any Borrowings made in connection therewith) and (iii) Liquidity for the most recently ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such investment and any Borrowings made in connection therewith) is not less than $30,000,000;
(o)so long as at the time of and immediately after giving effect to any such investment, (i) no Default or Event of Default exists or would result therefrom, (ii) the Total Leverage Ratio for the most recently ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such investment and any Borrowings made in connection therewith) is less than the Total Leverage Ratio then applicable under Section 8.1 by at least 0.50 to 1.00 (for purposes of

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clarity, if the maximum Total Leverage Ratio permitted under Section 8.1 for the most recently ended Test Period for which financial statements are available is 3.00 to 1.00, then under this clause (ii), the Total Leverage Ratio (calculated on a pro forma basis after giving effect to the applicable investment and any Borrowings made in connection therewith) shall be less than 2.50 to 1.00), and (iii) the Borrower is in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available (in each case calculated on a pro forma basis after giving effect to such Investment and any Borrowings made in connection therewith), Borrower may make investments in cash; and
(p)other investments not to exceed $50,000,000 in the aggregate during the term of this Agreement so long as at the time of and immediately after giving effect to any such investment, no Default exists or would result therefrom;

provided that, notwithstanding anything to the contrary in this Section 7.5, no Loan Party shall transfer any direct or indirect right, title or interest in the Merom Generating Station, any mining complexes or surface mines (including, without limitation, the mining complexes Oaktown 1 and 2 underground mines, Prosperity surface mine, Freelandville surface mine and Carlisle wash plant), any coal leases, any Material Intellectual Property or in any Acceptable PPA to any Excluded Subsidiary.

Section 7.6Limitation on Issuance of Equity.  Borrower shall not permit any Restricted Subsidiary to, directly or indirectly, issue, sell, assign, or otherwise Dispose of (a) any of its stock or other Equity Interests, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its stock or other Equity Interests or (c) any option, warrant, or other right to acquire any of its stock or other Equity Interests, in each case, other than to any Loan Party. Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, issue, sell, assign, or otherwise Dispose of any Disqualified Equity Interests, in each case, other than to any Loan Party.
Section 7.7Transactions With Affiliates.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of any Loan Party, except:
(a)transactions entered into in the ordinary course of such Loan Party’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement, and upon fair and reasonable terms and no less favorable to such Loan Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Loan Party;
(b)transactions solely among Loan Parties;
(c)the issuance or incurrence of intercompany Debt permitted under Section 7.1(f);
(d)transactions with ERAS SPVs permitted under Section 7.5 and Section 7.8; and

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(e)Restricted Payments permitted by Section 7.4.
Section 7.8Disposition of Assets.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly make any Disposition, except:
(a)Dispositions of inventory in the ordinary course of business;
(b)Dispositions in the ordinary course of business of property that is (i) worn, obsolete or no longer necessary or required in the conduct of such Loan Party’s business, including without limitation the sale, transfer or exchange of any owned or leased real property or any interests therein, or (ii) the election by the Borrower to terminate or to allow to expire the leases of any real property;
(c)Dispositions of cash or Cash Equivalents in the ordinary course of business;
(d)Dispositions of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business;
(e)Dispositions in the ordinary course of business consisting of the abandonment of non-Material Intellectual Property;
(f)Dispositions consisting of Restricted Payments permitted Section 7.4;
(g)Dispositions permitted under Section 7.5;
(h)Dispositions of property by any Loan Party to another Loan Party (other than any such Disposition to Phoenix 500 or Phoenix 820);
(i)Dispositions of the property set forth on Schedule 7.8 from the applicable Loan Parties to any ERAS SPV or, in the case of item 3 on such Schedule, to Hoosier Energy Rural Electric Cooperative, Inc., solely as required for purposes of the development and interconnection of the ERAS Facility; provided, however, that as of the date of each such Disposition and after giving effect thereto, such Disposition does not materially and adversely impact, on an individual, stand-alone basis, the operations of the Merom Generating Station;
(j)Dispositions of assets acquired in a Permitted Acquisition, within 270 days of such Permitted Acquisition, that are not necessary or required in the conduct of such Loan Party’s business;
(k)Dispositions resulting from any Casualty Event; provided, that to the extent required by Section 2.8(d)(i), Borrower shall prepay the Loans in accordance with Section 2.8(d) with the Extraordinary Receipts received as a result thereof;
(l)so long as no Default or Event of Default exists or would result therefrom, Dispositions of assets for fair market value not otherwise permitted under this Section 7.8 if, determined as of the date of each such Disposition and after giving effect thereto, the aggregate fair market value of the assets sold under this subsection (l) does not exceed

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$50,000,000 and not less than 75% of the purchase price thereof shall be paid in form of cash or Cash Equivalents;
(m)the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower; and
(n)any sale, transfer or lease of equipment in the ordinary course of business which are replaced by substitute equipment acquired or leased in an amount not to exceed $25,000,000 in the aggregate in any fiscal year;

provided that (i) in the case of any Disposition permitted under this Section 7.8, Borrower shall make the mandatory prepayment of Term Loans to the extent required pursuant to Section 2.8(d) and (ii) notwithstanding anything to the contrary in this Section 7.8, (A) no Loan Party shall Dispose of any direct or indirect rights or interests in any Material Intellectual Property or in an Acceptable PPA to any Excluded Subsidiary and (B) no Loan Party shall Dispose of any direct or indirect interests in the Merom Generating Station.

Section 7.9Sale and Leaseback.  Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person other than Capitalized Lease Obligations.
Section 7.10Nature of Business.  Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than the businesses in which they are engaged as of the date hereof or businesses related thereto.  No Loan Party shall make any material change in its credit collection policies if such change would materially impair the collectability of any Account, nor will it rescind, cancel or modify any Account except in the ordinary course of business.

Section 7.11Environmental Protection.  Except as would not otherwise be expected to have a Material Adverse Effect, Borrower shall not, nor shall it permit any Restricted Subsidiary to  (a) use (or permit any tenant to use) any of their respective Material Real Properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of, or in a manner or to a location that could give rise to liability under, any applicable Environmental Laws, (b)  conduct any activity that generates or causes a Release of any Hazardous Material in violation of any applicable Environmental Laws, or (c) otherwise conduct any activity or use any of their respective Material Real Properties or assets in any manner that violates any Environmental Law in a manner that creates any Environmental Liabilities for which any Loan Party would be responsible.
Section 7.12Accounting.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Administrative Agent and Lenders, or (b) in Tax reporting treatment, except as required by Law and disclosed to Administrative Agent and Lenders.

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Section 7.13Burdensome Agreements.  Except as set forth on Schedule 7.13, Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any other Loan Document, which (a) directly or indirectly prohibits Borrower or any other Loan Party from creating or incurring a Lien on any of its Property, revenues, or assets, whether now owned or hereafter acquired, (b) directly or indirectly prohibits any of its Restricted Subsidiaries or any other Loan Party to make any payments, directly or indirectly, to any other Loan Party by way of dividends, distributions, advances, repayments of loans, repayments of expenses, accruals, or otherwise or (c) in any way would be contravened by such Person’s performance of its obligations hereunder or under the other Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or the Loan Documents and (ii) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Debt permitted by Section 7.1(c) if such restrictions or conditions apply only to the Property securing such Debt and (B) customary provisions in leases restricting the assignment thereof.
Section 7.14Subsidiaries.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, form or acquire any Subsidiary unless (a) such Subsidiary (other than an Excluded Subsidiary or a Subsidiary of an Excluded Subsidiary) is a Wholly-Owned Domestic Subsidiary and (b) Borrower or such other Loan Party complies with the requirements of Section 6.13 with respect to such Subsidiary (other than an Excluded Subsidiary) and its Equity Interests.
Section 7.15Amendments of Certain Documents.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, amend, restate, supplement or otherwise modify any of the terms or provisions of, or waive any of its rights under, (a) their respective Constituent Documents, (b) any Material Agreement, (c) any Acceptable PPA, (d) the Citadel ISDA, (e) the Trafigura ISDA or (f) any Junior Debt Documents, in each case, in a manner adverse to the interest of the Lenders, without the prior written consent of Administrative Agent.
Section 7.16Hedge Agreements.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which such Loan Party has actual exposure and not for speculative purposes, and (b) other Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Loan Party limited to the principal amount of such interest-bearing liability or investment which have terms and conditions reasonably acceptable to Administrative Agent, provided that the aggregate Hedge Termination Value of all Hedge Agreements permitted under this Section 7.16 shall not at any time exceed $25,000,000.
Section 7.17Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable Anti-Corruption Law, or (b) (i) to

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fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

Section 7.18Prepayment of Debt.  Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly, make or agree to pay or make, directly or indirectly, any optional or voluntary payment, prepayment, repurchase or Redemption of, or any distribution (whether in cash, securities or other Property) in respect of, any Junior Debt, except (a) to the extent expressly permitted under the terms of the applicable subordination agreement (if any), (b) in connection with the refinancing of such Debt to the extent such refinancing Debt is permitted under Section 7.1, and (c) other payments made in cash so long as at the time of and immediately after giving effect to any such payment, (i) no Default or Event of Default exists or would result therefrom, (ii) the Total Leverage Ratio for the most recently ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such payment and any Borrowings made in connection therewith) is equal to or less than 2.00 to 1.00, (iii) the Borrower is in compliance with the Financial Covenants for the most recently ended Test Period for which financial statements are available (in each case calculated on a pro forma basis after giving effect to such payment and any Borrowings made in connection therewith) and (iv) Liquidity for the most recently ended Test Period for which financial statements are available (calculated on a pro forma basis after giving effect to such payment and any Borrowings made in connection therewith) is not less than $50,000,000.
ARTICLE 8.

FINANCIAL COVENANTS

Borrower covenants and agrees that until the Obligations have been Paid in Full and no Lender has any Commitment hereunder:

Section 8.1Total Leverage Ratio.
(a)Prior to the Acceptable PPA Date, Borrower shall not permit, as of the last day of any Test Period during the following periods, the Total Leverage Ratio to be greater than the ratio set forth opposite such period below:
Period	Total Leverage Ratio
March 31, 2026 to and including September 30, 2026	2.50 to 1.0
December 31, 2026 to and including September 30, 2027	2.25 to 1.0
From and after December 31, 2027	2.00 to 1.0

(b)From and after the Acceptable PPA Date, Borrower shall not permit, as of the last day of any Test Period during the following periods, the Total Leverage Ratio to be greater than the ratio set forth opposite such period below:

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Period	Total Leverage Ratio
March 31, 2026 to and including September 30, 2026	3.25 to 1.0
From and after December 31, 2026	3.00 to 1.0
Section 8.2Senior Secured Leverage Ratio.
(a)Prior to the Acceptable PPA Date, Borrower shall not permit, as of the last day of any Test Period during the following periods, the Senior Secured Leverage Ratio to be greater than the ratio set forth opposite such period below:
Period	Senior Secured Leverage Ratio
March 31, 2026 to and including September 30, 2026	2.50 to 1.0
December 31, 2026 to and including September 30, 2027	2.25 to 1.0
From and after December 31, 2027	2.00 to 1.0

(b)From and after the Acceptable PPA Date, Borrower shall not permit, as of the last day of any Test Period ending on and after March 31, 2026, the Senior Secured Leverage Ratio to be greater than 2.00 to 1.00.
Section 8.3Minimum Liquidity.  Prior to the Acceptable PPA Date, Borrower shall not permit, as of the last day of any Test Period during the following periods, Liquidity to be less than the amount set forth opposite such period below:
Period	Minimum Liquidity
March 31, 2026 to and including September 30, 2026	$20,000,000
December 31, 2026 to and including September 30, 2027	$25,000,000
From and after December 31, 2027	$30,000,000
Section 8.4Fixed Charge Coverage Ratio.  Borrower shall not permit, as of the last day of any Test Period ending on and after March 31, 2026, the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

ARTICLE 9.

DEFAULT
Section 9.1Events of Default.  Each of the following shall be deemed an “Event of Default”:

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(a)Borrower shall fail to pay the Obligations under the Loan Documents or any part thereof shall not be paid when due or declared due and, other than with respect to payments of principal, such failure shall continue unremedied for three (3) days after such payment became due;
(b)Any Loan Party shall breach any provision of Sections 6.1, 6.2 (solely with respect to a Loan Party’s existence), 6.5, 6.13, 6.15 or 6.16 or Article 7 or Article 8 of this Agreement;
(c)Any representation or warranty made or deemed made by or on behalf of any Loan Party in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement or any other Loan Document shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;
(d)Any Loan Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document (other than as covered by Sections 9.1(a) and (b)), and such failure continues for more than thirty (30) days following the date such failure first began;
(e)Any Loan Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any Debtor Relief Laws or other federal, state or foreign bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;
(f)An involuntary proceeding shall be commenced against any Loan Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any Debtor Relief Laws or other federal, state or foreign bankruptcy, insolvency, or other similar Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;
(g)Any Loan Party shall fail to pay any principal of any Material Debt (other than the Obligations under the Loan Documents) when due (after giving effect to any applicable grace period), or the maturity of any such Material Debt shall have been accelerated, or any such Material Debt shall have been required to be prepaid, repurchased, defeased or redeemed prior to the stated maturity thereof or any cash collateral in respect thereof to be demanded, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, after any applicable cure periods, would permit) any holder or holders of such Material Debt or any Person acting on behalf of such holder or

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holders to accelerate the maturity thereof or require any such prepayment, repurchase, defeasance or redemption or any cash collateral in respect thereof to be demanded;
(h)There shall occur an Early Termination Date (as defined in a Hedge Agreement) under any Hedge Agreement to which any Loan Party is a party resulting from (1) any event of default under such Hedge Agreement to which any Loan Party is the Defaulting Party (as defined in such Hedge Agreement), or (2) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party is an Affected Party (as so defined) and, in either event, the Hedge Termination Value, if any, owed by any Loan Party as a result thereof exceeds $25,000,000;
(i)This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party, or Borrower or any other Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien (subject to Permitted Liens that have priority over the Liens in favor of the Administrative Agent under applicable Law or that are expressly permitted to have priority over such Liens pursuant to the terms of the Loan Documents) upon any of the Collateral purported to be covered thereby;
(j)Any ERISA Event or Labor Matters Event shall have occurred with respect to any Loan Party or any ERISA Affiliate that, individually or in the aggregate with all other ERISA Events or Labor Matters Event, exceed or could reasonably be expected to exceed $25,000,000;
(k)A Change of Control shall occur;
(l)Any Loan Party, or any of its Properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged within thirty (30) days from the date of entry thereof;
(m)Any Loan Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $25,000,000 against any of its assets or Properties;
(n)A final judgment or judgments for the payment of money in excess of $25,000,000 in the aggregate shall be rendered by a court or courts against any Loan Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and such Loan Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;
(o)The subordination provisions related to any Subordinated Debt or any other agreement, document or instrument governing any Subordinated Debt shall for any reason

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be revoked or invalidated, or otherwise cease to be in full force and effect, or the Obligations under the Loan Documents, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions; or
(p)A Credit Support Event shall occur.
Section 9.2Remedies Upon Default.  If any Event of Default shall occur and be continuing, then Administrative Agent may, and at the direction of the Required Lenders shall, without notice do any or all of the following: (a) terminate the Commitments of the Lenders (except for funding obligations of outstanding Letters of Credit), (b) terminate the obligations of L/C Issuer to make L/C Credit Extensions, (c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto), and/or (d) declare the Obligations (other than the Obligations arising out of Bank Product Agreements) or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party; provided, however, that upon the occurrence of an Event of Default under Section 9.1(e) or (f), the Commitments of the Lenders shall automatically terminate (except for funding obligations of outstanding Letters of Credit), the obligations of L/C Issuer to make L/C Credit Extensions shall automatically terminate, the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, and the Obligations  (other than the Obligations arising out of Bank Product Agreements) shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower and each other Loan Party.  In addition to the foregoing, if any Event of Default shall occur and be continuing, Administrative Agent may, and at the direction of the Required Lenders shall, exercise all rights and remedies available to it, Lenders and L/C Issuer in law or in equity, under the Loan Documents, or otherwise.
Section 9.3Application of Funds.  After, or in connection with, the exercise of remedies provided for in Section 9.2 (or if an Event of Default exists and the written notice thereof, if any, to Borrower from Administrative Agent expressly provides that this Section 9.3 shall thereafter apply to any amounts received on account of the Obligations or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to Lenders and L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and L/C Issuer) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

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Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among Lenders and L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and constituting unpaid Bank Product Obligations, ratably among Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Sections 2.2 and 2.6;

Sixth, to payment of that remaining portion of the Obligations, ratably among the Lenders and Bank Product Providers in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly Paid in Full, to Borrower or as otherwise required by Law.

Notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve allocation to Obligations otherwise set forth in this Section.

Further notwithstanding, Bank Product Obligations  shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with supporting documentation as Administrative Agent may request from the applicable Bank Product Provider, provided that no such notice shall be required for (i) any Bank Product Agreement for which Administrative Agent or any Affiliate of Administrative Agent is the applicable Bank Product Provider.  Each Bank Product Provider that is not a party to this Agreement that has given notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article 10 hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 9.4Right to Cure.  Notwithstanding anything to the contrary contained in Sections 9.1 or 9.2, in the event that Borrower fails to comply with the requirements of the Financial Covenants as of the last day of any fiscal quarter of Borrower, at any time after the last day of such fiscal quarter until the expiration of the 10th Business Day following the date on which the financial statements with respect to such fiscal quarter are required to be delivered pursuant to Section 6.1(a) or Section 6.1(b), as applicable, Borrower shall have the right to receive a Specified Equity Contribution, and upon (x) the receipt by Borrower of the Net Cash Proceeds of such Specified Equity Contribution that are not otherwise applied (the “Cure Amount”) and (y) written notice to the Administrative Agent of Borrower’s intention to exercise the right to cure such non-compliance in accordance with the terms of this Section 9.4 (collectively, the “Cure Right”), the Financial Covenants shall be recalculated giving effect to the following adjustment:

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(a)the prepayment of the principal amount of Loans in an amount equal to all Net Cash Proceeds of such Specified Equity Contribution pursuant to Section 2.8(d);
(b)if, after giving effect to the foregoing adjustment, Borrower shall then be in compliance with the requirements of the Financial Covenants, Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement; and
(c)notwithstanding anything herein to the contrary, (i) in each four (4) consecutive fiscal quarter period of Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than three (3) times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenants and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) there shall be no pro forma increase in EBITDA with the proceeds of any Cure Amount. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the satisfaction of any Default or Event of Default condition, any financial ratio-based conditions or tests, pricing or any available basket under Article 7 of this Agreement.
Section 9.5Performance by Administrative Agent.  If any Loan Party shall fail to perform any covenant or agreement relating to the maintenance or preservation of Collateral, the payment of Taxes, or the maintenance of insurance required under the Loan Documents, and such failure continues beyond any applicable notice and cure period, then Administrative Agent may (but shall have no obligation to) perform or attempt to perform such covenant or agreement on behalf of such Loan Party.  In such event, Borrower shall, at the request of Administrative Agent, promptly pay to Administrative Agent any documented out-of-pocket amounts expended by Administrative Agent in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that Administrative Agent shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower or any other Loan Party under this Agreement or any other Loan Document.
ARTICLE 10.

AGENCY
Section 10.1Appointment and Authority.
(a)Each Lender (in its capacity as a Lender and in its capacity as a Bank Product Provider or a potential Bank Product Provider), including each Person that becomes a Lender hereunder after the Closing Date, and L/C Issuer hereby irrevocably appoints Texas Capital Bank to act on its behalf as Administrative Agent hereunder and

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under the other Loan Documents and irrevocably authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 10 are solely for the benefit of Administrative Agent, Lenders, and L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
(b)Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including, for itself and its Affiliates, in their capacities as potential Bank Product Providers) and L/C Issuer hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article 10 and Article 11 (including Section 11.1(b), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
(c)Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article 10.
Section 10.2Rights as a Lender.  The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or obtain the consent of the Lenders with respect thereto.
Section 10.3Exculpatory Provisions.

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(a)Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:
(i)shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to any intercreditor agreement, as applicable; provided that Administrative Agent shall not be required to take any action that, in its opinion or upon the advice of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of Property of a Defaulting Lender in violation of any Debtor Relief Law;
(iii)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;
(iv)shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and
(v)does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR” or with respect to any Benchmark Replacement or other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate.
(b)Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 10.9), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  SUCH LIMITATION OF LIABILITY SHALL APPLY REGARDLESS OF WHETHER

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THE LIABILITY ARISES FROM THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF ADMINISTRATIVE AGENT.  Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrower or any other Loan Party, a Lender, or L/C Issuer.
(c)Neither Administrative Agent nor any Related Party thereof shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
(d)Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
Section 10.4Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certificate delivered by a Loan Party pursuant to Section 10.9(a).  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Credit Extension, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 10.5Delegation of Duties.  Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent.  Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by

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or through their respective Related Parties.  The exculpatory provisions of this Article 10 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

Section 10.6Resignation of Administrative Agent.
(a)Administrative Agent may at any time give notice of its resignation to Lenders, L/C Issuer and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders and L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any successor Administrative Agent be a Defaulting Lender.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.  After the Resignation Effective Date, the provisions of this Article 10 relating to or indemnifying or releasing Administrative Agent shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
(b)With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity, fee or expense payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender or L/C Issuer, as applicable, directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative

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Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 10, Section 11.1, and Section 11.2 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
(c)Any resignation by Texas Capital Bank as Administrative Agent pursuant to this Section 10.6 shall also constitute its resignation as L/C Issuer and Swingline Lender unless the notice thereof otherwise provides.  If Texas Capital Bank resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require Lenders to make Revolving Credit Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.2(c).  If Texas Capital Bank resigns as a Swingline Lender, it shall retain all the rights, powers, privileges and duties of a Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Base Rate Loans or fund risk participation in outstanding Swingline Loans pursuant to Section 2.9. Upon the appointment by Borrower of a successor L/C Issuer and/or successor Swingline Lender hereunder (which successor shall in all cases be a Revolving Credit Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and/or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and/or Swingline Lender, as applicable, shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Texas Capital Bank to effectively assume the obligations of Texas Capital Bank with respect to such Letters of Credit.
Section 10.7Non-Reliance on Administrative Agent and Other Lenders.  Each Lender, Swingline Lender and L/C Issuer expressly acknowledges that neither Administrative Agent nor L/C Issuer, Swingline Lender, the Arranger, any other Lender nor any Related Party thereto has made any representation or warranty to such Person and that no act by Administrative Agent, Swingline Lender, L/C Issuer, the Arranger or any other Lender hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of Borrower or any other Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent, Swingline Lender, L/C Issuer, the Arranger or any Lender to any other Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession.  Each Lender, Swingline Lender and L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent, Swingline Lender, L/C Issuer, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender, Swingline Lender and L/C Issuer also acknowledges

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that it will, independently and without reliance upon Administrative Agent, L/C Issuer, Swingline Lender the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to L/C Issuer, Swingline Lender or the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide L/C Issuer, Swingline Lender or any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), or creditworthiness of Borrower or any other Loan Party or the value of the Collateral or other Properties of Borrower or any other Loan Party or any other Person which may come into the possession of Administrative Agent or any of its Related Parties. Each Lender, Swingline Lender and L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender, Swingline Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender, Swingline Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender, Swingline Lender and L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender, Swingline Lender and L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender, Swingline Lender or L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities.

Section 10.8Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuer, and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuer, and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, L/C Issuer, and

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Administrative Agent under Section 11.1 or Section 11.2) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and L/C Issuer, as applicable, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 11.1 or Section 11.2.
Section 10.9Collateral and Guaranty Matters.
(a)The Secured Parties irrevocably authorize Administrative Agent, at its option and in its discretion:
(i)to release any Lien on any Property granted to or held by Administrative Agent under any Loan Document (A) upon Payment in Full, (B) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing by the Required Lenders or all Lenders, as applicable, under Section 11.10;
(ii)to subordinate any Lien on any Property granted to or held by Administrative Agent under any Loan Document (A) to the holder of any Lien on such Property that is permitted by Section 7.2 or (B) in connection with any “debtor-in-possession” financing (or similar financing under applicable law and including use of cash collateral with respect to such financing) provided to Borrower or any Loan Party in an insolvency proceeding by any Lender or any group of Lenders; provided that each affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share of such financing; and
(iii)to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 10.9.  Upon the occurrence of any of the events specified in Section 10.9(a)(i)(A), (B) or (C) or Section 10.9(a)(iii), at Borrower’s sole cost and expense, Administrative Agent shall execute and deliver to Borrower such documentation as Borrower may reasonably request in writing to release the applicable Collateral from the Liens created by the Loan Documents and/or release the applicable Guarantor from its obligations under the Guaranty Agreement, as the case may be. In

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connection with any such request by Borrower, Administrative Agent may request, and if requested by Administrative Agent, Borrower shall deliver a written certificate of a Responsible Officer of Borrower certifying that the applicable transaction is permitted under the Loan Documents (and Administrative Agent may rely conclusively on any such certificate without further inquiry and shall have no liability to any Secured Party for any inaccuracy or misrepresentation contained therein).

(b)Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.
Section 10.10Bank Product Agreements.  No Bank Product Provider who obtains the benefits of Section 9.3, the Guaranty Agreement or any Collateral by virtue of the provisions hereof or of the Guaranty Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty Agreement or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article 10 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations unless Administrative Agent has received written notice of such Bank Product Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Bank Product Provider. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Bank Product Obligations arising under Bank Product Agreements upon termination of all Commitments and payment in full of all Obligations under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and L/C Issuer shall have been made).
Section 10.11Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

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(ii)the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14) that (i) is not ineligible pursuant to Section I(g) of PTE 84-14 and (ii) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of sub-section (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, to and for the benefit of, the Administrative Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Arranger or any other arranger of this Agreement or any amendment thereto, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)The Administrative Agent and the Arranger hereby inform the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such

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Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Section 10.12Credit Bidding.  The Secured Parties hereby irrevocably authorize Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase).  In connection with any such bid (i) Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 11.10 of this Agreement), (iii) Administrative Agent shall be authorized to assign the relevant Obligations of the Secured Parties to be credit bid to any such acquisition vehicle on a pro rata basis, as a result of which each of the Secured Parties shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such

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Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 10.13No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arranger or the syndication agents, documentation agents, co-agents, or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or a L/C Issuer hereunder.
Section 10.14Flood Laws.  Each Lender and each Participant is responsible for assuring its own compliance with any applicable Flood Insurance Regulations and Administrative Agent shall have no responsibility therefor.
Section 10.15Erroneous Payments.
(a)If the Administrative Agent notifies a Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party (any such Lender, L/C Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, L/C Issuer, Secured Party or other Payment Recipient on its behalf)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within ten (10) Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, L/C Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b)Without limiting immediately preceding clause (a), each Lender, L/C Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, L/C Issuer or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, L/C Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case.
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, L/C Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(b).
(c)Each Lender, L/C Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, L/C Issuer or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, L/C Issuer or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf)  (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or L/C Issuer at any time, (i) such Lender or L/C Issuer shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such

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instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or L/C Issuer shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning L/C Issuer shall cease to be a Lender or L/C Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning L/C Issuer and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or L/C Issuer shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or L/C Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or L/C Issuer and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, L/C Issuer or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or L/C Issuer, the termination of

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the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE 11.

MISCELLANEOUS
Section 11.1Expenses.
(a)Borrower and each of the other Loan Parties hereby, jointly and severally, agrees to pay on demand:  (i) all reasonable and documented out-of-pocket costs and expenses of Administrative Agent, the Arranger, L/C Issuer, the Swingline Lender and their Related Parties in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, supplements, waivers, consents and ratifications thereof and thereto, including, without limitation, the reasonable and documented out-of-pocket fees and expenses of legal counsel, advisors, consultants, and auditors for Administrative Agent, L/C Issuer, the Swingline Lender and their Related Parties; (ii) all costs and expenses of Administrative Agent, L/C Issuer, the Swingline Lender and each Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, court costs and the fees and expenses of legal counsel, advisors, consultants, experts and auditors for Administrative Agent, L/C Issuer, the Swingline Lender and each Lender; (iii) all and documented out-of-pocket costs and expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; (iv) all transfer, stamp, intangible, court or documentary, or other similar Taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (v) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (vi) all other costs and expenses incurred by Administrative Agent, L/C Issuer, the Swingline Lender and any Lender in connection with the enforcement or protection of its rights under this Agreement or any other Loan Document, any workout or restructuring (including the negotiations thereof), any litigation, dispute, suit, proceeding or action, the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Administrative Agent’s, the Swingline Lender’s, such Lender’s and L/C Issuer’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of the Loan Parties.  The Loan Parties shall be responsible for all expenses described in this clause (a) whether or not any Credit Extension is ever made.  Any amount to be paid under this Section 11.1 shall be a demand obligation owing by the Loan Parties and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate.  The obligations of the Loan Parties under this Section 11.1 shall survive the Payment in Full of the Obligations and the assignment of any right hereunder.

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(b)To the extent that Borrower for any reason fails to indefeasibly pay any amount required under Section 11.1(a) or Section 11.2 to be paid by it to Administrative Agent, Swingline Lender, L/C Issuer (or any sub-agent thereof) or any Related Party of Administrative Agent, Swingline Lender or L/C Issuer (or any sub-agent thereof), each Lender severally agrees to pay to Administrative Agent, Swingline Lender or L/C Issuer (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage of the Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent, Swingline Lender or L/C Issuer (or any such sub-agent) or against any Related Party of Administrative Agent, Swingline Lender or L/C Issuer (or any sub-agent thereof) acting for Administrative Agent, Swingline Lender or L/C Issuer (or any such sub-agent) in connection with such capacity.  EACH LENDER ACKNOWLEDGES THAT SUCH PAYMENTS MAY BE IN RESPECT OF LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF THE PERSON (OR THE REPRESENTATIVES OF THE PERSON) TO WHOM SUCH PAYMENTS ARE TO BE MADE.
Section 11.2INDEMNIFICATION.  BORROWER AND THE OTHER LOAN PARTIES SHALL, JOINTLY AND SEVERALLY, INDEMNIFY ADMINISTRATIVE AGENT, L/C ISSUER, THE SWINGLINE LENDER, THE ARRANGER, EACH LENDER AND EACH RELATED PARTY OF EACH OF THE FOREGOING (EACH, AN “INDEMNITEE”) FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF ANY LOAN PARTY, (E) ANY LOAN OR LETTER OF CREDIT OR USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY L/C ISSUER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT) OR (F) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED OR PROSPECTIVE INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OTHER LOAN PARTY.  WITHOUT

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LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH INDEMNITEE SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE, CONTRIBUTORY, COMPARATIVE, CONCURRENT OR ORDINARY NEGLIGENCE OF SUCH INDEMNITEE (OR THE REPRESENTATIVES OF SUCH PERSON) ; provided that such indemnity shall not, as to any Indemnitee, be available to the extent such losses, liabilities, claims, damages, penalties, judgments, disbursements, costs and expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or Administrative Agent in their capacities as such).  Any amount to be paid under this Section 11.2 shall be a demand obligation owing by Borrower and the other Loan Parties and if not paid within ten (10) days of demand shall bear interest, to the extent not prohibited by and not in violation of applicable Law, from the date of expenditure until paid at a rate per annum equal to the Default Interest Rate.  The obligations of Borrower and the other Loan Parties under this Section 11.2 shall survive the Payment in Full of the Obligations and the assignment of any right hereunder. This Section 11.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, or damages arising from any non-Tax claim.

Section 11.3Limitation of Liability.  None of Administrative Agent, the Arranger, the L/C Issuer, the Swingline Lender or any Lender, or any of their Related Parties, shall have any liability with respect to, and each Loan Party hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages (whether in contract, tort or otherwise) suffered or incurred by any Loan Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each Loan Party hereby waives, releases, and agrees not to sue Administrative Agent, the Arranger, the L/C Issuer, the Swingline Lender or any Lender, or any of their Related Parties, for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.
Section 11.4No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Arranger, Administrative Agent, any Lender, or L/C Issuer shall have the right to act exclusively in the interest of the Arranger, Administrative Agent, such Lender, the Swingline Lender or L/C Issuer and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any Loan Party’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

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Section 11.5Lenders Not Fiduciary.  The relationship between Borrower and each other Loan Party on the one hand, and Administrative Agent, Arranger, each Lender, the Swingline Lender and L/C Issuer, on the other hand, is solely that of debtor and creditor, and none of Administrative Agent, Arranger, any Lender, the Swingline Lender or L/C Issuer has any fiduciary or other special relationship with Borrower or any other Loan Party, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and each other Loan Party on the one hand, and Administrative Agent, Arranger, each Lender, the Swingline Lender and L/C Issuer, on the other hand, to be other than that of debtor and creditor. The Borrower and each other Loan Party acknowledges and agrees that (a) (i) no fiduciary, advisory or agency relationship between the Loan Parties and their Subsidiaries and any Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender or any Lender has advised or is advising any Loan Party or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders are arm’s-length commercial transactions between the Loan Parties and their Affiliates, on the one hand, and the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arranger, the Administrative Agent, the L/C Issuer, the Swingline Lender or the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by Law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against any of the Arranger, Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 11.6Equitable Relief.  Each Loan Party recognizes that in the event Borrower or any other Loan Party fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Administrative Agent, Lenders, or L/C Issuer.  Each Loan Party therefore agrees that Administrative Agent, any Lender, the Swingline Lender or L/C Issuer, if Administrative Agent, such Lender, the Swingline Lender or L/C Issuer so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

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Section 11.7No Waiver; Cumulative Remedies.  No failure on the part of Administrative Agent, any Lender, the Swingline Lender or L/C Issuer to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.2 for the benefit of all the Secured Parties and each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except with the written consent of Administrative Agent, it will not take any enforcement action or exercise any right that it might otherwise have under applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.24 (subject to the terms of Section 11.22), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 11.22, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 11.8Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Related Parties of

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each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.  (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.8(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in Section 11.8(b)(i)(A), the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding hereunder) or, if the applicable Commitment is not then in effect, the Outstanding Amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment Revolving Credit Commitments, Revolving Credit Loans, Term Loan Commitments and/or Term Loans, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts; Pro Rata Assignments.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment(s) assigned. Each assignment by a Lender of (x) a Term Loan and/or Term Loan Commitment shall also include a proportionate assignment of such Lender’s Revolving Credit Commitment and (y) a portion of such Lender’s Revolving Credit Commitment shall also include a proportionate assignment of such Lender’s Term Loans and/or Term Loan Commitments, in each case such that immediately after giving effect to any such assignment, such Lender has an equal Applicable Percentage with respect to the Term Loan Facility and the Revolving Credit Facility; provided that all Revolving Facility Increases, Incremental Term Loans and Incremental Term Loan Commitments shall be disregarded for purposes of determining compliance with the foregoing requirement.
(iii)Required Consents.  No consent shall be required for any assignment except to the extent required by Section 11.8(b)(i)(B) and, in addition: (A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed

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to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; (B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Credit Commitment or Revolving Credit Loans if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan Commitment or Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and (C) the consent of the L/C Issuer and Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)Assignment and Assumption.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided further that Borrower shall not be obligated to pay for such processing and recording fee except in the case of any assignment made pursuant to Section 3.6(b).  The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons.  No such assignment shall be made to (A) any Loan Party or any of their Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons.  No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to such assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to: (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans and Letters of Credit in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall

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become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.1, Section 3.4, Section 3.5, Section 11.1 and Section 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.8(d).  Upon the consummation of any assignment pursuant to this Section 11.8(b), if requested by the transferor or transferee Lender, the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender (if applicable) and new Notes or, as appropriate, replacement Notes, are issued to the assignee.

(c)Register.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in Dallas, Texas a copy of each Assignment and Assumption delivered to it and a Register.  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or any other Loan Party, sell participations to a Participant in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower, each other Loan Party, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.1(b) without regard to the existence of any participation.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.10 which requires the consent of all Lenders and affects such Participant.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 (subject to the requirements and limitations therein, including the requirements under Section 3.4(g) (it being understood that the documentation required under Section 3.4(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.1 or 3.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.6 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.24 as though it were a Lender; provided that such Participant agrees to pay to Administrative Agent any amount set-off for application to the Obligations under the Loan Documents as required pursuant to Section 11.24; provided further that such Participant agrees to be subject to Section 11.22 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a Participant Register; provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Dissemination of Information.  Borrower and each other Loan Party authorizes Administrative Agent and each Lender to disclose to any actual or prospective

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purchaser, assignee or other recipient of a Lender’s Commitment, any and all information in Administrative Agent’s or such Lender’s possession concerning Borrower, the other Loan Parties and their respective Affiliates.
(g)Disqualified Institutions.  (i)  No assignment or participation shall be made to, and no increase in the Revolving Credit Commitment shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person or the applicable Increase Effective Date, as the case may be (unless Borrower has consented to such assignment or increase in the Revolving Credit Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or increase in the Revolving Credit Commitment).  Any assignment or increase in the Revolving Credit Commitment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)If any assignment or participation is made to, or any increase in the Revolving Credit Commitment is provided by, any Disqualified Institution without Borrower’s prior written consent in violation of clause (i) above, Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and Administrative Agent, (A) terminate the Commitment of such Disqualified Institution and repay all obligations of Borrower owing to such Disqualified Institution in connection with such Commitment and/or (B) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by Borrower, Administrative Agent or any other Lender, (y) attend or participate in meetings attended by Lenders and Administrative Agent, or (z) access any electronic site established for Lenders or confidential communications from counsel to or financial advisors of Administrative Agent or Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be

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deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Administrative Agent shall have the right, and Borrower hereby expressly authorizes Administrative Agent, to (A) post the list of Disqualified Institutions provided by Borrower (the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

Section 11.9Survival.  All representations and warranties made in this Agreement, any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent or any Lender to rely upon them.  Without prejudice to the survival of any other obligation of any Loan Party hereunder, the obligations of the Loan Parties under Sections 11.1 and 11.2 shall survive the Payment in Full of the Obligations and termination of the Commitments.
Section 11.10Amendment.  Subject to Section 2.7(i) and Section 3.3(b), the provisions of this Agreement and the other Loan Documents to which Borrower or any other Loan Party is a party (other than the Issuer Documents) may be amended or waived only by an instrument in writing signed by the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and each Loan Party party thereto and acknowledged by Administrative Agent; provided, however, that no such amendment or waiver shall:
(a)waive any condition set forth in Section 4.1 or Section 4.3, without the written consent of each Lender;
(b)extend or increase any Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayment) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to adjust the Default Interest Rate or to waive any obligation of Borrower to pay interest at such rate;

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(e)change any provision of this Section 11.10 or the definition of “Required Lenders”, “Required Revolving Credit Lenders” or “Required Term Loan Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (or (i) each Revolving Credit Lender, in the case of a change in the definition of Required Revolving Credit Lenders or (ii) each Term Loan Lender, in the case of a change in the definition of Required Term Loan Lenders);
(f)change Section 9.3 or Section 11.22 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(g)release any Guarantor or release all or substantially all or a majority of the aggregate value of the Collateral (in each case, except as provided herein) without the written consent of each Lender; or
(h)(i) subordinate any of the Obligations to any other Debt or (ii) subordinate the Lien securing any of the Obligations on all or substantially all or a majority of the aggregate value of the Collateral to any other Lien securing any other Debt (except as provided in Section 10.9(a)), in each case, without the consent of each Lender affected thereby;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer or Swingline Lender, as applicable, in addition to the Lenders required above, affect the rights or duties of the L/C Issuer or Swingline Lender, as applicable, under this Agreement or, with respect to the L/C Issuer, any Issuer Document relating to any Letter of Credit issued or to be issued by the L/C Issuer; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iv) Borrower and Administrative Agent may amend this Agreement or any other Loan Document without the consent of Lenders (unless the Required Lenders object in writing within five (5) Business Days of notice by Administrative Agent of such amendment) in order to (A) correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document or (B) comply with local Law or advice of local counsel in any jurisdiction the Laws of which govern any Security Document or that are relevant to the creation, perfection, protection and/or priority of any Lien in favor of Administrative Agent, (C) effect the granting, perfection, protection, expansion or enhancement of any security interest or Lien in any Collateral or additional Property to become Collateral for the benefit of the Secured Parties, (D) make administrative or operational changes not adverse to any Lender or (E) add a Guarantor or Collateral or otherwise enhance the rights and benefits of the Lenders; and (v) Borrower and Administrative Agent may, without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary in the opinion of Administrative Agent to effect the provisions of Section 2.10 and/or 2.11 (including as applicable, (1) to permit the Revolving Facility Increases and/or Incremental Term Loans and Incremental Term Loan Commitments, as applicable, to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include a Revolving Facility Increase

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and/or Incremental Term Loans and Incremental Term Loan Commitments, as applicable, in any determination of (i) Required Lenders or (ii) any similar required lender terms applicable thereto). Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment(s) of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.11Notices.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.11(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail as set forth on Schedule 11.11.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications, to the extent provided in Section 11.11(b) shall be effective as provided in Section 11.11(b).
(b)Electronic Communications.  Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under Article 2 by electronic communication.  Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as

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described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Change of Address, etc.  Any party hereto may change its address or e-mail address for notices and other communications hereunder by notice to the other parties hereto, Schedule 11.11 shall be deemed to be amended by each such change, and Administrative Agent is authorized, in its discretion, from time to time to reflect each such change in an amended Schedule 11.11 provided by Administrative Agent to each party hereto.
(d)Platform.
(i)Borrower, each other Loan Party, each Lender, and L/C Issuer agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders or L/C Issuer by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.”  The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. Although the Platform is secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time, each of the Lenders, L/C Issuer, and the Borrower acknowledges and agrees that (x) the distribution of material through an electronic medium is not necessarily secure and (y) the Agent Parties not responsible for approving or vetting the representatives, designees or contacts of any Lender or L/C Issuer that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution, and each Lender, L/C Issuer, and Borrower understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of Communications through the Platform.
(iii)Each Loan Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, and their respective counsel and agents and Related Parties (each, an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business

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affairs of Borrower and such other Loan Parties via the internet or other electronic communication method.  In no event shall any Authorized Party have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind (whether in tort, contract or otherwise) arising out of any such communications or transmissions, except to the extent that such damages are determined by a court of competent jurisdiction in a final and nonappealable judgment to have directly resulted from the gross negligence or willful misconduct of such Authorized Party; provided, however, that in no event shall any Authorized Party have any liability for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)Public Information.  Each Loan Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities.  Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Administrative Agent and the other Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 11.25); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and under applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its Subsidiaries and its securities for the purposes of United States federal or state securities Laws.
Section 11.12Governing Law; Venue; Service of Process.

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(a)Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Laws of the State of New York (without reference to applicable rules of conflicts of Laws), except to the extent the Laws of any jurisdiction where Collateral is located require application of such Laws with respect to such Collateral.
(b)Jurisdiction.  Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lender, L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent, any Lender, or L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or any of the other Loan Parties or their Properties in the courts of any jurisdiction.
(c)Waiver of Venue.  Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Service of Process.  Each party hereto irrevocably consents to service of process by the mailing thereof in the manner provided for the mailing of notices in Section 11.11.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
Section 11.13Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this

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Agreement by e-mail or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.14Severability.  Any provision of this Agreement or any other Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.  Furthermore, in lieu of such invalid or unenforceable provision there shall be added as a part of this Agreement or the other Loan Documents a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
Section 11.15Headings.  The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Section 11.16Construction.  Each Loan Party, Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower, Administrative Agent, each Lender and each other Person party thereto.
Section 11.17Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.
Section 11.18WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.18.
Section 11.19Interest Rate Limitation; Ceiling Election.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on such Loan or other Obligation under applicable Law (collectively, “charges”), shall exceed Maximum Rate that may be contracted for, charged, taken, received or reserved by the Lender or other Person holding such Loan or other Obligation in accordance with applicable Law,

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the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate.  To the extent lawful, the interest and charges that would have been paid in respect of such Loan or other Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by such Lender or other Person.  Any amount collected by such Lender or other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or other Obligation or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan or other Obligation exceed the maximum amount collectible at the Maximum Rate. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Notes and/or any of the Obligations. To the extent that any Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any Note and/or any other portion of the Obligations under the Loan Documents, such Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent United States federal Law permits any Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas Law, such Lender will rely on United States federal Law instead of such Chapter 303 for the purpose of determining the Maximum Rate.  Additionally, to the extent permitted by applicable Law now or hereafter in effect, any Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable Law by giving notice, if required, to Borrower as provided by applicable Law now or hereafter in effect.

Section 11.20PATRIOT Act Notice.  Each of Administrative Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Administrative Agent and such Lender to identify each Loan Party in accordance with the PATRIOT Act.  In addition, Borrower shall, and shall cause each Subsidiary to, (a) ensure that no Person who owns a Controlling interest in or otherwise Controls any Subsidiary is or shall be a Sanctioned Person, (b) not use or permit the use of proceeds of the Obligations to violate any Anti-Corruption Laws, Anti-Terrorism Laws or any applicable Sanctions, and (c) comply with the applicable Anti-Corruption Laws, Anti-Terrorism Laws and Sanctions.
Section 11.21Defaulting Lenders.
(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and “Required Revolving Credit Lenders” and in Section 11.10.

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(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, with respect to a Defaulting Lender that is a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer and the Swingline Lender hereunder; third, with respect to a Defaulting Lender that is a Revolving Credit Lender, to Cash Collateralize L/C Issuer’s Fronting Exposure, if any, with respect to such Defaulting Lender in accordance with Section 2.6; fourth, with respect to a Defaulting Lender that is a Revolving Credit Lender, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Revolving Credit Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, with respect to a Defaulting Lender that is a Revolving Credit Lender, if so determined by Administrative Agent and Borrower, to be held in a Deposit Account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Revolving Credit Loans under this Agreement and (y) with respect to a Defaulting Lender that is a Revolving Credit Lender, Cash Collateralize L/C Issuer’s future Fronting Exposure, if any, with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.6; sixth, to the payment of any amounts owing to the Lenders, the Swingline Lender or L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Swingline Lender or L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 11.21(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash

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Collateral pursuant to this Section 11.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.3(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.6.
(C)With respect to any fee payable under Section 2.3(c) or to any Letter of Credit Fee and Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Revolving Credit Lender that is a Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations and Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s Swingline Exposure and participation in L/C Obligations (other than, in the case of a Defaulting Lender that is a Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  Subject to Section 11.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice

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to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.6.
(b)Defaulting Lender Cure.  If Borrower, Administrative Agent, Swingline Lender and L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (other than Swingline Loans) or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by Lenders in accordance with their Applicable Percentages (without giving effect to Section 11.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 11.22Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or other obligations hereunder, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall:
(a)notify Administrative Agent of such fact; and
(b)purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 11.22 shall not be construed to apply to: (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement (including (x) the application of funds arising from the existence of a Defaulting Lender and (y) payments made in accordance with Sections 3.1, 3.4 and 3.5); (B) the application of Cash Collateral provided for in Section 2.6; or (C) any payment obtained by a Lender as

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consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or Participant, other than an assignment to Borrower or any Affiliate thereof (as to which the provisions of this Section 11.22 shall apply).

Borrower and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower or such other Loan Party, as applicable, rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower or such other Loan Party in the amount of such participation.

Section 11.23Payments Set Aside.  To the extent that any payment by or on behalf of Borrower or any other Loan Party is made to Administrative Agent, L/C Issuer or any Lender, or Administrative Agent, L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  The obligations of Lenders and L/C Issuer under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.
Section 11.24Setoff.  If an Event of Default has occurred and is continuing, Administrative Agent, L/C Issuer, each Lender and each of their respective branches and Affiliates shall have the right, and is hereby authorized by Borrower, to set off against the Obligations under the Loan Documents, at any time and without notice to any Loan Party, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Administrative Agent, L/C Issuer, such Lender or any such branch or Affiliate to or for the credit or the account of such Loan Party whether or not the Obligations under the Loan Documents are then due; provided that in the event that any Defaulting Lender shall exercise any such right of setoff:  (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 11.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and Lenders; and (b) such Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff.  Each amount set off shall be paid to Administrative Agent for application to the Obligations under the Loan Documents in the order set forth in Section 9.3. The applicable Lender, L/C Issuer or such branch or Affiliate shall promptly notify the Borrower and Administrative Agent of such setoff or application, provided that any failure to give or any delay

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in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights and remedies of Administrative Agent, L/C Issuer, each Lender and their respective branches and Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Administrative Agent, L/C Issuer, such Lender or their respective branches and Affiliates may have.

Section 11.25Confidentiality.  Each of Administrative Agent, L/C Issuer, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential or shall otherwise be subject to confidentiality provisions generally), (b) to any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or any Governmental Authority, quasi-Governmental Authority or legislative committee or in accordance with the Administrative Agent’s, such L/C Issuer’s or any Lender’s regulatory compliance policy if the Administrative Agent, such L/C Issuer or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, L/C Issuer or such Lender, as applicable, or any of its Related Parties, (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to its being under a duty of confidentiality no less restrictive than this Section 11.25, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its Related Parties) to any Hedging Agreement relating to Borrower or any other Loan Party and its obligations, (iii) any actual or prospective purchaser of a Lender or its holding company or (iv) any Lender’s financing sources; provided that prior to any disclosure such financing source is informed of the confidential nature of the Information, (g) on a confidential basis to (i) any rating agency or any similar organization in connection with the rating of Borrower or any other Loan Party or the Facilities or (ii) the CUSIP Service Bureau or any similar organization in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities, (h) with the consent of Borrower or such other applicable Loan Parties, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 11.25, (ii) becomes available to Administrative Agent, L/C Issuer, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower that is not known to be subject to a confidentiality obligation to the Borrower or (iii) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 11.25; or (j) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement.  In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.  For purposes of this Section 11.25, “Information” means all information received from Borrower or any other Loan Party or any Subsidiary thereof relating to

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Borrower or any other Loan Party or any Subsidiary thereof or any of their respective businesses which is clearly identified as confidential, other than any such information that is available to Administrative Agent, L/C Issuer, or any Lender on a nonconfidential basis prior to disclosure by Borrower or any other Loan Party or any Subsidiary or Affiliate thereof; provided that, in the case of information received from Borrower or any other Loan Party or any Subsidiary or Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.25 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each Loan Party party hereto agrees and confirms that, as between such Loan Party and Texas Capital Bank, the obligations of Texas Capital Bank under this Section 11.25 supersede and replace in their respective entireties all confidentiality, non-disclosure and similar obligations of Texas Capital Bank, if any, set forth in any previous agreement between such Loan Party and Texas Capital Bank notwithstanding anything to the contrary contained therein.

Each Loan Party hereby authorizes Administrative Agent, at its sole expense, but without any prior approval by any Loan Party, to include any Loan Party’s name, logo and the aggregate amount of the Facilities (“Specified Information”) in case studies, training materials, pitch books and client marketing materials, and to give such other publicity to the Facilities as it may from time to time determine in its sole discretion; provided that Texas Capital Bank shall not include Specified Information in any broadly disseminated print media or social media advertisement or communication without Borrower’s prior approval.  The foregoing authorization shall remain in effect unless the Borrower notifies Texas Capital Bank in writing that such authorization is revoked. Each Loan Party understands and acknowledges that Texas Capital Bank may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the Facilities customarily provided to such service providers.

Section 11.26Electronic Execution of Assignments and Certain Other Documents.  The words “execute”, “execution”, “signed”, “signature”, and words of like import in or related to this Agreement, any other Loan Document or any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature from any party hereto, Administrative Agent and the other parties hereto shall be entitled to rely on any such

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Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.

Section 11.27Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 11.28Keepwell.  Each Qualified ECP Guarantor party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such other Loan Party’s (a) Swap Obligations and (b) obligations under the Guaranty Agreement including those with respect to Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations (other than contingent indemnification obligations that survive the termination of this Agreement) have been Paid in Full and the Commitments have expired or terminated.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

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Section 11.29Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in Property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regimes if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in Property) were governed by the Laws of the United States or a state of the United States.  In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regimes if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States.  Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

Section 11.30NOTICE OF FINAL AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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EXECUTED to be effective as of the date first written above.

/s/ Todd E. Telesz

BORROWER:

HALLADOR ENERGY COMPANY

By:

Name:Todd E. Telesz
Title:Executive Vice President, Chief Financial Officer and Treasurer

Signature Page to Credit Agreement – Hallador Energy Company

ADMINISTRATIVE AGENT, SWINGLINE LENDER, L/C ISSUER AND LENDERS:

TEXAS CAPITAL BANK,

/s/ Dan Liddle

as Administrative Agent, Swingline Lender, L/C Issuer and a Lender

By:

Name:Dan Liddle
Title:Managing Director

Signature Page to Credit Agreement – Hallador Energy Company

OLD NATIONAL BANK,

/s/ Jennifer Gilbert

as L/C Issuer and a Lender

By:

Name:Jennifer Gilbert
Title:Senior Vice President

Signature Page to Credit Agreement – Hallador Energy Company

FIRST FINANCIAL BANK, N.A.,

/s/ Dan Laughner

as a Lender

By:
Name:Dan Laughner
Title:Senior Commercial Banking Executive

Signature Page to Credit Agreement –

LEGAL_US_W # 185362605.2